Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155717

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to	Amount of
Securities to be Registered	be Registered	Registration Fee

7.750% Senior Notes due 2014	$550,000,000	$21,615

8.625% Senior Notes due 2019	$950,000,000	$37,335

Total	$1,500,000,000	$58,950	(1)

(1)	The filing fee of $58,950 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, a filing fee of $690,000 has already been paid with respect to unsold securities that were previously registered pursuant to Registration Statement No. 333-13188 initially filed by the Registrant on February 21, 2001, as amended. The filing fee of $58,950 due for this offering is offset against the registration fees previously paid. No additional registration fee has been paid with respect to this offering. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement No. 333-155717 on Form F-3.

Prospectus supplement to prospectus dated November 26, 2008

Reed Elsevier Capital Inc.

$550,000,000  7.750% Notes due 2014

$950,000,000  8.625% Notes due 2019

Fully and Unconditionally Guaranteed Jointly and Severally by
Reed Elsevier PLC and Reed Elsevier NV

This is an offering by Reed Elsevier Capital Inc. of an aggregate of $550,000,000 7.750% notes due January 15, 2014 (the “2014 Notes”) and an aggregate of $950,000,000 8.625% notes due January 15, 2019 (the “2019 Notes” and, together with the 2014 Notes, the “Notes”). The interest on the Notes may be adjusted under the circumstances described under “Description of the Notes and Guarantees — Interest Rate Adjustment.” The Notes will be unsecured senior obligations of Reed Elsevier Capital Inc. and will be fully and unconditionally guaranteed jointly and severally by Reed Elsevier PLC and Reed Elsevier NV (the “Guarantees”).

Interest on the Notes will be payable semi-annually on January 15 and July 15 of each year, beginning on July 15, 2009.

Reed Elsevier Capital Inc. may redeem the Notes, in whole or in part, at any time at the “make-whole” redemption prices described under the heading “Description of the Notes and Guarantees — Optional Redemption of the Notes” in this prospectus supplement.

Reed Elsevier Capital Inc. may redeem all, but not part, of the Notes upon the occurrence of certain tax events at the redemption prices described under the heading “Description of the Notes and Guarantees — Optional Redemption for Tax Reasons” in this prospectus supplement. If a Change of Control Triggering Event occurs, we will be required to make an offer to repurchase the Notes in cash from the holders at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of the Notes and Guarantees — Change of Control.”

We will apply to list the Notes on the New York Stock Exchange.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-14.

	2014 Note		2019 Note		Total Notes
	Per Note	Total	Per Note	Total

Public offering price(1)	99.744%	$548,592,000	99.612%	$946,314,000	$1,494,906,000
Underwriting discounts and commissions	0.350%	$1,925,000	0.450%	$4,275,000	$6,200,000
Proceeds, before expenses, to Reed Elsevier Capital Inc.(1)	99.394%	$546,667,000	99.162%	$942,039,000	$1,488,706,000

(1)	Plus accrued interest from January 16, 2009.

Interest on the Notes will accrue from January 16, 2009.

Neither the Securities and Exchange Commission nor any state securities commission nor any foreign governmental agency has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are expected to be delivered in book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System on or about January 16, 2009.

JOINT BOOK-RUNNING MANAGERS

Barclays Capital	Citi	HSBC	J.P.Morgan

The date of this prospectus supplement is January 13, 2009

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Notes and the Guarantees being offered and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about debt securities and guarantees that may be offered from time to time, some of which does not apply to the Notes and the Guarantees being offered. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the Notes and the Guarantees in the prospectus supplement differs from the description of debt securities and guarantees in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus supplement and the accompanying prospectus may only be used in connection with the offering of the Notes and the Guarantees offered hereby.

We will apply to list the Notes on the New York Stock Exchange. We cannot guarantee the listing will be obtained.

A portion of the Notes offered hereby is being offered and sold outside the United States.

This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. The offer or sale of the Notes may be restricted by law in some jurisdictions, and you should inform yourself about, and observe, any of those restrictions. See “Underwriting” in this prospectus supplement.

In this prospectus supplement:

•	“Reed Elsevier Capital” refers to Reed Elsevier Capital Inc.; and

•	“guarantors” refers to Reed Elsevier PLC and Reed Elsevier NV.

Reed Elsevier PLC and Reed Elsevier NV conduct their business through two jointly owned companies, Reed Elsevier Group plc and Elsevier Reed Finance BV. Reed Elsevier PLC and Reed Elsevier NV have retained their separate legal and national identities. Reed Elsevier is not a legal entity but a collective reference to the separate legal entities of Reed Elsevier PLC, Reed Elsevier NV, Reed Elsevier Group plc and Elsevier Reed Finance BV and their respective subsidiaries, associates and joint ventures. The businesses of all of the entities comprising Reed Elsevier are collectively referred to in this prospectus supplement as “Reed Elsevier,” and the financial statements of the combined businesses are referred to as the “combined financial statements.” In this prospectus supplement, references to “we,” “our” or “us” are to all of the entities comprising Reed Elsevier. The combined financial statements are contained in our joint report on Form 6-K filed on November 26, 2008 which is incorporated by reference in this prospectus supplement. See “Information Incorporated by Reference” in this prospectus supplement. We also present unaudited pro forma combined financial information in this prospectus, which gives effect to our acquisition of ChoicePoint, Inc. (“ChoicePoint”) and the related on-sale of a part of ChoicePoint’s U.S. public record business serving the government sector to Thomson-Reuters Corporation (“the on-sale to Thomson-Reuters Corporation”), as well as the reclassification of Reed Business Information as a continuing operation.

In this prospectus supplement, references to US dollars, $ and ¢ are to US currency; references to sterling, £, pence or p are to UK currency; references to euro and € are to the currency of the European Economic and Monetary Union.

Presentation of Reed Business Information

On February 21, 2008 we announced a plan to divest Reed Business Information, which we refer to in this prospectus supplement as “RBI”. Accordingly, RBI was reflected as a discontinued operation in our unaudited interim financial information for the six months ended June 30, 2008 and 2007, and in our represented audited financial statements for the years ended December 31, 2007, 2006 and 2005, in each case, as filed on our joint report on Form 6-K on November 26, 2008.

On December 10, 2008 we announced the termination of discussions to sell RBI as it was judged not possible to structure a transaction on acceptable terms in the economic environment and credit market prevailing at that time. RBI will therefore be presented as part of our continuing operations in our financial statements for the year ended December 31, 2008, with prior period comparatives also being represented accordingly.

In this prospectus supplement we have presented supplemental historic financial information that includes RBI as part of our continuing operations. Until we have published our financial statements for the year ended December 31, 2008, the presentation of historic financial information including RBI as part of our continuing operations should be considered a non-GAAP presentation. Despite this, we believe that such non-GAAP financial information provides relevant information, because such presentation provides a basis that will be consistent with that which will be used in our financial statements for the year ended December 31, 2008.

A reconciliation of our historic financial information for the years ended December 31, 2007, 2006 and 2005, and the six months ended June 30, 2008 and 2007 is given in the pro forma financial information included in this prospectus supplement.

EXCHANGE RATES

Noon buying rates have been used for certain convenience translations presented in this prospectus supplement but have not been used in the preparation of the Reed Elsevier combined financial statements, or the consolidated financial statements of Reed Elsevier PLC or Reed Elsevier NV. For a discussion of the impact of currency fluctuations on Reed Elsevier’s combined results of operations and combined financial position, See “Section 3: Operating and Financial Review and Prospectus” in our joint report on Form 6-K filed on November 26, 2008 incorporated by reference in this prospectus supplement, as well as the unaudited pro forma combined financial information included elsewhere herein, which includes pro forma information giving effect to the reclassification of Reed Business Information as a continuing operation.

The following table illustrates, for the periods and dates indicated, certain information concerning the noon buying rate for pounds sterling expressed in US dollars per £1.00.

	Period
Year Ended December 31,	End	Average(1)	High	Low
	(US dollars per £1.00)

2008	1.46	1.85	2.03	1.44
2007	2.00	2.00	2.11	1.92
2006	1.96	1.85	1.98	1.73
2005	1.73	1.82	1.93	1.71
2004	1.93	1.83	1.95	1.75

Month	High	Low

December 2008	1.55	1.44
November 2008	1.62	1.48
October 2008	1.78	1.55
September 2008	1.74	1.72
August 2008	1.97	1.81
July 2008	2.00	1.97

(1)	The average of the noon buying rates on the last day of each month during the relevant period.

As of January 9, 2009, the latest practicable date for which exchange rate information was available prior to the printing of this document, the noon buying rate for one pound sterling expressed in US dollars was $1.52.

The following table illustrates, for the periods and dates indicated, certain information concerning the noon buying rate for the euro expressed in US dollars per €1.00.

	Period
Year Ended December 31,	End	Average(1)	High	Low
	(US dollars per €1.00)

2008	1.39	1.47	1.60	1.24
2007	1.47	1.37	1.49	1.29
2006	1.32	1.26	1.33	1.18
2005	1.18	1.24	1.37	1.17
2004	1.37	1.24	1.36	1.18

Month	High	Low

December 2008	1.44	1.26
November 2008	1.30	1.25
October 2008	1.41	1.24
September 2008	1.38	1.36
August 2008	1.56	1.47
July 2008	1.59	1.56

(1)	The average of the noon buying rates on the last day of each month during the relevant period.

As of January 9, 2009, the latest practicable date for which exchange rate information was available prior to the printing of this document, the noon buying rate for one euro expressed in US dollars was $1.35.

SPECIAL NOTE REGARDING
FORWARD LOOKING STATEMENTS

This prospectus supplement, the prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain or incorporate by reference a number of forward looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934 (the “Exchange Act”), as amended, with respect to:

•	financial condition;

•	results of operations;

•	competitive positions;

•	the features and functions of and markets for the products and services we offer; and

•	our business plans and strategies.

We consider any statements that are not historical facts to be “forward looking statements.” These statements are based on the current expectations of the management of our businesses and are subject to risks and uncertainties that could cause actual results or outcomes to differ from those expressed in any forward looking statement. These differences could be material; therefore, you should evaluate forward looking statements in light of various important factors, including those set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Important factors that could cause actual results to differ materially from estimates or forecasts contained in the forward looking statements include, among others:

•	competitive factors in the industries in which we operate;

•	demand for our products and services;

•	general economic and business conditions;

•	exchange rate fluctuations;

•	legislative, fiscal and regulatory developments and political risks;

•	changes in law and legal interpretation affecting our intellectual property rights and internet communications;

•	breaches of our data security systems or other unauthorised access to our databases;

•	changes in the market values of defined benefit pension scheme assets and in the market-related assumptions used to value scheme liabilities;

•	our ability to maintain high-quality management;

•	the impact of technological change, including the impact of electronic or other distribution formats, on our businesses;

•	failure of third parties to whom we have outsourced business activities;

•	uncertainties as to whether our strategies and business plans will produce the expected returns;

•	significant failures or interruptions of our electronic delivery platforms;

•	requirements or actions of anti-trust authorities;

•	changes in the seasonal and cyclical nature of the markets for our products and services;

•	disruption to our business or markets arising from natural disasters, international security or public health concerns and acts of terrorism or war; and

•	other risks referenced from time to time in the filings of Reed Elsevier PLC and Reed Elsevier NV with the Securities and Exchange Commission.

The terms “estimate,” “project,” “plan,” “intend,” “expect,” “believe,” “should” and similar expressions identify forward looking statements. These forward looking statements are found at various places throughout this prospectus supplement and the accompanying prospectus and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

You should not place undue reliance on these forward looking statements, which speak only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be. We undertake no obligation to publicly update or release any revisions to these forward looking statements to reflect events or circumstances after the date of this prospectus supplement or the accompanying prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information included in this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand us and the sale of the Notes fully, you should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement.

Background

We are one of the world’s leading publishers and information providers. Our activities include science, medical, legal and business publishing and the organization of trade exhibitions. Our principal operations are in North America and Europe. For the year ended December 31, 2007, we had revenue from continuing operations of approximately £3.7 billion (£4.6 billion including RBI) and as of December 31, 2008 approximately 35,000 employees (including approximately 8,000 in RBI). In 2007, North America represented our largest single geographic market, based on revenue by destination, contributing 53% (49% including RBI) of our total revenue from continuing operations.

Reed Elsevier came into existence in January 1993 when Reed Elsevier PLC and Reed Elsevier NV contributed their businesses to two jointly owned companies, Reed Elsevier Group plc, a UK registered company which owns the publishing and information businesses, and Elsevier Reed Finance BV, a Dutch registered company which owns the financing activities. Reed Elsevier PLC and Reed Elsevier NV have retained their separate legal and national identities and are publicly held companies. Reed Elsevier PLC’s securities are listed in London and New York, and Reed Elsevier NV’s securities are listed in Amsterdam and New York. Reed Elsevier Capital is incorporated in the state of Delaware and is a wholly-owned indirect subsidiary of Reed Elsevier Group plc, which is jointly owned by Reed Elsevier PLC and Reed Elsevier NV.

Reed Elsevier PLC and Reed Elsevier NV each hold a 50% interest in Reed Elsevier Group plc. Reed Elsevier PLC holds a 39% interest in Elsevier Reed Finance BV, with Reed Elsevier NV holding a 61% interest. Reed Elsevier PLC additionally holds a 5.8% indirect equity interest in Reed Elsevier NV, reflecting the arrangements entered into between the two companies at the time of the merger, which determined the equalisation ratio whereby one Reed Elsevier NV ordinary share is, in broad terms, intended to confer equivalent economic interests to 1.538 Reed Elsevier PLC ordinary shares. The equalisation ratio is subject to change to reflect share splits and similar events that affect the number of outstanding ordinary shares of either Reed Elsevier PLC or Reed Elsevier NV.

Under the equalisation arrangements, Reed Elsevier PLC shareholders have a 52.9% economic interest in Reed Elsevier, and Reed Elsevier NV shareholders (other than Reed Elsevier PLC) have a 47.1% economic interest in Reed Elsevier. Holders of ordinary shares in Reed Elsevier PLC and Reed Elsevier NV enjoy substantially equivalent dividend and capital rights with respect to their ordinary shares.

The boards of both Reed Elsevier PLC and Reed Elsevier NV have agreed, except in exceptional circumstances, to recommend equivalent gross dividends (including, with respect to the dividend on Reed Elsevier PLC ordinary shares, the associated UK tax credit), based on the equalisation ratio. A Reed Elsevier PLC ordinary share pays dividends in sterling and is subject to UK tax law with respect to dividend and capital rights. A Reed Elsevier NV ordinary share pays dividends in euros and is subject to Dutch tax law with respect to dividend and capital rights.

The principal assets of Reed Elsevier PLC comprise its 50% interest in Reed Elsevier Group plc, its 39% interest in Elsevier Reed Finance BV, its indirect equity interest in Reed Elsevier NV and certain amounts receivable from subsidiaries of Reed Elsevier Group plc. The principal assets of Reed Elsevier NV comprise its 50% interest in Reed Elsevier Group plc, its 61% interest in Elsevier Reed Finance BV and certain amounts receivable from subsidiaries of Reed Elsevier Group plc and Elsevier Reed Finance BV. Reed Elsevier NV also owns shares, carrying special dividend rights, in certain of the Dutch subsidiaries of Reed Elsevier Group plc. These shares enable Reed Elsevier NV to receive dividends from companies within its tax jurisdiction, thereby mitigating Reed Elsevier’s potential tax costs.

Operations

We derive our revenue principally from subscriptions, circulation and copy sales, advertising sales and exhibition fees. In 2007, 46% of Reed Elsevier’s revenue, including RBI, was derived from subscriptions;

20% from circulation sales; 15% from advertising sales; 12% from exhibition fees; and 7% from other sources. An increasing proportion of revenue is derived from electronic information products, principally internet-based, and in 2007, 47% of our revenue, including RBI, was derived from such sources, including 72% of LexisNexis revenue and 51% of Elsevier revenue.

We operate in four principal segments.

Elsevier.  Elsevier comprises worldwide scientific, technical and medical publishing and communications businesses. Total revenues for Elsevier for the year ended December 31, 2007 were £1,507 million.

LexisNexis.  LexisNexis provides legal, tax, regulatory, risk information and analytics and business information solutions in the United States and internationally. Total revenues for LexisNexis for the year ended December 31, 2007 were £1,594 million.

Reed Exhibitions.  Reed Exhibitions organizes trade exhibitions internationally. Total revenues for Reed Exhibitions for the year ended December 31, 2007 were £577 million.

Reed Business Information.  RBI comprises trade magazines and information businesses operating in the United States and internationally. Total revenues for RBI for the year ended December 31, 2007 were £906 million.

Recent Developments

Divestment of Harcourt Education and Special Dividend

On December 12, 2007, the sale of Harcourt US Schools Education business for $4.0 billion was completed. On January 30, 2008, the sale of Harcourt Assessment and Harcourt Education International businesses for $950 million was completed.

On January 18, 2008, we paid a special distribution of £2,013 million from the net proceeds of the sale of Harcourt Education. The special distribution was accompanied by a consolidation of the ordinary share capital of the two parent companies on the basis of 58 new ordinary shares for every 67 existing ordinary shares.

ChoicePoint Acquisition

On September 19, 2008 we acquired ChoicePoint Inc. (“ChoicePoint”) for a total cost of approximately $4.1 billion, including the assumption of ChoicePoint debt. In the year ended December 31, 2007, ChoicePoint’s continuing operations had revenues of $982 million and operating income of $132 million after asset impairments of $87 million. At December 31, 2007, ChoicePoint’s total assets were $1,215 million. See our joint report on Form 6-K filed on January 13, 2009 for historical financial information relating to ChoicePoint and see “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus supplement for pro forma financial information relating to the ChoicePoint acquisition and the related on-sale to Thomson-Reuters Corporation.

Termination of Discussions to Divest Reed Business Information

On February 21, 2008, we announced a plan to divest our RBI trade magazines and information business to reduce our exposure to advertising markets. RBI, representing a separate major line of business, met the requirements of IFRS 5 — Non-current assets held for sale and discontinued operations, to be classified as a discontinued operation and was reflected as such in our interim results for the period ended June 30, 2008 and our represented audited financial statements for the years ended December 31, 2007, 2006 and 2005, filed on our joint report on Form 6-K on November 26, 2008. On December 10, 2008, we announced termination of discussions to sell RBI as it was judged not possible to structure a transaction on acceptable terms at that time. RBI will, therefore, be presented as part of our continuing operations in our financial statements for the year ended December 31, 2008. It is also presented as part of our continuing operations in the pro forma financial information for the six months ended June 30, 2008, and the year ended December 31, 2007 that is included in this prospectus supplement. See “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus supplement for pro forma information giving effect to such reclassification. Since the February 21, 2008 announcement, RBI, which was previously presented within the Reed Business segment, has been managed as a separate division and is now presented as a separate business segment. Reed Exhibitions, previously presented within the Reed Business segment, is also presented as a separate business segment.

Principal Executive Offices

The principal executive offices of Reed Elsevier PLC are located at 1-3 Strand, London WC2N 5JR, England. Tel: +44 20 7930 7077. The principal executive offices of Reed Elsevier NV are located at Radarweg 29, 1043 NX Amsterdam, the Netherlands. Tel: +31 20 485 2434. Reed Elsevier Capital’s principal executive offices are located at 1105 North Market Street, Suite 501, Wilmington, DE 19801. Tel: +1 302 427 9299. Our internet address is www.reedelsevier.com. The information on our website is not incorporated by reference into this prospectus supplement.

The Offering

Issuer	Reed Elsevier Capital

Notes Offered	$550,000,000 aggregate principal amount of 7.750% Senior Notes due 2014

$950,000,000 aggregate principal amount of 8.625% Senior Notes due 2019

Maturity Dates	2014 Notes: January 15, 2014

2019 Notes: January 15, 2019

Anticipated Ratings	Each of the 2014 Notes and the 2019 Notes are expected to be rated:

Moody’s: Baa1 (negative outlook)

S&P: BBB+ (negative outlook)

Fitch: A− (negative outlook)

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Issue Price	2014 Notes: 99.744% plus accrued interest from January 16, 2009.

2019 Notes: 99.612% plus accrued interest from January 16, 2009.

Ranking	The Notes will be senior unsecured obligations of Reed Elsevier Capital. The Notes will rank equally in right of payment with all of the existing and future senior unsecured indebtedness of Reed Elsevier Capital.

Interest Payment Dates	January 15 and July 15 of each year, beginning on July 15, 2009.

First Interest Payment Date	July 15, 2009

Interest Rate Adjustment	The interest rate payable on the Notes will be subject to adjustments from time to time if Moody’s or S&P downgrades (or if either subsequently upgrades) the rating on the Notes as described under “Description of the Notes and Guarantees — Interest Rate Adjustment.”

Guarantors	Reed Elsevier PLC and Reed Elsevier NV

Guarantees	Reed Elsevier PLC and Reed Elsevier NV will unconditionally and irrevocably guarantee the Notes on a joint and several basis. The Guarantees will rank equally with all of the existing and future senior unsecured indebtedness of Reed Elsevier PLC and Reed Elsevier NV.

Covenants	Under the indenture, we have agreed to certain restrictions on incurring liens and entering into certain transactions. See “Description of the Debt Securities and Guarantees — Covenants of Reed Elsevier Capital and the Guarantors” in the accompanying prospectus.

Optional Redemption of Notes	Reed Elsevier Capital may redeem the Notes, in whole or in part, at any time at the “make-whole” redemption prices described under the heading “Description of the Notes and Guarantees — Optional Redemption of the Notes” in this prospectus supplement.

Change of Control — Redemption at the Option of the Holders	A Change of Control Triggering Event will be deemed to occur if a Change of Control and Rating Event (each as defined herein under the Section entitled “Description of the Notes and Guarantees — Change of Control — Offer to Repurchase Upon Change of Control Triggering Event”) occurs, in which case, unless we have exercised our right to redeem the Notes as described under “Description of the Notes and Guarantees — Optional Redemption of the Notes,” each Holder will be entitled to require us to purchase such Holder’s Notes at 101% of their principal amount plus interest accrued to but excluding the date of purchase.

Optional Redemption of Notes for Tax Reasons	Reed Elsevier Capital may redeem all, but not part, of the Notes upon the occurrence of certain tax events at the redemption prices described under the heading “Description of the Notes and Guarantees — Optional Redemption for Tax Reasons” in this prospectus supplement.

Use of Proceeds	The net proceeds of this offering are estimated to be approximately $1,487 million (after deducting underwriting discounts and estimated transaction expenses). We expect to use the net proceeds to repay a portion of the amount borrowed under our multi-currency term loan facility entered into in connection with the ChoicePoint acquisition. See “Use of Proceeds.”

Governing Law	State of New York

Listing	We will apply to list the Notes on the New York Stock Exchange.

Trustee	The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A.

Paying and Transfer Agent	The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A.

Clearance and Settlement	The Notes will be cleared through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear System.

RISK FACTORS

You should carefully consider the following risks before making a decision to invest in the Notes. Additional risks not presently known to us or that we currently deem immaterial may also impair our business.

Risks relating to our business

We operate in a highly competitive environment that is subject to rapid change, and we must continue to invest and adapt to remain competitive.

Our businesses operate in highly competitive markets. These markets continue to change in response to technological innovations, changing legislation and other factors. We cannot predict with certainty the changes that may occur and the effect of those changes on the competitiveness of our businesses. In particular, the means of delivering our products and services, and the products and services themselves, may be subject to rapid technological and other changes. We cannot predict whether technological innovations, changing legislation or other factors will, in the future, make some of our products wholly or partially obsolete or less profitable. We may be required to invest significant resources to further adapt to the changing competitive environment.

We cannot assure you that there will be continued demand for our products and services.

Our businesses are dependent on the continued acceptance by our customers of our products and services and the prices which we charge for our products and services. We cannot predict whether there will be changes in the future, either in the market demand or from the actions of competitors, which will affect the acceptability of products, services and prices to our customers.

General economic, political and market forces, and dislocations beyond our control may adversely affect demand for our products and services.

The demand for our products and services may be impacted by factors that are beyond our control, including macroeconomic, political and market conditions, the availability of short-term and long-term funding and capital, the level and volatility of interest rates, currency exchange rates and inflation. The United States and other major economies are currently undergoing a period of economic slowdown or recession, and the future global economic environment may be less favorable than in recent years. Any one or more of these factors may contribute to reduced activity by our customers and may result in a reduction of demand for our products and services. The current global dislocation of the credit markets, which has significantly contributed to the economic recession described above, may have further disruptive consequences for global economic growth and customer demand.

Fluctuations in exchange rates may affect our reported results.

Our financial statements are expressed in pounds sterling and euros and are, therefore, subject to movements in exchange rates on the translation of the financial information of businesses whose operational currencies are other than our reporting currencies. The United States is our most important market and, accordingly, significant fluctuations in US dollar/sterling and US dollar/euro exchange rates can significantly affect our reported results and financial position from year to year. In addition, in some of our businesses we incur costs in currencies other than those in which revenues are earned. The relative movements between the exchange rates in the currencies in which costs are incurred and the currencies in which revenues are earned can significantly affect the results of those businesses.

Changes in tax laws or their application may adversely affect our reported results.

Our businesses operate in over 100 locations worldwide and our earnings are subject to taxation in many differing jurisdictions and at differing rates. We seek to organise our affairs in a tax efficient manner, taking account of the jurisdictions in which we operate. Relevant authorities may amend tax laws that apply to Reed Elsevier businesses (for example as a result of changes in fiscal circumstances or priorities). Such amendments, or their application to Reed Elsevier businesses, may adversely affect our reported results.

Changes in regulation on information collection and use could adversely affect our revenues and our costs.

Legal regulation relating to internet communications, data protection, e-commerce, direct marketing, credit scoring and digital advertising and use of public records is becoming more prevalent. Existing and proposed legislation and regulations, including changes in the manner in which such legislation and regulations are interpreted by courts, in the United States, the European Union and other jurisdictions may impose limits on our collection and use of certain kinds of information about individuals and our ability to communicate such information effectively with our customers. For example, the background screening report businesses offered by LexisNexis and ChoicePoint are governed by the US Fair Credit Reporting Act and analogous state laws requiring that consumers be provided the contents of background reports and allowed to have any inaccuracies in the reports corrected. It further provides for statutory penalties and attorneys fees for non-compliance. We are unable to predict in what form laws and regulations will be adopted or modified or how they will be construed by the courts, or the extent to which any such laws or such interpretation changes might adversely affect our business.

Changes in provision of third party information to us could adversely affect our business.

A number of our businesses rely extensively upon content and data from external sources to maintain our databases. Data is obtained from public records, governmental authorities, customers and other information companies, including competitors. In the case of public records including social security number data which are obtained from public authorities, our access is governed by law. We also obtain the credit header data in our databases from consumer credit reporting agencies. The disruption or loss of data sources in the future, because of changes in the law or because data suppliers decide not to supply them, could adversely affect our business if we were unable to arrange for substitute sources in a timely manner or at all.

Breaches of our data security systems or other unauthorised access to our databases could adversely affect our business and operations.

Our businesses provide customers with access to database information such as caselaw, treatises, journals, and publications as well as other data. Our LexisNexis risk management business also provides authorised customers with access to public records and other information on US individuals made available in accordance with applicable privacy laws and regulations. There are persons who try to breach our data security systems or gain other unauthorised access to our databases in order to misappropriate such information for potentially fraudulent purposes and we have previously disclosed incidents of such unauthorised access. See “Description of Our Business — LexisNexis.” Because the techniques used by such persons change frequently, we may be unable to anticipate or protect against the threat of breaches of data security or other unauthorised access. Breaches of our data security systems or other unauthorised access to our databases could damage our reputation and expose us to a risk of loss or litigation and possible liability, as well as increase the likelihood of more extensive governmental regulation of the activities in a way that could adversely affect this aspect of our business.

Our business, operations and reputation could be adversely affected by a failure to comply with FTC Settlement Orders.

In February 2006, ChoicePoint reached a settlement with the US Federal Trade Commission (“FTC”) resolving an FTC investigation into its compliance with federal laws governing consumer information security and related issues, including certain fraudulent data access incidents. In August 2008, the FTC approved a settlement with Reed Elsevier Inc. addressing certain other data access matters (together the two settlements are the “FTC Settlement Orders”). See “Description of Our Business — Legal Proceedings.” The FTC Settlement Orders require Reed Elsevier Inc. and ChoicePoint to institutionalize a number of information security, verification and credentialing, audit and compliance, and reporting and record retention practices. Reed Elsevier Inc. and ChoicePoint are also required to obtain every two years for 20 years an assessment from a qualified, independent third-party professional to ensure that their information security programs meet the standards of the FTC Settlement Orders. A failure to comply with the FTC Settlement Orders could lead to civil penalties, which could adversely affect our business, operations and reputation.

Changes in government funding of or spending by academic institutions may adversely affect demand for the products and services of our science and medical businesses.

The principal customers for the information products and services offered by our Elsevier science and medical publishing business are academic institutions, which fund purchases of these products and services from limited budgets that may be sensitive to changes in private and governmental sources of funding. Accordingly, any decreases in budgets of academic institutions or changes in the spending patterns of academic institutions could negatively impact our businesses.

Our intellectual property rights may not be adequately protected under current laws in some jurisdictions, which may adversely affect our results and our ability to grow.

Our products and services are largely comprised of intellectual property content delivered through a variety of media, including journals, books, CDs, and online, including the internet. We rely on trademark, copyright, patent and other intellectual property laws to establish and protect our proprietary rights in these products and services. However, we cannot assure you that our proprietary rights will not be challenged, limited, invalidated or circumvented. Despite trademark and copyright protection and similar intellectual property protection laws, third parties may be able to copy, infringe or otherwise profit from our proprietary rights without our authorisation. These unauthorised activities may be facilitated by the internet.

In addition, whilst there is now certain internet-specific copyright legislation in the United States and in the European Union, there remains significant uncertainty as to the date from which these will be enforced and the form copyright law regulating digital content may ultimately take. In the United States, copyright laws are increasingly coming under legal challenge and, in the European Union, national legislation by the member states implementing the EU Copyright Directive has not yet been adopted. These factors create additional challenges for us in protecting our proprietary rights to content delivered through the internet and electronic platforms. Moreover, whilst non-copyrightable databases are protected in many circumstances by copyright law in the European Union, there is no equivalent legal protection in the United States.

Changes in the market values of defined benefit pension scheme assets and in the assumptions used to value defined benefit pensions scheme obligations may adversely affect our businesses.

We operate a number of pension schemes around the world, the largest schemes being of the defined benefit type in the United Kingdom, the United States and the Netherlands. The assets and obligations associated with defined benefit pension schemes are particularly sensitive to changes in the market values of assets and the market related assumptions used to value scheme liabilities. In particular, a decrease in the discount rate used to value scheme liabilities, an increase in life expectancy of scheme members, an increase in the rate of inflation or a decline in the market value of investments held by the defined benefit pension schemes (absent any change in their expected long term rate of return) may adversely affect the reported results and financial position of the combined businesses.

We may be unable to implement and execute our strategic and business plans if we cannot maintain high quality management.

The implementation and execution of our strategic and business plans depend on the availability of high quality management resources across all our businesses. We cannot predict that in the future such resources will be available.

We cannot assure you whether our substantial investment in electronic product and platform initiatives will produce satisfactory, long term returns.

We are investing significant amounts to develop and promote electronic products and platforms. The provision of electronic products and services is very competitive and we may experience difficulties developing this aspect of our business due to a variety of factors, many of which are beyond our control. These factors may include competition from comparable and new technologies and changes in regulation.

Our businesses may be adversely affected if their electronic delivery platforms, networks or distribution systems experience a significant failure or interruption.

Our businesses are increasingly dependent on electronic platforms and distribution systems, primarily the internet, for delivery of their products and services. Although plans and procedures are in place to reduce such risks, our businesses could be adversely affected if their electronic delivery platforms and networks experience a significant failure or interruption.

Our scientific, technical and medical primary journals could be adversely affected by changes in the market.

The scientific, technical and medical (STM) primary publications of Elsevier, like those of most of our competitors, are published on a paid subscription basis. There has been recent debate in the academic and library communities, which are the principal customers for our STM publications, regarding whether such publications should be free and funded instead through fees charged to authors and from governmental and other subsidies or made freely available after a period following publication. If these methods of STM publishing are widely adopted, it could adversely affect our revenues from Elsevier’s paid subscription publications.

A significant portion of our revenue is derived from advertising and exhibitions and spending by companies on advertising and other marketing activities has historically been cyclical.

Approximately 5% (15% including RBI) of our revenue from continuing operations in 2007 was derived from advertising and 15% (12% including RBI) from exhibitions.

Traditionally, spending by companies on advertising and other marketing activities has been cyclical with companies spending significantly less on advertising in times of economic slowdown or recession. Our results could be adversely affected by a reduction of advertising revenues following economic slowdown or recession.

The exhibitions business is similarly affected by cyclical pressures on spending by companies. Additionally, participation and attendance at exhibitions is affected by the availability of exhibition venues and the propensity of exhibitors and attendees to travel. Our results could be adversely affected if the availability of venues or the demand from exhibitors and attendees were reduced, for example due to international security concerns or acts of terrorism or war.

Our businesses may be adversely affected by the failure of third parties to whom we have outsourced business activities.

New organisational and operational structures have been developed and new appointments made to leverage more effectively our skills, technology and resources. This includes outsourcing and offshoring activities such as IT, production and development engineering and will in the future extend into further operational and administrative activities. The failure of third parties to whom we have outsourced business functions could adversely affect our reputation and financial condition.

Risks relating to the Notes

Rating agencies may lower the ratings of our long-term debt, including the Notes.

We expect that the Notes will receive credit ratings of Baa1 from Moody’s Investors Service, Inc. (“Moody’s”), BBB+ from Standard & Poor’s Ratings Services, a division of The McGraw Hill Group, Inc. (“S&P”) and A- from Fitch Ratings Ltd. (“Fitch”), which are the ratings currently assigned to our long-term debt. Each of these rating agencies has assigned a negative outlook to its rating. Factors cited as a basis for the assignment of a negative outlook include the challenging macro-economic environment, the level of our indebtedness as a consequence of our acquisition of ChoicePoint and the need to engage in significant refinancing steps in 2009. If the ratings of our long-term debt or the Notes are downgraded in the future, the price and liquidity of the Notes or your ability to resell the Notes could be adversely affected. In addition, any such downgrade could also adversely affect our borrowing costs and reduce our access to capital. A rating is based upon information furnished by us or obtained by the relevant rating agency from its own sources and is subject to revision, suspension or withdrawal by the rating agency at any time. Rating agencies may review the ratings assigned to the Notes due to developments that are beyond our control.

The Notes lack a developed trading market and such a market may never develop.

There can be no assurance regarding the future development of a market for the Notes or the ability of holders of the Notes to sell their Notes or the price at which such holders may be able to sell their Notes. If such a market were to develop, the Notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including, among other things, prevailing interest rates, our operating results, our credit rating and the market for similar securities. Underwriters, broker-dealers and agents that participate in the distribution of the Notes may make a market in the Notes as permitted by applicable law and regulations but will have no obligation to do so, and any such market-making activities with respect to the Notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the Notes or that an active public market for the Notes will develop.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $1,487 million (after deducting underwriting discounts and estimated transaction expenses).

We expect to use the entire net proceeds to partially repay the $4.21 billion borrowed under our multi-currency term loan facility entered into in connection with the ChoicePoint acquisition. The indebtedness to be repaid currently bears interest at a rate equal to one-month LIBOR plus 0.675% and matures on March 18, 2010, assuming we exercise our option to extend the maturity to that date.

Certain of the underwriters or their affiliates are lenders under our multi-currency term loan facility and will therefore receive a portion of the proceeds from this offering.

DESCRIPTION OF OUR BUSINESS

We are one of the world’s leading publishers and information providers. Our activities include science, medical, legal and business publishing, and organising trade exhibitions. Our principal operations are in North America and Europe. For the year ended December 31, 2007, we had revenue from continuing operations of approximately £3.7 billion (£4.6 billion including RBI) and, at December 31, 2008, approximately 35,000 employees. In 2007, North America represented our largest single geographic market, based on revenue by destination, contributing 53% (49% including RBI) of our total revenue from continuing operations.

Our businesses provide products and services that are organized in four business divisions: Elsevier serves the science and medical sector; LexisNexis serves the legal and other professional sectors; Reed Exhibitions and Reed Business Information serve the business to business sectors.

Revenue is derived principally from subscriptions, circulation sales, advertising sales and exhibition fees. In 2007, 50% (46% including RBI) of Reed Elsevier’s revenue from continuing operations was derived from subscriptions; 24% (20% including RBI) from circulation sales; 5% (15% including RBI) from advertising sales; 15% (12% including RBI) from exhibition fees; and 6% (7% including RBI) from other sources. An increasing proportion of revenue is derived from electronic information products, principally internet-based, and in 2007, 47% of our revenue, including RBI, was derived from such sources, including 72% of LexisNexis revenue and 51% of Elsevier revenue.

Subscription sales are defined as revenue derived from the periodic distribution or update of a product or from the provision of access to online services, which is often prepaid. Circulation and copy sales include all other revenue from the distribution of a product and transactional sales of online services, usually on cash or credit terms. The level of publishing-related advertising sales and exhibition fees has historically been tied closely to the economic and business investment cycle with changes in the profit performance of advertisers, business confidence and other economic factors having a high correlation with changes in the size of the market. Subscription sales and circulation sales have tended to be more stable than advertising sales through economic cycles.

Revenue is recognised for the various categories as follows: subscriptions on periodic despatch of subscribed product or ratably over the period of the subscription where performance is not measurable by despatch; circulation — on despatch; advertising — on publication or period of online display; exhibitions — on occurrence of the exhibition. Where sales consist of two or more independent components whose value can be reliably measured, revenue is recognised on each component as it is completed by performance, based on attribution of relative value.

Certain of our businesses are seasonal in nature. In Elsevier, a significant proportion of annual revenue is derived from calendar year based journal subscriptions, with the substantial majority of annual cash inflow from these arising in the fourth quarter of each financial year. The majority of medical publishing and sales arises in the second half of the year. This, together with the phasing of other subscription receipts and exhibition deposits, results in significant cash flow seasonality whereby the substantial majority of annual operating cash inflows normally arises in the second half of the year.

Our businesses compete for subscription, circulation and marketing expenditures in scientific and medical, legal, exhibition and business sectors. The bases of competition include, for readers and users of the information, the quality and variety of the editorial content, the quality of the software to derive added value from the information, the timeliness and the price of the products and, for advertisers and exhibitors, the quality and the size of the audiences targeted.

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(£ in millions)

CONTINUING OPERATIONS
Revenue
Elsevier	771	711	1,507	1,521	1,436
LexisNexis	822	764	1,594	1,570	1,466
Reed Exhibitions	377	315	577	522	471

Total	1,970	1,790	3,678	3,613	3,373

DISCONTINUED OPERATIONS
Revenue
Reed Business Information(1)	484	445	906	896	892
Harcourt Education(2)	12	322	752	889	901

Total	496	767	1,658	1,785	1,793

(1)	Following the termination of discussions to sell RBI on December 10, 2008, RBI will be presented as part of our continuing operations for the year ended December 31, 2008.
(2)	The sale of Harcourt Assessment and certain Harcourt International businesses closed in January 2008, completing the divestment of the Harcourt Education division, most of which took place in 2007.

ELSEVIER

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(£ in millions)

Revenue
Science & Technology	413	390	774	792	785
Health Sciences	358	321	733	729	651

Total	771	711	1,507	1,521	1,436

Elsevier comprises worldwide scientific, technical and medical publishing and communications businesses. Elsevier’s principal operations are located in Amsterdam, London, Oxford, New York, Philadelphia, St. Louis, San Francisco, Paris, Munich, Madrid, Singapore, Tokyo and Delhi.

Elsevier is managed as two customer-facing divisions: Science & Technology and Health Sciences, supported by shared service functions that provide book and journal production, application management, information technology, fulfilment and distribution services.

Science & Technology

The Science & Technology division contributed 51% of the total Elsevier revenue in 2007. Of this revenue, 77% came from journals, 11% from books and the rest mainly from databases and software. Approximately 35% of Science & Technology revenue in 2007 was derived from North America, 34% from Europe and the remaining 31% from the rest of the world.

Through a number of imprints, including Elsevier, Academic Press and Butterworth Heinemann, Elsevier supplies scientific and technical information through journals and books, in print and electronic media, to libraries, scientists and professionals serving a wide range of research fields including the life sciences, social sciences, materials, engineering, chemistry, physics, economics, mathematics, earth sciences, computer sciences, management and psychology. Among Elsevier’s scientific journals well known in their fields are Cell, Brain Research, Neuroscience, Journal of Molecular Biology, Molecular Therapy and Developmental Biology in the life sciences; Tetrahedron and Journal of Chromatography A in chemistry; Physics Letters A, Solid State Communications, Journal of Computational Physics and Journal of Sound and Vibration in physics; Journal of Financial Economics and Social Sciences in Medicine in the fields of economics and social sciences; Artificial Intelligence in the computer sciences field; and Biomaterials in the field of material sciences and engineering.

Science & Technology’s flagship electronic product is ScienceDirect, the world’s largest database of scientific, technical and medical journal articles. At December 31, 2007, ScienceDirect held almost nine million scientific research articles and an expanding portfolio of books currently comprising over 65 major reference works, over 50 book series, seven handbooks totaling over 175 volumes, and more than 4,000 e-books. Beginning in 2008 over 500 e-books will be added to ScienceDirect each year. Elsevier also publishes secondary material in the form of supporting bibliographic data, indexes and abstracts, and tertiary information in the form of review and reference works.

Elsevier’s online products include Scopus, which provides scientists with a comprehensive database and intuitive tool to navigate their way quickly through the world’s accumulated scientific research. At December 31, 2007, the Scopus database held nearly 33 million records of scientific research articles from 15,000 peer reviewed journals, over 21 million patents, and references to over 386 million web pages.

Elsevier offers secondary databases, available electronically, online or on CD. These include: EMBASE, covering pharmaceutical and biomedical sciences; Compendex, which is largely distributed through the online discovery platform Engineering Village, covering the engineering disciplines; CrossFire Beilstein, a database in organic chemistry; and Geobase, focusing on geoscience and related areas.

Competition within the science and technology publishing fields is generally on a title by title and product by product basis. Competing journals, books and databases are typically published by other professional publishers and learned societies such as the American Chemical Society, the Institute of Electrical and Electronics Engineers and the American Institute of Physics in the United States and the Royal Society of Chemistry in the United Kingdom.

Elsevier’s print science journals are generally sold to libraries on a paid subscription basis, with subscription agents facilitating the administrative process. Electronic products, such as ScienceDirect, are sold directly to libraries, corporations and other end users through our dedicated sales force which has offices around the world including Amsterdam, New York, Rio de Janeiro, Singapore and Tokyo. Books are sold through book stores, both traditional and online, wholesalers and direct marketing.

Health Sciences

The Health Sciences division of Elsevier operates an international network of nursing, health professions and medical publishing and communications businesses under the Saunders, Mosby, Churchill Livingstone, Excerpta Medica, Masson, Doyma and Netter imprints and brands. It also operates an electronic health care content delivery business including such brands as MD Consult, Evolve, Gold Standard and MC Strategies. Its principal geographic markets are the United States, the United Kingdom, Germany, France and Spain, while other important markets include Italy, Canada, Australia, Japan, China, India and South East Asia.

Health Sciences contributed approximately 49% of the total Elsevier revenue in 2007. Of this revenue, 48% came from journals and related activities, 43% from books and related activities, both delivered in print and electronic form, and the remainder mainly from the pharmaceutical communication business. Approximately 56% of Health Sciences revenue in 2007 was derived from North America, 28% from Europe and the remaining 16% from the rest of the world.

Elsevier publishes a broad range of journals serving both the healthcare researcher and practitioner, such as The Lancet, The Journal of the American College of Cardiology, Gastroenterology, The Journal of Allergy and Clinical Immunology, Pain, Journal of Emergency Medical Services, The Journal of Urology, The American Journal of Obstetrics and Gynecology, and European Journal of Cancer. Within its journal publishing program. Elsevier publishes a number of journals for learned societies.

Elsevier publishes English language textbooks and reference works for students and practicing professionals in the medical, nursing and health professions in the United States, the United Kingdom, Canada and Australia. Elsevier also publishes local language medical books and journals and provides communications services in many other geographies. Elsevier’s medical textbooks include Gray’s Anatomy, Cecil Medicine, Guyton’s Textbook of Medical Physiology, Robbins & Cotran Pathologic Basis of Disease, and Rang and Dale’s Pharmacology. Elsevier’s nursing titles include Mosby’s Medical, Nursing and Allied Health Dictionary, Mosby’s Nursing Drug Reference, Medical-Surgical Nursing, Potter and Perry’s Fundamentals of Nursing and Wong’s Essentials of Pediatric Nursing. In the allied health professions markets, Elsevier publishes Chabner’s The Language of Medicine, Merrill’s Atlas of Radiographic Positioning & Procedures, Ettinger’s Textbook of Veterinary Internal Medicine and Sturdevant’s Art and Science of Operative Dentistry. Elsevier’s local language book and journal titles include Encyclopédie Médico-Chirurgicale and the book series Les Conférences d’Enseignement in France, Medicina Interna in Spain and Sobotta’s Atlas der Anatomie des Menschen in Germany. Notable local language journals include La Presse Medicale and Archives de Maladies du Coeur et des Vaisseaux (France) and Jano (Spain).

As an extension of its medical reference works program, Elsevier publishes fully searchable online web editions.

Elsevier offers a suite of electronic products serving both students and practicing professionals across health science markets. In addition to offering medical journals online through ScienceDirect and other electronic platforms, Health Sciences’ Consult suite of products provides web access to major medical reference works, databases, clinical journals, drug information, video based procedures content, practice guidelines, education programs, expert commentaries and medical news for medical students, physicians and other healthcare professionals. In 2007, Elsevier continued to develop its online health sciences education platform, Evolve, which provides electronic content, services and course management tools to support and develop its health sciences textbook program.

Through Excerpta Medica, Elsevier publishes customized information for healthcare professionals, medical societies and pharmaceutical companies internationally. Excerpta Medica also works closely with pharmaceutical companies to provide international marketing and communications platforms for new drugs.

The medical publishing field is fragmented with competition generally on a title by title and product by product basis. In the United States, Elsevier faces regional competition from a number of information publishers and service providers, including Wolters Kluwer Health (Ovid, Adis International and Lippincott Williams & Wilkins); The Thomson Corporation (Thomson Healthcare); McGraw Hill (Harrison’s); Pearson (Prentice Hall); Wiley-Blackwell; Informa (Informa Healthcare, Taylor & Francis); the American Medical Association (JAMA); and the Massachusetts Medical Society (New England Journal of Medicine).

Books are sold by book stores and wholesalers, and directly, generally through our dedicated sales force. Print journals are generally sold to libraries, with subscription agents facilitating the administrative process, and to individuals, through direct mail and through societies. Electronic products, such as MD Consult, are generally sold directly to hospitals, medical practitioners, health care payers and other end users directly through our dedicated sales force.

Shared Services

The shared service functions provide book and journal production, application management, information technology, customer service and support, and fulfillment and distribution for both the Science & Technology and Health Sciences divisions.

Much of the pre-press production for journals and books is outsourced. An electronic production system manages the journal production process from author submission to delivery of the full text of journal articles in whichever format the customer requires, via ScienceDirect, MD Consult, learned society websites, on CD or in print.

All printing is outsourced to unaffiliated printers in many locations including North America, Europe and Asia. Elsevier’s book warehouse in the United States is owned and operated by Elsevier, but all other distribution and warehousing services are outsourced.

LEXISNEXIS

	Six Months		Year Ended
	Ended June 30,		December 31,
	2008	2007	2007	2006	2005
	(£ in millions)

Revenue
United States	571	544	1,113	1,129	1,061
International	251	220	481	441	405

Total	822	764	1,594	1,570	1,466

LexisNexis provides legal, tax, regulatory, risk, information and analytics, and business information solutions aligned to the workflow of professional, business and government customers in the US and internationally and comprises LexisNexis United States and LexisNexis International.

Legal and regulatory markets worldwide are driven by the increasing level of legislation and litigation, as well as the number of lawyers. Additional opportunities are also developing beyond the core research market, through the delivery of value added solutions to meet demands for greater legal efficiency and productivity.

Increasingly legal information and services are being delivered online, with potential to deliver such products and solutions in markets outside the United States where online migration is at significantly lower levels than in the US legal market. In recent years, LexisNexis has, with its comprehensive US public records databases, expanded in the market for risk information and analytics, which is growing due to increasing consumer credit losses and fraud and the demand for identity verification.

In 2007, LexisNexis United States contributed approximately 70% of the total LexisNexis revenue, with LexisNexis International accounting for 30%.

LexisNexis United States

LexisNexis United States comprises US Legal Markets and US Corporate and Public Markets. In 2007, approximately 62% of LexisNexis United States’ revenue came from subscription sales, including online services, 19% from transactional sales, including online services, 8% from advertising, including directory listings, 2% from circulation and copy sales and the remaining 9% from other sources.

US Legal Markets develops, markets and sells LexisNexis information products and services in electronic and print formats to law firms and practitioners, law schools and state and local governments. During 2007, we selectively acquired a number of small businesses, including providers of software tools for litigation professionals that complement the assets and customer relationships we already have.

The flagship online legal research service, lexisnexis.com, provides online access to state and federal case law; codes and statutes; court documents; over seven billion searchable documents from over 35,000 sources online; business news, legal news, and regional news; expert commentary on the law; and sophisticated searching and linking tools customised for the needs of legal researchers.

US Legal Markets is increasingly providing Total Practice Solutions, combining content with online workflow tools to provide products and solutions in Client Development, Research, Practice Management and Litigation Services.

Client Development solutions include the Martindale-Hubbell electronic network that showcases the qualifications and credentials of over one million lawyers and law firms worldwide. In addition, it provides a suite of business intelligence tools that help lawyers find and target clients, along with customer relationship management workflow tools. In Research, LexisNexis provides statutes and case law for all 50 US states as well as research, analysis and citation services. They include Matthew Bender publications Collier on Bankruptcy, Moore’s Federal Practice and Nimmer on Copyright, Michie’s 600 practice-enhancing titles, 400 custom legal publications and annotated codes as well as its United States Code Service and United States Supreme Court Reports, Lawyer’s Edition. It also includes Shepard’s, the publisher of Shepard’s Citations Service, a legal citation service delivered online and in print. “Shepardizing” is a common process for US lawyers checking the continuing authority of cases or statutory references. Practice Management solutions include time and billing, case management, cost recovery and document management. Litigation Services include a range of workflow solutions for litigators including Total Litigator, electronic discovery services, evidence management through Casesoft’s Casemap product, Concordance’s Dataflight case analysis product, court docket tracking and e-filing with our Courtlink service, expert identification and legal document preparation.

US Corporate and Public Markets develops, markets and sells LexisNexis and the recently acquired ChoicePoint products and services to corporations, federal government agencies, insurance carriers and academic institutions and also manages news, business, financial and public records content acquisition and enhancements. The risk management and information analytic applications of US Corporate and Public Markets are designed to assist customers in managing risk through fraud detection and prevention, identity verification, pre-employment screening and due diligence; and allow business, financial services, legal and government customers to quickly and easily extract valuable knowledge from a vast array of data. Our information solutions also help property and casualty, personal and commercial insurance carriers assess risk in the underwriting process.

In US legal markets, LexisNexis United States’ principal competitor is West (The Thomson-Reuters Corporation). The principal competitors in corporate and public markets are West (The Thomson-Reuters Corporation) and Dialog (ProQuest) and Factiva (News Corporation). In the insurance services market, ChoicePoint’s primary property and casualty competitor is American Insurance Services Group, a unit of Insurance Services Offices, Inc.

LexisNexis International

The LexisNexis international division comprises LexisNexis Europe, Canada and Africa, headquartered in London, and LexisNexis Asia Pacific, headquartered in Singapore. In 2007, approximately 62% of LexisNexis International’s revenue was derived from subscriptions, 27% from circulation sales, 2% from advertising and 9% from other sources. In the same year, approximately 40% of revenue came from the UK, 29% from Continental Europe and 31% from the rest of the world. The most significant business within Continental Europe is in France.

LexisNexis Butterworths in the United Kingdom is a professional publisher, providing legal, tax and business information and solutions via online, print and CD media. The web-based LexisNexis Butterworths service provides a resource for legal, tax, regulatory and business information, including access to a range of UK, US, Australian, New Zealand, South African and other legal materials, via a single gateway. LexisNexis Butterworths’ principal publications are Halsbury’s Laws of England, The Encyclopaedia of Forms and Precedents, Simon’s Taxes and Butterworths Company Law Service. The principal competitors in the United Kingdom are Sweet & Maxwell and Westlaw (both part of the Thomson-Reuters Corporation) in legal markets; CCH Croner (Wolters Kluwer) in tax and regulatory markets; and Factiva (News Corporation) in corporate markets.

LexisNexis in France is a provider of information to lawyers, notaries and courts, with JurisClasseur and La Semaine Juridique being the principal publications. Under the brand of Infolib LexisNexis also provides practice management and computation software tools for lawyers, notaries and accountants. The major competitors of LexisNexis in France are Editions Francis Lefébvre, Editions Legislatives, Dalloz (Lefébvre) and Lamy (Wolters Kluwer).

REED EXHIBITIONS

	Six Months
	Ended		Year Ended
	June 30,		December 31,
	2008	2007	2007	2006	2005
	(£ in millions)

Revenue	377	315	577	522	471

Reed Exhibitions organises trade exhibitions and conferences internationally, with approximately 500 events in 38 countries, attracting over 90,000 exhibitors and six million visitors annually. 72% of Reed Exhibitions’ 2007 revenue is derived from exhibition participation fees, with the balance primarily attributable to conference fees, advertising in exhibition guides, sponsorship fees and admission charges. In 2007, approximately 21% of Reed Exhibitions’ revenue came from North America, 46% from Continental Europe, 11% from the United Kingdom and the remaining 22% from the rest of the world. As some events are held other than annually, revenue in any single year may be affected by the cycle of non-annual exhibitions.

Reed Exhibitions’ events are concentrated primarily in the following industries: aerospace; building and construction; electronics, energy; oil and gas; waste management; food and hospitality; jewellery; pharmaceuticals; property; publishing; sport and recreation; and travel. They include JCK International Jewellery Shows, Professional Golfers Association (PGA) Merchandise Show and National Hardware Show in North America; World Travel Market and London Book Fair in the United Kingdom; Batimat, MIDEM, MIPTV, MIPcom, MIPIM, MAPIC, Salon Nautique, Pollutec and Maison et Objet in France; AIMEX and Australian Gift Fairs in Australia; International Jewellery Tokyo in Japan; and Thai Metalex in South-East Asia. In April 2007 Reed Exhibitions acquired a 60% interest in a Brazilian exhibition business, comprising many market leading events.

The exhibition industry has historically been extremely fragmented. The main US competitor is Nielsen, and the main UK competitor is CMP. Outside the United States competition comes primarily from industry focused trade associations and convention centre and exhibition hall owners who are also seeking an international presence.

REED BUSINESS INFORMATION

	Six Months
	Ended		Year Ended
	June 30,		December 31,
	2008	2007	2007	2006	2005
	(£ in millions)

Revenue	484	445	906	896	892

On February 21, 2008, we announced a plan to divest RBI to reduce our exposure to advertising markets. RBI, representing a separate major line of business, met the requirements of IFRS 5 — Non-current assets held for sale and discontinued operations, to be classified as a discontinued operation and was reflected as such in our interim results for the period ended June 30, 2008 and our represented audited financial statements for the years ended December 31, 2007, 2006 and 2005, filed on our joint report on Form 6-K on November 26, 2008. On December 10, 2008, we announced termination of discussions to sell RBI as it was judged not possible to structure a transaction on acceptable terms at that time. RBI will, therefore, be presented as part of our continuing operations in our financial statements for the year ended December 31, 2008. It is also presented as part of our continuing operations in the pro forma financial information for the six months ended June 30, 2008, and the year ended December 31, 2007 that is included in this prospectus supplement. See “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus supplement for pro forma information giving effect to such reclassification. Since the February 21, 2008 announcement, RBI, which was previously presented within the Reed Business segment, has been managed as a separate division and is now presented as a separate business segment. Reed Exhibitions, previously presented within the Reed Business segment, is also presented as a separate business segment.

Reed Business Information comprises the business magazine, website and information business operating principally in the United States, United Kingdom, Continental Europe and Asia Pacific.

In the United States, business to business magazines are primarily distributed on a “controlled circulation” basis, whereby the product is delivered without charge to qualified buyers within a targeted industry group based upon circulation lists developed and maintained by the publisher. Magazines distributed on a “controlled circulation” basis are therefore wholly dependent on advertising for their revenues. In the United Kingdom, business magazines are distributed both on a “controlled circulation” basis and a “paid circulation” basis, with “paid circulation” titles also dependent on advertising for a significant proportion of their revenues. In the Netherlands, a higher proportion of publications are sold by “paid circulation.”

In 2007, approximately 56% of Reed Business Information revenue came from advertising, 26% from subscription sales, 6% from circulation sales, 3% from training and 9% from other sources. Approximately 33% of Reed Business Information revenue in 2007 came from North America, 25% from the United Kingdom, 35% from Continental Europe and 7% from the rest of the world.

Online revenue grew by 27% in 2007 to over £250 million reflecting user and advertising demand for our community websites (webzines), recruitment, lead generation and search, as well as our online data services. Supporting the continued online growth is an established network of online focused sales, search and marketing resources. Attracting and retaining appropriately skilled people is critical as the business continues to expand and develop its online portfolio.

Reed Business Information US (“RBI US”) is a publisher of business information, with over 60 trade magazines. Amongst the RBI US titles are Variety, Broadcasting & Cable, Multichannel News, Publishers Weekly, EDN, Design News and Interior Design, all of which provide online communities to their users by way of associated websites. Through its Reed Construction Data business, RBI US provides national coverage of construction project information, through subscription newsletters, CD and the online service Connect. Other products and services include websites, direct mail, newspapers, newsletters and custom published supplements. The online lead generation business BuyerZone was acquired in January 2007, enhancing the overall online portfolio.

RBI US operates circulation management and fulfillment facilities in Colorado and the Caribbean island of St Kitts, through which it identifies, qualifies and maintains subscriber lists for substantially all of its titles. Paper and printing services are purchased on a coordinated basis with other Reed Elsevier businesses in the United States. Distribution of magazines is conducted primarily through the US postal service, supplemented by news-stand sales through unaffiliated wholesalers.

Our US business titles compete on an individual basis with the titles, print and digital, of individual publishers, including Advanstar, CMP Media (United Business Media), Hanley Wood, McGraw Hill, Penton and Nielsen (formerly VNU).

Reed Business Information UK (“RBI UK”), a business information publisher, has a portfolio of over 100 business magazines, directories, market access products and online services. Its business magazines include Computer Weekly, Farmers Weekly, Estates Gazette, Flight International, New Scientist, Caterer & Hotelkeeper, Commercial Motor and Community Care, all of which provide online communities via associated websites. Its other online services include recruitment sites such as totaljobs.com and CWjobs.co.uk, an online targeted newsletter provider, eMedia, and data services supplying information to the aerospace, property, banking, chemicals industries and XPertHR for the human resources sector.

Paper and printing services are purchased from unaffiliated third parties, primarily on a coordinated basis with other Reed Elsevier businesses in the United Kingdom. RBI UK’s distribution is generally through public postal systems, with news-stand distribution for some titles through outside wholesalers. RBI

UK competes directly with EMAP Business Communications, Nielsen and CMP Media in a number of sectors in the United Kingdom, and also with many smaller companies on an individual title by title basis.

Reed Business Information competes for online advertising with other business-to-business websites as well as Google and other internet search engines.

In Continental Europe, the principal business is Reed Business Information Netherlands (“RBI NL”), a business magazine and information publisher, publishing over 160 titles. Through trade journals, product news tabloids, directories, documentary systems, databases, newspapers and websites, RBI NL serves industries which include agriculture, catering, construction, engineering, food, fashion, horticulture, tourism and travel. Its principal titles include Elsevier, a current affairs weekly, Beleggers Belangen and FEM in business and management, Boerderij in agriculture and Distrifood in retail. Its titles are predominantly subscription based and revenue is principally divided between subscriptions and advertising. Other publications within Continental Europe include Stratégies in France, Arte y Cemento in Spain and Detail in Germany.

Printing and production is contracted out to third parties and distribution is mainly through the postal system. RBI NL competes with a number of companies on a title by title basis in individual market sectors, the largest competitors in print being Wolters Kluwer and Nielsen.

In Asia Pacific, principal titles include Australian Doctor and Money Management in Australia and EDN, a design news magazine for the electronics industry, in Asia.

ISSUER

Reed Elsevier Capital is incorporated in the state of Delaware and is a wholly-owned indirect subsidiary of Reed Elsevier Group plc, which is jointly owned by Reed Elsevier PLC and Reed Elsevier NV. Reed Elsevier Capital was incorporated in Delaware in April 1995. It has no assets, operations, revenues or cash flows other than those related to the issuance and repayment of securities guaranteed by Reed Elsevier PLC and Reed Elsevier NV. At June 30, 2008, Reed Elsevier Capital had $1,840 million of long-term debt (after giving effect to a cross-currency interest-rate swap transaction), of which $440 million was repaid in July 2008, and all of which is guaranteed by Reed Elsevier PLC and Reed Elsevier NV. Reed Elsevier Capital has no other borrowings.

LEGAL PROCEEDINGS

We are party to various legal proceedings, the ultimate resolutions of which are not expected to have a material adverse effect on our financial position or the results of our operations.

In March and April 2005, Reed Elsevier announced that unauthorised persons, predominantly using IDs and passwords of legitimate customers of LexisNexis, might have fraudulently acquired personal identifying information from its US risk management (including Seisint, Inc.) databases. In March 2005, ChoicePoint also announced data security breaches.

A putative class action against LexisNexis is pending in California arising from these events, Syran v. LexisNexis Group et al. In April 2005, this putative class action was filed in the US District Court for the Southern District of California. The lawsuit alleges that LexisNexis violated the federal Fair Credit Reporting Act and similar state consumer protection legislation by failing to maintain reasonable procedures to protect consumer credit information from unauthorised access by third parties. A second action, Witriol v. LexisNexis Group et al, filed in June 2005 in the US District Court for the Northern District of California and based on the same set of facts, has been consolidated with the Syran action. The plaintiffs seek unspecified punitive and statutory damages, attorneys’ fees and costs, and injunctive relief.

In February 2008, the parties petitioned the court for approval of a settlement of this litigation. The proposed settlement relates to consumers notified through November 30, 2007 and provides for a claim fund capped at $2.8 million (which includes plaintiffs’ legal fees and expense and the administrative costs of such claims), with any unclaimed balance to be donated to an academic institution engaged in research regarding individual data security or privacy; and an undertaking by LexisNexis to maintain certification under recognised web security standards. The parties received notice of final approval of the settlement by the District Court on September 29, 2008.

LexisNexis believes that it has strong procedural and substantive defenses to the remaining unsettled actions, which it will continue to vigorously pursue, if necessary.

Reed Elsevier, Inc. (“REI”) is among several defendants (including ChoicePoint) in a putative class action, Richard Fresco, et al. v. Automotive Directions, Inc., et al., brought in US District Court in Florida. The plaintiffs allege that REI (through both LexisNexis and Seisint) violated certain provisions of the Driver’s Privacy Protection Act (the “DPPA”) when it obtained and disclosed information originating from various state departments of highway safety and motor vehicles without the consent of the individuals to whom the information related. A settlement agreement in the Fresco case was negotiated, signed and submitted to the court for preliminary approval in December 2006. Under the proposed settlement, Reed Elsevier Inc. and Seisint would pay a total of $12 million, substantially all of which would be reimbursed by insurance and third-party indemnities, and enter into certain behavioral undertakings that would codify existing practices adopted since 2003 and that substantially would expand practices for the handling of protected data as a result of the settlement. This compliance program would be subject to a series of external certifications over a several year period. On January 3, 2007 an objection to the proposed settlement was lodged with the court, and a collateral putative class action, Taylor v. Acxiom, was filed in US District Court in Texas. On May 14, 2007, the District Court in Florida granted preliminary approval of the Fresco settlement. By this ruling, the court recognized a nationwide settlement class, severed the non-settling defendants, denied the motion for limited intervention filed by the Taylor plaintiffs’ counsel, and enjoined other DPPA litigation elsewhere as to the settling defendants. The final approval hearing was held on October 24, 2007. The Court in the Taylor case granted the defendants’ motion to dismiss. In October 2008, the 11th Circuit Court of Appeals stayed the appeal of the District Court’s stay in Taylor, and directed the District Court to timely rule on the settlement.

REI and ChoicePoint have also entered into certain settlements with regulatory authorities related to data breaches announced in March 2005. Specifically, in February 2006, ChoicePoint reached a settlement with the Federal Trade Commission (“FTC”) regarding the FTC’s investigation into ChoicePoint’s compliance with federal laws governing consumer information security and related issues, including the fraudulent data access that occurred in 2004. The settlement requires, among other things, that ChoicePoint obtain, every two years until 2026, an assessment from a qualified, independent third-party professional to ensure that ChoicePoint’s information security program meets the standards of the settlement. On February 20, 2008, ChoicePoint received a letter from the FTC notifying ChoicePoint that after reviewing ChoicePoint’s 180-day Report submitted pursuant to the settlement order, the Enforcement Division of the FTC was not recommending any enforcement action to the FTC. Similarly, on August 1, 2008, FTC approved a settlement and consent order with REI and its indirect subsidiary Seisint, Inc. regarding the FTC’s investigation into compliance with federal laws governing consumer information security and related issues, including the fraudulent data access that occurred at Seisint in 2004 and 2005. The settlement requires, among other things, that REI maintain a detailed security program in its LexisNexis division as well as in other parts of the company that include specified sensitive information in their services. The settlement also requires REI to obtain, in 180 days and then every two years until 2028, an assessment from a qualified, independent third-party professional to ensure that its information security program meets the standards of the settlement. Effective June 5, 2007, ChoicePoint also entered into an Assurance of Voluntary Compliance and Discontinuance with the Attorneys General of 43 states and the District of Columbia.

The background screening report businesses offered by LexisNexis and ChoicePoint are governed by the US Fair Credit Reporting Act (“FCRA”) and analogous state laws requiring that consumers be provided the contents of background reports and allowed to have any inaccuracies in the reports corrected. It further provides for statutory penalties and attorneys fees for non-compliance. In the normal course of its business, LexisNexis and ChoicePoint deal with individual background screening lawsuits, most involving claims that inaccurate information in a background report led to job loss or other economic harm, which actions have not had, and are not expected to have, a material adverse effect on our financial position or the results of our operations. Four class actions involving FCRA claims are currently pending against ChoicePoint, one of which has been preliminarily settled for $3.0 million pending court approval. One class action involving an FCRA claim is currently pending against LexisNexis, and LexisNexis recently settled, with final court approval, a background screening class action involving FCRA claims for $21.65 million. Substantially all of these amounts are covered by insurance.

CAPITALIZATION

The following table sets forth cash and cash equivalents, short term borrowings and the capitalization of Reed Elsevier, as of June 30, 2008:

•	on an actual basis; and

•	on a pro-forma basis, after giving pro forma effect to the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation and the sale of the Notes and the application of the proceeds therefrom. These adjustments have been determined as if the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation and the sale of the Notes occurred on June 30, 2008.

The table has been derived from the unaudited combined and the unaudited pro forma combined balance sheet of Reed Elsevier as of June 30, 2008. You should read this table together with “Operating and Financial Review and Prospects — Operating Results — Reed Elsevier,” the combined financial data of Reed Elsevier contained in our joint report on Form 6-K filed on November 26, 2008 incorporated by reference in this prospectus supplement and the unaudited pro forma combined financial information included elsewhere herein.

	As of June 30, 2008
	Actual	Pro Forma(1)	Pro Forma(2)
	(Unaudited)
	(In millions)

Cash and cash equivalents	£503	£503	$729

Short term borrowings (including current portion of long term borrowings)(3)	£1,185	£1,185	$1,718

Long term borrowings(3)	£2,108	£4,131	$5,990

Combined shareholders’ funds
Combined share capitals(4)	200	200	290
Combined share premiums	2,267	2,267	3,287
Combined shares held in treasury	(723)	(723)	(1,048)
Translation reserve	(177)	(177)	(257)
Other combined reserves	(651)	(651)	(944)

Total combined shareholders’ equity(5)	916	916	1,328

Total capitalization	£3,024	£5,047	$7,318

(1)	The unaudited pro forma combined balance sheet as of June 30, 2008 is derived from Reed Elsevier’s unaudited combined balance sheet and ChoicePoint’s unaudited pro forma consolidated balance sheet as of that date, adjusted to conform materially to Reed Elsevier’s accounting policies under IFRS, after giving pro forma effect to the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation and the sale of the Notes and application of the proceeds therefrom. These adjustments have been determined as if the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation and the sale of the Notes occurred on June 30, 2008. In connection with the acquisition of ChoicePoint on September 19, 2008, we incurred indebtedness under our multi-currency term loan facility of $4.1 billion (approximately £2.0 billion using the exchange rate as of June 30, 2008 of $2.00 per £1.00). In addition, we incurred borrowings of $0.1 billion (£0.05 billion using the exchange rate as of June 30, 2008 of $2.00 per £1.00) under this facility to finance future integration costs relating to this acquisition. Net proceeds of approximately $1,487 million (£1,026 million translated at the noon buying rate on January 2, 2009 of $1.45 per £1.00) (after deducting underwriting discounts and estimated transaction expenses) are assumed to be realized from the sale of the Notes. It does not give effect to the issuance by one of our subsidiaries on January 5, 2009 of €50 million aggregate principal amount of guaranteed floating rate notes due 2014.

(2)	For the convenience of the reader, pounds sterling amounts as of June 30, 2008 have been translated into US dollars using the noon buying rate on January 2, 2009 of $1.45 per £1.00. This compares to the closing exchange rate as of June 30, 2008 of $2.00 to £1.00 applied to the translation of the balance sheet for that date. The significance of Reed Elsevier’s borrowings denominated in US dollars and the strengthening of the US dollar relative to pounds sterling since June 30, 2008, means that the rate of $1.45 per £1.00 applied in the convenience transaction effectively understates actual borrowings and total capitalization expressed in US dollars.

(3)	All of our borrowings are unsecured and the substantial majority of our borrowings are guaranteed by Reed Elsevier PLC and Reed Elsevier NV. As of June 30, 2008, the non-guaranteed indebtedness totaled $305 million (£152.5 million using the exchange rate as of June 30, 2008 of $2.00 per £1.00) and represented debt originally issued by Harcourt General, Inc. and assumed by Reed Elsevier when it acquired Harcourt General, Inc.

(4)	The combined share capitals, as of June 30, 2008, combines the issued share capital of Reed Elsevier PLC and the issued share capital of Reed Elsevier NV. Combined share capitals exclude the Reed Elsevier NV R-shares held by a subsidiary of Reed Elsevier PLC.

(5)	Subsequent to June 30, 2008 dividends totaling £57 million and €71 million were paid to shareholders of Reed Elsevier PLC and Reed Elsevier NV, respectively.

RATIO OF EARNINGS TO FIXED CHARGES(1)
(unaudited)

The following table sets forth the ratio of earnings to fixed charges of Reed Elsevier for the periods indicated. You should read this table together with “Operating and Financial Review and Prospects — Operating Results — Reed Elsevier” and the combined financial statements of Reed Elsevier in our joint report on Form 6-K filed on November 26, 2008 incorporated by reference in this prospectus supplement, as well as the unaudited pro forma combined financial information included elsewhere herein, which includes pro forma information giving effect to the reclassification of Reed Business Information as a continuing operation.

	Six Months
	Ended
	June 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004

Reed Elsevier as reported(excluding RBI)(2)	4.5x	4.2x	4.4x	4.0x	4.0x	3.8x

Following the termination of discussions to divest RBI on December 10, 2008, RBI will be presented as part of our continuing operations for the year ended December 31, 2008. The following table provides supplemental information, setting forth the ratio of earnings to fixed charges of Reed Elsevier including RBI as part of our continuing operations. See the unaudited pro forma financial information included in this prospectus supplement.

	Six Months
	Ended
	June 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004

Reed Elsevier (including RBI)(2)	4.9x	4.5x	4.8x	4.2x	4.3x	4.1x

(1)	For the purpose of computing these ratios of earnings to fixed charges, the term “earnings” means operating profit before tax from continuing operations before adjustment for minority interests, plus fixed charges, and the term “fixed charges” means interest on all indebtedness, including capital leases and amortization of debt expense, plus the estimated interest element of rental expense, plus preference dividends.

(2)	As permitted, following the transition to International Financial Reporting Standards (“IFRS”) on January 1, 2004, only four years of information are presented.

After giving effect to the sale of the Notes and the application of the proceeds therefrom, our ratio of earnings to fixed charges would have been 4.0x (4.3x including RBI) at June 30, 2008 and 4.0x (4.3x including RBI) at December 31, 2007.

SELECTED FINANCIAL DATA

The following tables present selected financial data of Reed Elsevier, Reed Elsevier PLC and Reed Elsevier NV for the periods specified.

Under a regulation adopted by the European Parliament, the Reed Elsevier combined financial statements and the financial statements of the two parent companies, Reed Elsevier PLC and Reed Elsevier NV, were prepared in accordance with IFRS as issued by the IASB.

REED ELSEVIER

The selected financial data at December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 that include RBI as a discontinued operation have been derived from Reed Elsevier’s combined financial statements included in our joint report on Form 6-K filed on November 26, 2008 incorporated by reference in this prospectus supplement. The selected financial data at December 31, 2005 and 2004 and for the year ended December 31, 2004 that include RBI as a discontinued operation have been derived from the selected financial data included in our joint report on Form 6-K filed on November 26, 2008 incorporated by reference in this prospectus supplement. The selected income statement data for the years ended December 31, 2007, 2006, 2005 and 2004 that include RBI as a continuing operation have been included to provide supplemental information. See the unaudited pro forma financial information included in this prospectus supplement.

The selected financial data at and for the six months ended June 30, 2008 and 2007 that include RBI as a discontinued operation have been derived from Reed Elsevier’s unaudited combined financial statements included in our joint report on Form 6-K filed on November 26, 2008, incorporated by reference in this prospectus supplement. The selected income statement data for the six months ended June 30, 2008 and 2007 that include RBI as a continuing operation have been included to provide supplemental information. See the unaudited pro forma financial information included in this prospectus supplement.

The unaudited financial data presented below have been prepared using the same accounting principles and on the same basis as the year end combined financial statements and, in the opinion of Reed Elsevier management, include all adjustments, consisting of normal recurring adjustments necessary for a fair representation of our interim results. These interim results are not necessarily indicative of results to be expected for the full year.

In addition, as separate legal entities, Reed Elsevier PLC and Reed Elsevier NV prepare separate consolidated financial statements which reflect their respective shareholders’ economic interests in Reed Elsevier accounted for on an equity basis.

Combined Income Statement Data

	Six Months
	Ended
	June 30,		Year Ended December 31,
	2008(8)	2007	2007(3)	2007	2006	2005	2004
	(In millions)

Amounts reported with RBI as a discontinued operation: (1)
Revenue from continuing operations	£1,970	£1,790	$5,333	£3,678	£3,613	£3,373	£3,076
Operating profit from continuing operations	401	371	1,156	797	752	677	635
Net finance costs	(67)	(70)	(202)	(139)	(158)	(140)	(132)
Disposals and other non operating items from continuing operations(5)	16	7	90	62	24	3	(1)
Profit before tax from continuing operations	350	308	1,044	720	618	540	502
Taxation in continuing operations(6)	(76)	(76)	158	109	(61)	(194)	(132)
Profit from discontinued operations	36	80	542	374	68	118	91
Minority interests	(1)	(1)	(4)	(3)	(2)	(2)	(2)
Profit attributable to parent companies’ shareholders	309	311	1,740	1,200	623	462	459

Amounts with RBI as a continuing operation(2):
Revenue from continuing operations	£2,454	£2,235	$6,647	£4,584	£4,509	£4,265	£3,944
Operating profit from continuing operations(4)	448	412	1,288	888	837	752	699
Net finance costs	(67)	(70)	(202)	(139)	(158)	(140)	(132)
Disposals and other non operating items	12	8	91	63	(1)	2	(3)
Profit before tax from continuing operations	393	350	1,177	812	678	614	564
Taxation in continuing operations(6)	(95)	(88)	119	82	(86)	(219)	(156)
Profit from discontinued operations(7)	12	50	448	309	33	69	53
Minority interests	(1)	(1)	(4)	(3)	(2)	(2)	(2)
Profit attributable to parent companies’ shareholders	309	311	1,740	1,200	623	462	459

Combined Balance Sheet Data(1)

	As of June 30,		As of December 31,
	2008(8)	2007	2007(3)	2007	2006	2005	2004
	(In millions)

Total assets	£7,420	£8,720	$14,178	£9,778	£8,532	£9,127	£7,952
Long term obligations less current portion	(2,108)	(2,141)	(2,903)	(2,002)	(2,085)	(2,264)	(1,706)
Minority interests	(10)	(13)	(16)	(11)	(13)	(15)	(13)
Combined shareholders’ equity	916	2,347	4,299	2,965	1,966	1,970	1,664

(1)	The combined financial statements are prepared in accordance with accounting policies that are in conformity with IFRS as adopted by the European Union (“EU”) and IFRS as issued by the International Accounting Standards Board (“IASB”). As permitted, following the transition to IFRS on January 1, 2004 only four years of IFRS information are presented. Pursuant to

SEC Release 33-8879 eliminating the requirement for foreign private issuers to reconcile their financial statements to US GAAP, no US GAAP reconciliation has been presented.

(2)	RBI will be presented as part of our continuing operations in our financial statements for the year ended December 31, 2008. It is also presented as part of our continuing operations in the pro forma financial information that is included in this prospectus supplement.

(3)	Noon buying rates as at January 2, 2009 have been used to provide a convenience translation into US dollars, see “Exchange Rates” on page S-5. At January 2, 2009, the noon buying rate was $1.45 per £1.00. This compares to the average exchange rate for the six months ended June 30, 2008 and year ended December 31, 2007 of $1.97 to £1.00 and $2.00 to £1.00, respectively, applied in the translation of the financial statements for those periods. Consequently, the rate used in the convenience translation of $1.45 to £1.00 effectively understates the actual US dollar amounts.

(4)	Operating profit from continuing operations (including RBI) for the six months ended June 30, 2008 is stated after charging £109 million in respect of amortisation of acquired intangible assets (2007: £108 million); £46 million in respect of exceptional restructuring costs (2007: nil); £10 million in respect of acquisition integration costs (2007: £6 million); and £6 million in respect of taxation in joint ventures (2007: £4 million). Exceptional restructuring costs relate to the restructuring program announced on February 21, 2008. Operating profit from continuing operations (including RBI) for the year ended December 31, 2007 is stated after charging £221 million in respect of amortisation of acquired intangible assets (2006: £211 million; 2005: £203 million; 2004: £181 million); £20 million in respect of acquisition integration costs (2006: £23 million; 2005: £20 million; 2004: £21 million); and £8 million in respect of taxation in joint ventures (2006: £10 million; 2005: £6 million; 2004: £7 million).

(5)	Disposals and other non operating items for the six months ended June 30, 2008 comprise an £11 million gain on disposal of business and other assets (2007: £5 million) and a £5 million gain relating to the revaluations of held for trading investments (2007: £2 million gain). Disposals and other non operating items for the year ended December 31, 2007 comprise a £64 million gain on disposal of businesses and other assets (2006: £23 million; 2005: nil; 2004: £1 million loss) and a £2 million loss relating to the revaluation of held for trading investments (2006: £1 million gain; 2005: £3 million gain; 2004: nil).

(6)	Taxation in continuing operations in 2007 includes credits of £223 million in respect of previously unrecognised deferred tax assets and capital losses that have been realised as a result of the disposal of discontinued operations. Taxation in continuing operations in 2006 includes credits of £65 million in respect of prior period disposals.

(7)	Following announcement in 2007 of the planned sale of Harcourt Education, the division is presented as a discontinued operation. Profit from discontinued operations for the six months ended June 30, 2008 includes net gains on disposal of £12 million on the disposal of Harcourt Assessment (2007: £71 million net gain, on sale of the Harcourt International businesses). Profit from discontinued operations for the year ended December 31, 2007 includes net gains on disposal of £231 million (2006: nil; 2005: nil; 2004: nil). The gain in 2007 relates to the disposal of the Harcourt US Schools and Harcourt International businesses.

(8)	On January 18, 2008 an amount of approximately £2,013 million was returned to shareholders by way of special dividend from the aggregate net proceeds, after taxes and other transaction costs, from the sale of the Harcourt Education division. This was accompanied by a corresponding consolidation of the share capital of Reed Elsevier PLC and Reed Elsevier NV to facilitate comparability of earnings per share and share prices before and after the payment of the special distribution. For each company, the share consolidation was on the basis of 58 new ordinary shares for every 67 existing ordinary shares, the net result of which was a 13.4% reduction in each company’s issued share capital.

REED ELSEVIER PLC

The selected financial data for Reed Elsevier PLC at December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 that include RBI as a discontinued operation have been derived from Reed Elsevier PLC’s consolidated financial statements included in our joint report on Form 6-K filed on November 26, 2008 incorporated by reference in this prospectus supplement. The selected financial data at December 31, 2005 and 2004 and for the year ended December 31, 2004 that include RBI as a discontinued operation have been derived from the selected financial data included in our joint report on Form 6-K filed on November 26, 2008 incorporated by reference in this prospectus supplement. The basic earnings per share data for the years ended December 31, 2007, 2006, 2005 and 2004 that include RBI as a continuing operation have been included to provide supplemental information. See the unaudited pro forma financial information included in this prospectus supplement.

The selected financial data at and for the six months ended June 30, 2008 and 2007 that include RBI as a discontinued operation have been derived from Reed Elsevier PLC’s unaudited consolidated financial statements included in our joint report on Form 6-K filed on November 26, 2008 incorporated by reference in this prospectus supplement. The basic earnings per share data for the six months ended June 30, 2008 and 2007 that include RBI as a continuing operation have been included to provide supplemental information. See the unaudited pro forma financial information included in this prospectus supplement.

The unaudited financial data presented below have been prepared using the same accounting principles and on the same basis as the year end consolidated financial statements and, in the opinion of Reed Elsevier PLC’s management, include all adjustments, consisting of normal recurring adjustments necessary for a fair representation of our interim results. These interim results are not necessarily indicative of results to be expected for the full year.

The results and financial position of Reed Elsevier PLC reflect the 52.9% economic interest of Reed Elsevier PLC’s shareholders in Reed Elsevier, after taking account of results arising in Reed Elsevier PLC and its subsidiaries. These interests have been accounted for on an equity basis.

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007(4)	2007	2006	2005	2004
	(In millions, except per share amounts)

Amounts reported with RBI as a discontinued operation(1)
Profit before tax(3)	£161	£165	$932	£643	£328	£242	£240
Taxation	(6)	(8)	(28)	(19)	(8)	(7)	(5)
Profit attributable to ordinary shareholders	155	137	905	624	320	235	235
Basic earnings per Reed Elsevier PLC ordinary share from total operations of the combined businesses(8)	14.1p	12.5p	72.1¢	49.7p	25.6p	18.6p	18.6p
Basic earnings per Reed Elsevier PLC ordinary share from continuing operations of the combined businesses(5)(8)	12.4p	9.1p	49.2¢	33.9p	22.7p	13.7p	14.8p
Dividends per Reed Elsevier PLC ordinary share(6)	13.6p	11.8p	23.6¢	16.3p	14.8p	13.3p	12.1p
Total assets	£501	£1,295	$2,297	£1,584	£1,090	£1,090	£929
Long term obligations	—	—	—	—	—	(36)	(36)
Total equity/Net assets	485	1,242	2,274	1,568	1,040	1,042	880
Weighted average number of shares(7)	1,096.9	1,257.7	1,256.5	1,256.5	1,251.9	1,266.2	1,264.6
Amounts with RBI as a continuing operation(2)
Basic earnings per Reed Elsevier PLC ordinary share from continuing operations of the combined businesses(5)(8)	13.6p	10.3p	53.1¢	36.6p	24.1p	15.7p	16.4p

(1)	The consolidated financial statements of Reed Elsevier PLC are prepared in accordance with accounting policies that are in conformity with IFRS as adopted by the EU and IFRS as issued by the IASB. As permitted, following the transition to IFRS on January 1, 2004 only four years of IFRS information are presented. Pursuant to SEC Release 33-8879 eliminating the requirement for foreign private issuers to reconcile their financial statements to US GAAP, no US GAAP reconciliation has been presented.

(2)	RBI will be presented as part of our continuing operations in our financial statements for the year ended December 31, 2008. It is also presented as part of our continuing operations in the pro forma financial information that is included in this prospectus supplement.

(3)	Profit before tax includes Reed Elsevier PLC’s share of the post-tax earnings of joint ventures, being both the continuing and discontinued operations of the Reed Elsevier combined businesses including net gains/losses on disposals. Profit before tax for the six months ended June 30, 2008 includes Reed Elsevier PLC’s £6 million share of joint ventures’ post-tax net gains on disposal of Harcourt Assessment (2007: £38 million net gain, on sale of the Harcourt International businesses). Profit before tax for the year ended December 31, 2007 includes Reed Elsevier PLC’s £122 million share of joint ventures’ post-tax net gains on disposal (2006: nil; 2005: nil; 2004: nil) and its £118 million share of joint ventures’ tax credits in respect of previously unrecognized deferred tax assets and capital losses that were realized as a result of the disposal of discontinued operations (2006: £34 million share of credits in respect of prior period disposals). The disposal gain in 2007 relates to the disposal of the Harcourt US Schools and Harcourt International businesses.

(4)	Noon buying rates as of January 2, 2009 have been used to provide a convenience translation into US dollars. See “Exchange Rates” on page S-5. As of January 2, 2009 the noon buying rate was $1.45 per £1.00. This compares to the average exchange rate for the six months ended June 30, 2008 and year ended December 31, 2007 of approximately $1.97 to £1.00 and $2.00 to £1.00, respectively, applied to the translation of the financial statements for those periods. Consequently, the rate used in the convenience translation of $1.45 to £1.00 effectively understates the actual US dollar amounts.

(5)	Following announcement in February 2007 of the planned sale of Harcourt Education and its subsequent classification as a discontinued operation, earnings per Reed Elsevier PLC ordinary share from continuing operations of the combined businesses has been presented.

(6)	The amount of dividends per Reed Elsevier PLC ordinary share shown excludes the UK tax credit available to certain Reed Elsevier PLC shareholders, including beneficial owners of Reed Elsevier PLC ADSs who are residents of the United States for purposes of the UK Tax Treaty, and do not include any deduction on account of UK withholding taxes (currently at the rate of 15% of the sum of the dividend and the related tax credit, in most cases).

Dividends declared in the year ended December 31, 2007, in amounts per ordinary share, comprise a 2006 final dividend of 11.8p and 2007 interim dividend of 4.5p giving a total of 16.3p. The directors of Reed Elsevier PLC authorized the payment in 2007 of a final dividend of 13.6p (2006: 11.8p; 2005: 10.7p; 2004: 9.6p), giving a total dividend in respect of the financial year of 18.1p (2006: 15.9p; 2005: 14.4p; 2004: 13.0p).

Dividends per Reed Elsevier PLC ordinary share for the year ended December 31, 2006 translated into cents at the noon buying rate on December 31, 2006 were 29.0 cents. See “Exchange Rates” on page S-5.

(7)	Weighted average number of shares excludes shares held in treasury and shares held by the Reed Elsevier Group plc Employee Benefit Trust.

(8)	On January 18, 2008, a special distribution of 82.0p per share was paid to shareholders of record as of January 4, 2008 representing Reed Elsevier PLC’s shareholders’ 52.9% share of approximately $4.0 billion in net proceeds received from the sale of Harcourt Education. The distribution was accompanied by a share consolidation in which shareholders received 58 new ordinary shares for every 67 existing ordinary shares held; the net effect being a 13.4% reduction in the number of shares outstanding allowing comparability of the share price and earnings per share before and after the special distribution.

REED ELSEVIER NV

The selected financial data for Reed Elsevier NV at December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 that include RBI as a discontinued operation have been derived from Reed Elsevier NV’s consolidated financial statements included in our joint report on Form 6-K filed on November 26, 2008 incorporated by reference in this prospectus supplement. The selected financial data at December 31, 2005 and 2004 and for the year ended December 31, 2004 that include RBI as a discontinued operation have been derived from the selected financial data included in our joint report on Form 6-K filed on November 26, 2008 incorporated by reference in this prospectus supplement. The basic earnings per share data for the years ended December 31, 2007, 2006, 2005 and 2004 that include RBI as a continuing operation have been included to provide supplemental information. See the unaudited pro forma financial information included in this prospectus supplement.

The selected financial data at and for the six months ended June 30, 2008 and 2007 that include RBI as a discontinued operation have been derived from Reed Elsevier NV’s unaudited consolidated financial statements included in our joint report on Form 6-K filed on November 26, 2008 incorporated by reference in this prospectus supplement. The basic earnings per share data for the six months ended June 30, 2008 and 2007 that include RBI as a continuing operation have been included to provide supplemental information. See the unaudited pro forma financial information included in this prospectus supplement.

The unaudited financial data presented below have been prepared using the same accounting principles and on the same basis as the year end consolidated financial statements and, in the opinion of Reed Elsevier NV’s management, include all adjustments, consisting of normal recurring adjustments necessary for a fair representation of our interim results. These interim results are not necessarily indicative of results to be expected for the full year.

The results and financial position of Reed Elsevier NV reflect the 50% economic interest of Reed Elsevier NV’s shareholders in Reed Elsevier, after taking account of results arising in Reed Elsevier NV and its subsidiaries. These interests have been accounted for on an equity basis.

	Six Months
	Ended June 30,		Year Ended December 31,
	2008	2007	2007(4)	2007	2006	2005	2004
	(In millions, except per share amounts)

Amounts reported with RBI as a discontinued operation(1)
Profit before tax(3)	€201	€239	$1,213	€873	€459	€338	€338
Taxation	(9)	(7)	(25)	(18)	(1)	—	—
Profit attributable to ordinary shareholders	192	232	1,188	855	458	338	338
Basic earnings per Reed Elsevier NV ordinary share from total operations of the combined businesses(8)	€0.28	€0.30	$1.53	€1.10	€0.59	€0.43	€0.43
Basic earnings per Reed Elsevier NV ordinary share from continuing operations of the combined businesses(5)(8)	€0.26	€0.22	$1.08	€0.78	€0.53	€0.32	€0.35
Dividends per Reed Elsevier NV ordinary share(6)	€0.311	€0.304	58.1¢	€0.418	€0.369	€0.332	€0.310
Total assets	€657	€1,827	$2,904	€2,089	€1,537	€1,510	€1,245
Total equity/Net assets	577	1,749	2,802	2,016	1,465	1,438	1,173
Weighted average number of shares(7)	674.2	776.7	774.9	774.9	772.1	783.1	783.3
Amounts with RBI as a continuing operation(2)
Basic earnings per Reed Elsevier NV ordinary share from continuing operations of the combined businesses(5)(8)	€0.28	€0.25	$1.17	€0.84	€0.56	€0.37	€0.38

(1)	The consolidated financial statements of Reed Elsevier NV are prepared in accordance with accounting policies that are in conformity with IFRS as adopted by the EU and IFRS as issued by the IASB. As permitted, following the transition to IFRS on January 1, 2004 only four years of IFRS information are presented. Pursuant to SEC Release 33-8879 eliminating the requirement for foreign private issuers to reconcile their financial statements to US GAAP, no US GAAP reconciliation has been presented.

(2)	RBI will be presented as part of our continuing operations in our financial statements for the year ended December 31, 2008. It is also presented as part of our continuing operations in the pro forma financial information that is included in this prospectus supplement.

(3)	Profit before tax includes Reed Elsevier NV’s share of post-tax earnings of joint ventures, being both the continuing and discontinued operations of the Reed Elsevier combined businesses including net gains/losses on disposals. Profit before tax for the six months ended June 30, 2008 includes Reed Elsevier NV’s nil share of joint ventures’ post-tax net gain on disposal of Harcourt Assessment (2007: €54m million net gain, on sale of the Harcourt International businesses). Profit before tax for the year ended December 31, 2007 includes Reed Elsevier NV’s €147 million share of joint ventures’ post-tax net gains on disposal (2006: nil; 2005: nil; 2004: nil) and its €163 million share of joint ventures’ tax credits in respect of previously unrecognized deferred tax assets and capital losses that were realized as a result of the disposal of discontinued operations (2006: €48 million share of credits in respect of prior period disposals). The disposal gain in 2007 relates to the disposal of the Harcourt US Schools and Harcourt International businesses.

(4)	Noon buying rates as of January 2, 2009 have been used to provide a convenience translation into US dollars. See “Exchange Rates” on page S-5. At January 2, 2009 the Noon Buying Rate was $1.39 per €1.00. This compares to the average exchange rate for the six months ended June 30, 2008 and year ended December 31, 2007 of approximately $1.53 to €1.00 and $1.37 to €1.00, respectively, applied to the translation of the financial statements for those periods. Consequently, the rate used in the convenience translation of $1.39 to €1.00 effectively understates the actual US dollar amounts.

(5)	Following announcement in February 2007 of the planned sale of Harcourt Education and its subsequent classification as a discontinued operation, earnings per Reed Elsevier NV ordinary share from continuing operations of the combined businesses has been presented.

(6)	Dividends declared in the year ended December 31,2007 comprise, in amounts per ordinary share, a 2006 final dividend of €0.304 and 2007 interim dividend of €0.114 giving a total of €0.418. The directors of Reed Elsevier NV authorized the payment in 2007 of a final dividend of €0.311 (2006: €0.304; 2005: €0.267; 2004: €0.240), giving a total dividend in respect of the financial year of €0.425 (2006: €0.406; 2005: €0.359; 2004: €0.330).

Dividends per Reed Elsevier NV ordinary share for the year ended December 31, 2006 translated into cents at the noon buying rate on December 31, 2006 were 48.7 cents. See “— Exchange Rates” on page S-5.

(7)	Weighted average number of shares excludes shares held in treasury and shares held by the Reed Elsevier Group plc Employee Benefit Trust.

(8)	On January 18, 2008, a special distribution of €1.767 per share was paid to shareholders of record as of January 4, 2008 representing Reed Elsevier NV’s shareholders’ 47.1% share of approximately $4.0 billion in net proceeds received from the sale of Harcourt Education. The distribution was accompanied by a share consolidation in which shareholders received 58 new ordinary shares for every 67 existing ordinary shares held; the net effect being a 13.4% reduction in the number of shares outstanding allowing comparability of the share price and earnings per share before and after the special distribution.

DESCRIPTION OF THE NOTES AND GUARANTEES

The following description of the terms and conditions of the Notes and Guarantees supplements and, to the extent inconsistent, replaces the more general terms and conditions of our debt securities and guarantees contained in the accompanying prospectus.

General

The Notes will constitute the senior unsecured debt obligations of Reed Elsevier Capital and will rank equally with all of the existing and future senior, unsecured and unsubordinated debt of Reed Elsevier Capital. The Notes will be issued as separate series of debt securities in registered form under the indenture, dated as of May 9, 1995, as amended, in denominations of $1,000 and whole multiples of $1,000. The Bank of New York Mellon will serve as trustee, registrar, paying agent and authenticating agent with respect to the Notes. Reed Elsevier Capital may, without the consent of any of the holders of the particular series of Notes, create and issue additional debt securities so that those additional debt securities will form a single series with that particular series of Notes.

Reed Elsevier Capital may redeem some or all of the Notes at any time at the “make whole” redemption prices described under “— Optional Redemption of the Notes” in this prospectus supplement.

Reed Elsevier Capital may also redeem all, but not part, of the Notes upon the occurrence of certain tax events at the redemption prices described under ‘‘— Optional Redemption for Tax Reasons” in this prospectus supplement.

The Notes do not provide for any sinking fund.

Maturity/Interest

The 2014 Notes will mature on January 15, 2014 and will bear interest at a rate of 7.750% per annum from January 16, 2009.

The 2019 Notes will mature on January 15, 2019 and will bear interest at a rate of 8.625% per annum from January 16, 2009.

Interest on the Notes will be payable semi-annually on January 15 and July 15 of each year, beginning July 15, 2009. The regular record dates for the Notes will be January 1 and July 1 of each year, commencing on July 1, 2009. Except as provided in the next sentence, if any interest payment or maturity date of a Note falls on a day which is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment were due, and no interest will accrue on the amount so payable for the period from and after such interest payment or maturity date, as the case may be. If any interest payment date falls on a day that is not a Business Day, such interest payment date will be postponed to the next succeeding Business Day, except if that Business Day is in the next succeeding calendar month, then such interest payment date will be the immediately preceding Business Day.

Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

“Business Day” for purposes of the Notes means:

•	any day other than Saturday or Sunday or any other day on which commercial banks are authorized or required by law, regulation or executive order to close in the City of New York; and

•	any London banking day.

Guarantees

Reed Elsevier PLC and Reed Elsevier NV have agreed unconditionally and irrevocably to jointly and severally guarantee the due and punctual payment of the principal of, and premium, if any, interest and additional amounts, if any, on the Notes as and when the same shall respectively become due and payable, whether at the stated maturity, upon redemption or when accelerated in accordance with the provisions of the Notes and the indenture, and the punctual performance of all other obligations of Reed Elsevier Capital thereunder. The Guarantees will be direct, unconditional, unsubordinated and unsecured, joint and several obligations of each of Reed Elsevier PLC and Reed Elsevier NV, without preference among themselves, and will rank at least equally with all other existing and future unsecured and unsubordinated obligations of Reed Elsevier PLC and Reed Elsevier NV, subject, in the case of insolvency, to laws of general applicability relating to or affecting creditors’ rights.

The Guarantees may be enforced against Reed Elsevier PLC and Reed Elsevier NV, in the event of a default in payment with respect to the Notes issued by Reed Elsevier Capital, without making prior demand upon, or seeking to enforce remedies against, Reed Elsevier Capital, the other guarantor or other persons. The Guarantees of Reed Elsevier PLC and Reed Elsevier NV will be endorsed on each of the Notes issued by Reed Elsevier Capital.

Interest Rate Adjustment

The interest rate payable on the Notes will be subject to adjustments from time to time if either of Moody’s or S&P or, in either case, any Substitute Rating Agency thereof (in each case, as defined below under “— Change of Control — Offer to Repurchase Upon Change of Control Triggering Event”), downgrades (or subsequently upgrades) the debt rating assigned to the Notes in the manner described below.

If the rating of the Notes from Moody’s or any Substitute Rating Agency thereof is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase from the interest rate payable on the Notes on the date of their initial issuance by the percentage points set forth below opposite that rating.

Moody’s Rating*	Percentage Points

Ba1	0.25
Ba2	0.50
Ba3	0.75
B1 or below	1.00

*	Including the equivalent ratings of any Substitute Rating Agency.

If the rating of the Notes from S&P or any Substitute Rating Agency thereof is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase from the interest rate payable on the Notes on the date of their initial issuance by the percentage points set forth below opposite that rating.

S&P Rating*	Percentage Points

BB+	0.25
BB	0.50
BB-	0.75
B+ or below	1.00

*	Including the equivalent ratings of any Substitute Rating Agency.

If at any time the interest rate on the Notes has been adjusted upward and either Moody’s or S&P (or, in either case, a Substitute Rating Agency thereof), as the case may be, subsequently increases its rating of the Notes to any of the ratings set forth in the tables above, the interest rate on the Notes will be decreased such that the interest rate for the Notes equals the interest rate payable on the Notes on the date of their initial issuance plus the applicable percentage points set forth opposite the ratings in the tables above in effect immediately following the increase. If Moody’s or any Substitute Rating Agency thereof subsequently increases its rating of the Notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency thereof increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the Notes will be decreased to the interest rate payable on the Notes on their initial issuance date.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency thereof), will be made independent of any and all other adjustments. For example, if the Notes are rated Ba1 by Moody’s and BB+ by S&P, the interest rate on the Notes would increase to a rate equal to interest rate payable on the Notes on their initial issuance date plus 0.50 percentage points. In no event shall (1) the interest rate on the Notes be reduced to below the interest rate payable on the Notes on their initial issuance date or (2) the total increase in the interest rate on the Notes exceed 2.00 percentage points above the interest rate payable on the Notes on their initial issuance date.

No adjustments in the interest rate of the Notes will be made solely as a result of a Rating Agency (as defined below under “— Change of Control — Offer to Repurchase Upon Change of Control Triggering Event”) ceasing to provide a rating of the Notes. If at any time fewer than two Rating Agencies provide a rating of the Notes for a reason beyond our control, we will use our commercially reasonable efforts to obtain a rating of the Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the Notes pursuant to the tables above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the Notes but which has since ceased to provide such rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us, and for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes on their initial issuance date plus the appropriate percentage points, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage points resulting from a decreased rating by the other Rating Agency).

For so long as only one Rating Agency provides a rating of the Notes, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by such Rating Agency will be twice the percentage points set forth in the applicable table above. For so long as no Rating Agency provides a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00 percentage points above the interest rate payable on the Notes on their initial issuance date.

In addition, the interest rate on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both Rating Agencies) if the Notes become rated A3 and A− (or its equivalent, in the case of a Substitute Rating Agency) or higher by Moody’s and S&P, respectively (or, in either case, any Substitute Rating Agency thereof), or one of these ratings if the Notes are only rated by one Rating Agency.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate. If Moody’s or S&P or any Substitute Rating Agency thereof changes its rating of the Notes more than once during any particular interest period, the last change by such agency during such period will control for purposes of any interest rate increase or decrease with respect to the Notes relating to such Rating Agency’s action.

If the interest rate payable on the Notes is increased as described above, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest unless the context otherwise requires.

Optional Redemption of the Notes

The 2014 Notes may be redeemed, in whole or in part, at the option of Reed Elsevier Capital, at any time or from time to time, on notice given not more than 60 days, if the Notes are being redeemed in full, or 45 days, if the Notes are being redeemed in part, nor less than 30 days, prior to the date of redemption at the greater of:

•	100% of the principal amount and premium, if any, together with accrued but unpaid interest, if any, to, but not including, the redemption date of the Notes to be redeemed; and

•	the sum of the present values of the Remaining Scheduled Payments, discounted, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, plus 50 basis points.

The 2019 Notes may be redeemed, in whole or in part, at the option of Reed Elsevier Capital, at any time or from time to time, on notice given not more than 60 days, if the Notes are being redeemed in full, or 45 days, if the Notes are being redeemed in part, nor less than 30 days, prior to the date of redemption at the greater of:

•	100% of the principal amount and premium, if any, together with accrued but unpaid interest, if any, to, but not including, the redemption date of the Notes to be redeemed; and

•	the sum of the present values of the Remaining Scheduled Payments, discounted, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, plus 50 basis points.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by that amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means with respect to any redemption date for the Notes:

•	the average of four Reference U.S. Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference U.S. Treasury Dealer Quotations; or

•	if the trustee obtains fewer than four Reference U.S. Treasury Dealer Quotations, the average of all quotations obtained by the trustee.

“Independent Investment Banker” means one of the Reference U.S. Treasury Dealers, to be appointed by Reed Elsevier Capital in its sole discretion.

“Reference U.S. Treasury Dealer” means each of Barclays Capital Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer, which we refer to as a “Primary Treasury Dealer,” Reed Elsevier Capital will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference U.S. Treasury Dealer Quotations” means with respect to each Reference U.S. Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference U.S. Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

Optional Redemption for Tax Reasons

The Notes may be redeemed, at the option of Reed Elsevier Capital in whole, but not in part, at 100% of the principal amount and premium, if any, together with accrued but unpaid interest, if any, to the redemption date if, as a result of any change in, or amendment to, the laws, regulations or rulings of the jurisdiction under which Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be, is organized (or any political subdivision or taxing authority of or in that jurisdiction having power to tax) or any jurisdiction from or through which any amount is paid by Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be (or any political subdivision or taxing authority of or in that jurisdiction having power to tax) or any change in official position regarding application or interpretation of those laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the original issue date with respect to the Notes, Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be, would, on the occasion of the next payment of principal or interest in respect of the Notes, be obligated, in making that payment, to pay additional amounts as described in the accompanying prospectus on pages 11, 12 and 13 and that obligation cannot be avoided by Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, individually or together, taking reasonable measures available to them.

The Notes may also be redeemed, at the option of Reed Elsevier Capital in whole, but not in part, at the Special Redemption Price (as defined below), if, as a result of any change in, or amendment to, the U.S. Internal Revenue Code of 1986, as amended, or any of its regulations, rulings or official interpretations, which change or amendment is enacted or adopted and becomes effective on or after the original issue date with respect to the Notes, the deductibility or timing of interest payments on the Notes would be affected in any manner which is then adverse to Reed Elsevier Capital and that effect cannot be avoided by Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, individually or together, taking reasonable measures available to them.

The “Special Redemption Price” will equal the principal amount of the Note to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, plus the Redemption Premium.

The “Redemption Premium” equals the amount (but not less than zero) obtained by subtracting:

•	the aggregate amount of the principal being redeemed on the redemption date with respect to that Note from

•	the sum of the present values of the Remaining Scheduled Payments, discounted on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate.

Change of Control — Offer to Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the Notes as described above, we will be required to make an offer to repurchase all, or, at the holder’s option, any part (equal to $1,000 or an integral multiple thereof), of each holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), on the terms set forth in the Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the relevant series of Notes repurchased plus accrued and unpaid interest, if any, on such Notes repurchased, to the date of purchase, referred to as the Change of Control Payment.

Within 30 days following any Change of Control Triggering Event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, we will give written notice to the holders of the Notes, with a copy to the trustee for the Notes, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than

30 days and no later than 60 days from the date such notice is mailed, referred to as the Change of Control Payment Date, pursuant to the procedures required by the Notes and described in such notice.

The notice will, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

If 80% or more in nominal amount of the Notes then outstanding of a series have been redeemed or purchased hereunder, Reed Elsevier Capital may, at its option, on not less than 30 or more than 60 days’ notice to the Noteholders given within 30 days after the Change of Control Payment Date, redeem or purchase (or procure the purchase of) the remaining Notes of that series as a whole at 101% of their principal amount plus interest accrued to but excluding the date of such redemption or purchase.

For purposes of the repurchase provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) (other than a Guarantor) acquires shares in each Guarantor to which attach more than 50% of the voting rights attaching to the entire issued share capital of that Guarantor; provided that a Change of Control shall be deemed not to have occurred if one or more new holding companies acquires the entire issued share capital of each of the Guarantors and (A) such holding company (or companies) has (or have, as the case may be) substantially the same shareholders as each of the Guarantors and those shareholders acquired the shares in the holding company (or companies) in substantially the same proportions as they hold shares in the relevant Guarantor(s) prior to the holding company (or companies) so acquiring the share capital of each of the Guarantors and (B) each of the Guarantors is a wholly owned (directly or indirectly) subsidiary of such holding company (or companies); (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the subsidiaries and joint ventures of the Guarantors, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) (other than an affiliate of either of the Guarantors); (3) the first day on which a majority of the members of the Boards of Directors of each Guarantor are not Continuing Directors; or (4) the adoption of a plan relating to the liquidation or dissolution of either Guarantor other than a plan pursuant to which one or more new holding companies is created to hold the assets and liabilities of the relevant Guarantor(s) and such holding company (or companies) has (or have, as the case may be) substantially the same shareholders as the relevant Guarantor(s) and those shareholders acquired the shares in the holding company (or companies) in substantially the same proportions as they hold shares in the relevant Guarantor(s) prior to the holding company (or companies) so acquiring the share capital of each of the Guarantors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of any Guarantor who (1) was a member of such Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Guarantor for which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings Ltd. and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P, BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any Substitute Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means (a) each of Moody’s, S&P and Fitch; and (b) if any of the Rating Agencies ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a Substitute Rating Agency.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period commencing 60 days prior to the first public announcement of any Change of Control and ending 60 days following the consummation of such Change of Control (which 60-day period will be extended following consummation of a Change of Control for so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any Rating Agencies).”

“S&P” means Standard & Poor’s Rating Services and its successors.

“Substitute Rating Agency” means “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of the Board of Directors of each Guarantor) as a replacement for Moody’s, S&P or Fitch, or some or all of them, as the case may be, in accordance with the definition of “Rating Agencies.”

Governing Law

The Notes, the Guarantees and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

We will issue the Notes in the form of one or more fully registered global securities. We will deposit these global securities with, or on behalf of, DTC and register these securities in the name of DTC’s nominee. Direct and indirect participants in DTC will record beneficial ownership of the Notes by individual investors. The transfer of ownership of beneficial interests in a global security will be effected only through records maintained by DTC or its nominee, or by participants or persons that hold through participants.

Investors may elect to hold beneficial interests in the global securities through either DTC, Clearstream or Euroclear if they are participants in these systems, or indirectly through organizations which are participants in these systems. Beneficial interests in the global securities will be held in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Upon receipt of any payment in respect of a global security, DTC or its nominee will immediately credit participants’ accounts with amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown in the records of DTC or its nominee. Payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing instructions and customary practices and will be the responsibility of those participants.

DTC holds securities of institutions that have accounts with it or its participants. Through its maintenance of an electronic book-entry system, DTC facilitates the clearance and settlement of securities transactions among its participants and eliminates the need to deliver securities certificates physically. DTC’s participants include securities brokers and dealers, including the underwriters of this offering, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law. The rules applicable to DTC and its participants are on file with the Commission.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear, or, collectively, the “U.S. Depositaries.”

Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

Clearstream is registered as a bank in Luxembourg and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System, or the “Euroclear Operator,” in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Distributions with respect to the Notes of a series held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear holds securities and book-entry interests in securities for participating organizations, or “Euroclear Participants” and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants with, among other things, safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global security through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Distributions with respect to Notes of a series held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC’s participating organizations, or the “DTC Participants,” on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global security from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) Immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The information in this section concerning DTC, Euroclear and Clearstream and their book — entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of us, any of the underwriters and the trustee will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same — Day Funds Settlement System.

Taxation — United States Federal Income Tax Considerations

For a discussion of the United States federal income tax consequences to you of the purchase, ownership and disposition of the Notes, please see “Taxation — United States Federal Income Tax Considerations,” in the accompanying prospectus.

Trustee

In connection with the exercise of its duties the trustee will be responsible for the interests of the holders of the Notes as a class and will not be responsible for the consequences of the exercise of its duties for individual Noteholders.

UNDERWRITING

Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and HSBC Securities (USA) Inc. are acting as joint book-runners of the offering.

Subject to the terms and conditions stated in the underwriting agreement, among us, Reed Elsevier PLC, Reed Elsevier NV and the underwriters, dated the date of this prospectus supplement, each underwriter named below has, severally and not jointly, agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.

	Principal	Principal
	Amount of	Amount of
Underwriter	2014 Notes	2019 Notes	Total

Barclays Capital Inc.	$137,500,000	$237,500,000	$375,000,000
Citigroup Global Markets Inc.	137,500,000	237,500,000	375,000,000
HSBC Securities (USA) Inc.	137,500,000	237,500,000	375,000,000
J.P. Morgan Securities Inc.	137,500,000	237,500,000	375,000,000

Total	$550,000,000	$950,000,000	$1,500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

The underwriters propose to offer the 2014 Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the 2014 Notes to dealers at the public offering price less a concession not to exceed 0.200% of the principal amount of the 2014 Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.125% of the principal amount of the 2014 Notes on sales to other dealers. After the initial offering of the 2014 Notes to the public, the representatives may change the public offering price and concessions.

The underwriters propose to offer the 2019 Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the 2019 Notes to dealers at the public offering price less a concession not to exceed 0.300% of the principal amount of the 2019 Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the 2019 Notes on sales to other dealers. After the initial offering of the 2019 Notes to the public, the representatives may change the public offering price and concessions.

Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any Notes included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any Notes included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes included in this offering in, from or otherwise involving the United Kingdom;

•	the offer in The Netherlands of the Notes included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises);

•	(1) it has not offered or sold and will not offer or sell Notes in Hong Kong SAR by means of this prospectus supplement or any other document, other than to persons whose ordinary business involves buying or selling shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong SAR), and (2) unless it is a person who is permitted to do so under the securities laws of Hong Kong SAR, it has not issued or held for the purpose of issue in Hong Kong and will not issue or hold for the purpose of issue in Hong Kong SAR this prospectus supplement, any other offering material or any advertisement, invitation or document relating to the Notes, otherwise than with respect to Notes intended to be disposed of to persons outside Hong Kong SAR or only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or as agent;

•	the Notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan, and it has not offered or sold and will not offer or sell, directly or indirectly, the Notes in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law; and

•	this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by
Reed Elsevier
Capital

Per 2014 Note	0.350%
Per 2019 Note	0.450%

In connection with the offering, Barclays Capital Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc. may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc., in covering syndicate short positions or making stabilizing purchases, repurchases Notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be approximately $1,600,000.

In the ordinary course of their business, certain of the underwriters and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with Reed Elsevier and certain of its affiliates. Because more than 10% of the net proceeds of this offering is being paid to affiliates of the underwriters to repay certain outstanding debt owed to those affiliates under revolving credit facilities, this offering will be made in compliance with Rule 2710(h) of the FINRA Conduct Rules.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the Notes and the Guarantees will be passed on for us by Simpson Thacher & Bartlett LLP, New York, New York. The underwriters are being represented by Cravath, Swaine & Moore LLP, New York, New York. Legal matters will be passed upon by Freshfields Bruckhaus Deringer LLP, English solicitors for Reed Elsevier PLC and Netherlands counsel to Reed Elsevier NV, as to certain matters of English law and Netherlands law, respectively.

EXPERTS

Our combined financial statements as of December 31, 2007 and 2006 and for the three years ended December 31, 2007 incorporated by reference in this prospectus supplement from Form 6-K filed on November 26, 2008 incorporated by reference in the Registration Statement on Form S-3 of which this prospectus supplement is a part have been audited by Deloitte Accountants B.V., Amsterdam, The Netherlands, an independent registered public accounting firm, and Deloitte & Touche LLP, London, England, independent auditors, as stated in their joint report, (which report is dual-dated for the effects of the presentation of RBI as a discontinued operation and (1) expresses an unqualified opinion on the financial statements (2) expresses an unqualified opinion of the effectiveness of internal control over financial reporting) which is incorporated herein by reference, given upon the authority of those respective firms as experts in accounting and auditing.

The consolidated financial statements of Reed Elsevier PLC as of December 31, 2007 and 2006 and for the three years ended December 31, 2007 incorporated by reference in this prospectus supplement from Form 6-K filed on November 26, 2008 incorporated by reference in the Registration Statement on Form S-3 of which this prospectus supplement is a part have been audited by Deloitte & Touche LLP, London, England, an independent registered public accounting firm, as stated in their report, (which report is dual-dated for the effects of the presentation of RBI as a discontinued operation and (1) expresses an unqualified opinion on the financial statements (2) expresses an unqualified opinion of the effectiveness of internal control over financial reporting) which is incorporated herein by reference, given upon their authority as experts in accounting and auditing.

The financial statements of Reed Elsevier NV as of December 31, 2007 and 2006 and for the three years ended December 31, 2007 incorporated by reference in this prospectus supplement from Form 6-K filed on November 26, 2008 incorporated by reference in the Registration Statement on Form S-3 of which this prospectus supplement is a part have been audited by Deloitte Accountants B.V., Amsterdam, The Netherlands, an independent registered public accounting firm, as stated in their report, (which report is dual-dated for the effects of the presentation of RBI as a discontinued operation and (1) expresses an unqualified opinion on the financial statements and (2) expresses an unqualified opinion of the effectiveness of internal control over financial reporting) which is incorporated by reference given upon their authority as experts in accounting and auditing.

The consolidated financial statements of ChoicePoint Inc., for the year ended December 31, 2007 incorporated by reference in this prospectus supplement from Form 6-K filed January 13, 2009 incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche LLP, Atlanta, Georgia, an independent registered public accounting firm as stated in their report, (which report is dual dated for the effects of the presentation of the Marketing Services segment as a discontinued operation and as to the sale of ChoicePoint Inc. to Reed Elsevier in September 2008 and expresses an unqualified opinion on the financial statements) which is incorporated by reference in this prospectus supplement, and have been so incorporated in reliance upon that firm’s report, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Reed Elsevier PLC and Reed Elsevier NV are subject to the informational requirements of the Exchange Act and therefore file reports and other information with the SEC. You may obtain a copy of any filing Reed Elsevier PLC and Reed Elsevier NV have made with the SEC directly from the SEC. You may read and copy documents referred to in this prospectus supplement that have been filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.

You can obtain more information about the SEC’s public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a Website maintained by SEC. The address of this site is http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

Reed Elsevier PLC and Reed Elsevier NV are subject to the informational requirements of the Exchange Act and therefore file reports and other information with the SEC. The SEC allows us to incorporate by reference in this prospectus supplement the information contained in those documents already filed with the SEC. This means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents;

•	information in this prospectus supplement automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus supplement; and

•	information that we file in the future with the SEC that we incorporate by reference in this prospectus supplement will automatically update and supersede this prospectus supplement.

We incorporate by reference the documents listed below filed by Reed Elsevier PLC and Reed Elsevier NV with the SEC under the Exchange Act:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2007, filed on March 20, 2008; and

•	our joint reports on Form 6-K, filed on November 26, 2008 and January 13, 2009.

We incorporate by reference each of the following documents that will be filed with the SEC after the date of this prospectus supplement but before such time as all of the Notes covered by the prospectus supplement have been sold:

•	any joint annual report on Form 20-F filed by us pursuant to the Exchange Act; and

•	those portions of any joint report on Form 6-K filed by us pursuant to the Exchange Act that indicate on its cover page those portions that will be incorporated by reference in this prospectus supplement.

The documents incorporated by reference (excluding exhibits unless those exhibits are specifically incorporated into the information that this prospectus supplement incorporates) will be made available free of charge at the following addresses:

Reed Elsevier Capital
1105 North Market Street,
Suite 501,
Wilmington, DE 19801.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information gives pro forma effect to the acquisition of ChoicePoint, as described earlier in this prospectus supplement, the on-sale to Thomson-Reuters Corporation of a part of ChoicePoint’s US public records business serving the government sector (“the on-sale to Thomson-Reuters Corporation”), the reclassification of Reed Business Information (“RBI”) as a continuing operation and the sale of the Notes, for each of:

•	Reed Elsevier combined businesses;

•	Reed Elsevier PLC; and

•	Reed Elsevier NV.

The unaudited pro forma financial information assumes that the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation, the reclassification of RBI as a continuing operation and the sale of the Notes take place simultaneously.

REED ELSEVIER UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION

Introductory Note

The following unaudited pro forma combined financial information gives pro forma effect to the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation, the reclassification of RBI as a continuing operation and the sale of the Notes. The unaudited pro forma combined financial information has been prepared from, and should be read in conjunction with, the respective historical financial information and related notes of Reed Elsevier and ChoicePoint.

On February 21, 2008 we announced a plan to divest Reed Business Information (“RBI”). Accordingly, RBI was reflected as a discontinued operation in our unaudited interim financial information for the six months ended June 30, 2008 and 2007, and in our represented audited financial statements for the years ended December 31, 2007, 2006 and 2005 as filed on our joint report on Form 6-K on November 26, 2008.

On December 10, 2008 we announced the termination of discussions to sell RBI as it was judged not possible to structure a transaction on acceptable terms in the economic environment and credit market prevailing at that time. RBI will therefore be presented as part of our continuing operations in our combined financial statements for the year ended December 31, 2008, with prior period comparatives also being represented accordingly.

In the accompanying pro forma information we have illustrated the effect of presenting RBI as part of our continuing operations because such presentation provides a basis that will be consistent with that which will be used in our financial statements for the year ended December 31, 2008.

The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or the financial position of Reed Elsevier would have been if the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation, the reclassification of RBI as a continuing operation and the sale of the Notes had actually occurred on the dates assumed, nor is it necessarily indicative of Reed Elsevier’s future operating results or combined financial position.

The unaudited pro forma combined financial information has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

ChoicePoint’s historical financial statements have been prepared in accordance with U.S. GAAP. For the purposes of presenting the unaudited pro forma combined financial information, ChoicePoint’s financial information has been adjusted to conform materially with IFRS and Reed Elsevier’s accounting policies.

See Note 3 to the unaudited pro forma combined financial information for a description of these adjustments.

The pro forma adjustments reflected in the accompanying unaudited pro forma combined financial information reflect estimates and assumptions made by us that we believe to be reasonable. The unaudited pro forma combined financial information does not take into account any synergies, including cost savings, or acquisition integration costs which are expected to be realized or incurred as a result of the acquisition of ChoicePoint. A preliminary allocation of the purchase consideration has been performed for the purposes of the unaudited pro forma financial information based on initial independent appraisal estimates and other valuation studies which are in process and assumptions which we believe are reasonable based on the information currently available. The final allocation will be subject to the completion of these appraisals and studies and is expected to take place within one year of the acquisition date.

Reed Elsevier’s pro forma financial information is presented in pounds sterling and is also expressed in US dollars, the latter being presented solely for convenience and translated at the noon buying rate on January 2, 2009, of $1.45 per £1.00. This compares with the average US $:£ exchange rate for the six months ended June 30, 2008 of $1.97 per £1.00, for the year ended December 31, 2007 of $2.00 per £1.00 and as of June 30, 2008 of $2.00 per £1.00 respectively applied in the translation of the financial statements for those periods. Revenues, profits and net assets denominated in US dollars have been consolidated in the pro forma financial information using these exchange rates, and consequently the rate used in the convenience translation of $1.45 per £1.00 effectively understates the actual US dollar amounts.

REED ELSEVIER UNAUDITED PRO FORMA
COMBINED INCOME STATEMENT

The following unaudited pro forma combined income statements for the six months ended June 30, 2008 and for the year ended December 31, 2007 are derived from Reed Elsevier’s combined income statements included in our joint report on Form 6-K filed on November 26, 2008 and ChoicePoint’s unaudited pro forma income statements for the periods then ended derived from our joint report on Form 6-K filed on January 13, 2009, adjusted to conform materially to Reed Elsevier’s accounting polices under IFRS, as set out in Note 3, and after giving pro forma effect to the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation, the reclassification of RBI as a continuing operation and the sale of the Notes as described in Notes 1 and 2 below. These adjustments have been determined as if the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation, the reclassification of RBI as a continuing operation and the sale of the Notes took place simultaneously on January 1, 2007, the first day of the first financial period presented in the unaudited pro forma financial information below.

Six Months Ended June 30, 2008

			Reed
			Elsevier	Pro Forma Acquisition Adjustments(1)					Pro Forma	Pro Forma
			with RBI		On		Other		After	Sale of Notes	Pro	Pro
	Reed Elsevier	RBI	Continuing	ChoicePoint(3)	Sale1(c)		Adjustments(1)		Acquisition	Adjustment(2)	Forma	Forma(4)
	(in millions)

Revenue — continuing operations	£1,970	£484	£2,454	£245	£(6)		£—		£2,693	£—	£2,693	$3,905
Cost of sales	(752)	(147)	(899)	(130)	3		—		(1,026)	—	(1,026)	(1,488)

Gross profit	1,218	337	1,555	115	(3)		—		1,667	—	1,667	2,417
Selling & distribution expenses	(364)	(141)	(505)	(14)	1		—		(518)	—	(518)	(751)
Administration and other expenses	(465)	(149)	(614)	(53)	—		6	1(d)	(711)	—	(711)	(1,031)
							(50	)1(d)

Operating profit before joint ventures	389	47	436	48	(2)		(44)		438	—	438	635
Share of results of joint ventures	12	—	12	—	—		—		12	—	12	18

Operating profit — continuing operations	401	47	448	48	(2)		(44)		450	—	450	653
Finance income	25	—	25	—	—		—		25	—	25	36
Finance costs	(92)	—	(92)	(7)	—		7	1(e)	(145)	(12)	(157)	(228)
							(53	)1(e)

Net finance costs	(67)	—	(67)	(7)	—		(46)		(120)	(12)	(132)	(192)
Disposals and other non operating items	16	(4)	12	—	—		—		12	—	12	17

Profit before tax — continuing operations	350	43	393	41	(2)		(90)		342	(12)	330	478
Taxation	(76)	(19)	(95)	(17)	1	1(g)	36	1(g)	(75)	5	(70)	(101)

Net profit from continuing operations	£274	£24	£298	£24	£(1)		£(54)		£267	£(7)	£260	$377

The notes to the unaudited pro forma combined financial information are an integral part of these statements.

Year Ended December 31, 2007

			Reed Elsevier	Pro Forma Acquisition Adjustments(1)					Pro forma	Pro Forma
	Reed		with RBI		On		Other		After	Sale of Notes
	Elsevier	RBI	Continuing	Choicepoint(3)	sale1(c)		Adjustments(1)		Acquisition	Adjustment(2)	Pro Forma	Pro Forma(4)
	(in millions)

Revenue — continuing operations	£3,678	£906	£4,584	£451	£(12)		£—		£5,023	£—	£5,023	$7,283
Cost of sales	(1,339)	(285)	(1,624)	(233)	5		—		(1,852)	—	(1,852)	(2,685)

Gross profit	2,339	621	2,960	218	(7)		—		3,171	—	3,171	4,598
Selling & distribution expenses	(683)	(255)	(938)	(26)	1		—		(963)	—	(963)	(1,396)
Administration and other expenses	(875)	(275)	(1,150)	(83)	2		12	1(d)	(1,317)	—	(1,317)	(1,910)
							(98	)1(d)

Operating profit before joint ventures	781	91	872	109	(4)		(86)		891	—	891	1,292
Share of results of joint ventures	16	—	16	—	—		—		16	—	16	23

Operating profit — continuing operations	797	91	888	109	(4)		(86)		907	—	907	1,315
Finance income	43	—	43	—	—		—		43	—	43	63
Finance costs	(182)	—	(182)	(14)	—		14	1(e)	(297)	(25)	(322)	(467)
							(115	)1(e)

Net finance costs	(139)	—	(139)	(14)	—		(101)		(254)	(25)	(279)	(404)
Disposals and other non operating items	62	1	63	—	—		—		63	—	63	91

Profit before tax — continuing operations	720	92	812	95	(4)		(187)		716	(25)	691	1,002
Taxation	109	(27)	82	(37)	2	1(g)	75	1(g)	122	10	132	191

Net profit from continuing operations	£829	£65	£894	£58	£(2)		£(112)		£838	£(15)	£823	$1,193

The notes to the unaudited pro forma combined financial information are an integral part of these statements.

REED ELSEVIER UNAUDITED PRO FORMA COMBINED BALANCE SHEET

The following unaudited pro forma combined balance sheet as of June 30, 2008 is derived from Reed Elsevier’s unaudited combined balance sheet included in our joint report on Form 6-K filed on November 26, 2008 and ChoicePoint’s unaudited pro forma consolidated balance sheet derived from our joint report on Form 6-K filed on January 13, 2009, adjusted to conform materially to IFRS and Reed Elsevier’s accounting policies as of that date, as set out in Note 3, and after giving pro forma effect to the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation and the sale of the Notes as described in Notes 1 and 2 below. These adjustments have been determined as if the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation and the sale of the Notes took place on June 30, 2008.

As of June 30, 2008

	Reed
	Elsevier	Pro Forma Acquisition				Pro Forma
	(with	Adjustments(1)			Pro Forma	Sale of
	RBI Held		Other		After	Notes
	for Sale)	ChoicePoint3(b)	Adjustments(1)		Acquisition	Adjustment(2)	Pro Forma	Pro Forma(4)
	(in millions)

Non-current assets
Goodwill	£2,307	£291	£(291	)1(b)	£3,503	£—	£3,503	$5,079
			1,196	1(b)
Intangible assets	1,910	62	(62	)1(d)	3,213	—	3,213	4,659
			1,303	1(d)
Investments in joint ventures	126	—	—		126	—	126	183
Other investments	106	2	—		108	—	108	157
Property, plant and equipment	168	22	40	1(b)	230	—	230	334
Net pension assets	103	—	—		103	—	103	149
Deferred tax assets	87	7	27	1(g)	121	—	121	175

	4,807	384	2,213		7,404	—	7,404	10,736
Current assets
Inventories and pre-publication costs	277	—	—		277	—	277	402
Trade and other receivables	761	129	(10	)1(b)	880	6	886	1,285
Derivative financial instruments	255	—	—		255	—	255	370
Cash and cash equivalents	503	88	(88	)1(f)	503	—	503	729
Taxation	—	—	31	1(g)	31	—	31	45

	1,796	217	(67)		1,946	6	1,952	2,831
Assets held for sale	817	7	—		824	—	824	1,194

Total assets	£7,420	£608	£2,146		£10,174	£6	£10,180	$14,761

The notes to the unaudited pro forma combined financial information are an integral part of these statements.

As of June 30, 2008

	Reed
	Elsevier	Pro Forma Acquisition				Pro Forma
	(with	Adjustments(1)			Pro Forma	Sale of
	RBI Held		Other		After	Notes
	for Sale)	ChoicePoint3(b)	Adjustments(1)		Acquisition	Adjustment(2)	Pro Forma	Pro Forma(4)
	(in millions)

Current liabilities
Trade and other payables	£1,417	£110	£64	1(b)	£1,591	£—	£1,591	$2,307
Derivative financial instruments	33	5	—		38	—	38	55
Borrowings	1,185	—	—		1,185
Taxation	564	11	—		575	—	575	834

	3,199	126	64		3,389	—	3,389	4,914
Non-current liabilities
Borrowings	2,108	243	(243	)1(f)	4,125	6	4,131	5,990
			2,017
Deferred tax liabilities	611	—	521	1(g)	1,132	—	1,132	1,641
Net pension obligations	123	10	—		133	—	133	193
Provisions	42	—	—		42	—	42	61

	2,884	253	2,295		5,432	6	5,438	7,885
Liabilities associated with assets held for sale	411	6	—		417	—	417	605

Total liabilities	6,494	385	2,359		9,238	6	9,244	13,404

Net assets	£926	£223	£(213)		£936	£—	£936	$1,357

Capital and reserves
Combined share capitals	£200	£5	£(5)		£200	£—	£200	$290
Combined share premiums	2,267	298	(298)		2,267	—	2,267	3,287
Combined shares held in treasury	(723)	(511)	511		(723)	—	(723)	(1,048)
Translation reserve	(177)	—	—		(177)	—	(177)	(257)
Other combined reserves	(651)	417	(417)		(651)	—	(651)	(944)

Combined shareholders’ equity	916	209	(209)		916	—	916	1,328
Minority interests	10	14	(4)		20	—	20	29

Total equity	£926	£223	£(213)		£936	£—	£936	$1,357

The notes to the unaudited pro forma combined financial information are an integral part of these statements.

NOTES TO THE REED ELSEVIER UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION

1.	Pro forma acquisition adjustments

(a) The unaudited pro forma combined financial information has been prepared on the basis of our acquisition of the entire issued share capital of ChoicePoint and the on-sale of a part of its US public records business serving the government sector to Thomson-Reuters Corporation.

The total consideration for ChoicePoint comprises aggregate cash consideration of $4,033 million (£2,017 million) based on:

•	the payment of $3,427 million (£1,714 million) for ChoicePoint’s common stock, representing the agreed price of $50.00 per share of common stock;

•	the payment of $156 million (£78 million), being the aggregate of differences between $50.00 per share and the exercise price in respect of all ChoicePoint common stock options all of which vested on completion;

•	the assumption and repayment of $317 million (£159 million) of ChoicePoint’s net borrowings;

•	the assumption and repayment of $84 million (£42 million) of ChoicePoint’s synthetic lease obligations;

•	the settlement of $56 million (£28 million) of legal, tax, accounting, investment banking and other professional fees in connection with the acquisition;

•	less the consideration received for the on-sale to Thomson-Reuters Corporation of $7 million (£4 million).

In order to fund the acquisition of ChoicePoint, a committed credit facility of $4,350 million was established, approximately half of which is maturing in March 2009 with an option to extend by a year at Reed Elsevier’s discretion, and approximately half maturing in March 2011. The $4,033 million (£2,017 million) consideration was drawn on the credit facility and these borrowings are reflected in the unaudited pro forma combined financial information accordingly.

For the purposes of the unaudited pro forma financial information, US dollar amounts relating to the ChoicePoint acquisition and on-sale transaction referred to above have been translated at $2.00 to £1.00 being the closing rate as of June 30, 2008. In the combined financial statements for the year ended December 31, 2008 the ChoicePoint acquisition balance sheet will be translated into pounds sterling using the exchange rate of $1.83 per £1.00 as of September 19, 2008, the date on which the ChoicePoint acquisition was consummated. The pro forma information in relation to ChoicePoint’s balance sheet has been translated into pounds sterling using the exchange rate as of June 30, 2008 to provide consistency with the exchange rate used in the translation of the Reed Elsevier combined balance sheet as of that date included in the pro forma information.

(b) The acquisition of ChoicePoint is accounted for using the acquisition method of accounting under IFRS. The net assets acquired are incorporated in the pro forma combined financial information at their preliminary fair value to Reed Elsevier. Where the purchase price exceeds the fair value of the net tangible and intangible assets acquired, the excess is regarded as goodwill.

A preliminary allocation of the consideration has been performed for the purposes of the unaudited pro forma financial information taking account of initial independent appraisal estimates and other valuation studies which are in process and assumptions which we believe are reasonable based on the information currently available. The final allocation will be subject to the completion of these appraisals and studies which is expected to take place within one year of the acquisition date. Preliminary fair value and other acquisition adjustments principally relate to acquired intangible assets, corporate liabilities assumed on acquisition and deferred taxation. The effect of a £100 million increase in the preliminary allocated value of acquired intangible assets would be to increase the pro forma amortisation expense by approximately

NOTES TO THE REED ELSEVIER UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION — (Continued)

£8 million for the year ended December 31, 2007 and by approximately £4 million for the six months ended June 30, 2008. A summary of the preliminary allocation of the consideration is shown below.

£ million

ChoicePoint book value of net assets acquired as of June 30, 2008 under IFRS (Note 3(a)(iii))	223
Less included therein: minority interest	(14)
goodwill	(291)
net borrowings assumed and repaid	155

73
Preliminary acquisition adjustments:
Increase in intangible assets	1,241
Fair value adjustment to minority interests	4
Corporate liabilities assumed	(64)
Current tax credit on share option settlement	31
Increase in property, plant and equipment on repayment of synthetic lease
obligations	40
Increase in deferred tax liabilities (net)	(494)
Other	(10)

Preliminary fair value of net tangible and intangible assets acquired	821

£ million
Total consideration, including net borrowings assumed and synthetic lease obligations	2,017
Preliminary fair value of net tangible and intangible assets acquired (see above)	(821)

Goodwill	1,196

The corporate liabilities assumed on acquisition principally comprise liabilities in respect of change in control payments for ChoicePoint executives and ChoicePoint’s transaction expenses. The increase in property, plant and equipment relates to the recognition of property, plant and equipment on repayment of related synthetic lease obligations.

Intangible assets principally comprise customer relationships, trade names, software and databases.

(c) The pro forma financial information reflects the on-sale to Thomson-Reuters Corporation. The pro forma impact of removing the related unaudited results of operations for the year ended December 31, 2007 (£2 million net profit) and for the six months ended June 30, 2008 (£1 million net profit) is reflected in the pro forma income statements.

(d) Eliminates historical ChoicePoint amortisation of intangible assets of £6 million and £12 million for the six months ended June 30, 2008 and for the year ended December 31, 2007 respectively, and replaces with amortisation of intangible assets following the acquisition of the ChoicePoint businesses. A preliminary review of the acquired intangible assets has indicated the following expected useful economic lives: customer relationships — 20 years; trade names — 5 years; software and databases — 5 years. These amortisation periods have been assumed for the ChoicePoint assets in preparing the pro forma financial information.

(e) Eliminates historical ChoicePoint interest expense and charges interest expense on $4,033 million (£2,017 million) of borrowings under the committed credit facility used to fund the acquisition of ChoicePoint and repayment of the net borrowings and synthetic lease obligations assumed on acquisition.

NOTES TO THE REED ELSEVIER UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION — (Continued)

The blended financing rate on borrowings after taking account of interest rate hedges which relate to borrowings under the acquisition credit facility, but before taking account of the sale of the Notes (see Note 2 below), is estimated on a pro forma basis to be approximately 5.7% for the year ended December 31, 2007 and approximately 5.2% for the six months ended June 30, 2008. The effect of a 100 basis point increase in interest rates would be to increase interest expense by approximately £5 million for the year ended December 31, 2007 and by approximately £3 million for the six months ended June 30, 2008.

(f) Eliminates ChoicePoint’s net borrowings which were repaid as part of the purchase.

(g) Records the tax effects of the relevant pro forma adjustments arising from the acquisition of ChoicePoint at an effective rate, including federal and state taxes, of 40%.

2.	Pro forma net proceeds of the sale of the Notes

The unaudited pro forma combined financial information includes the sale of $550,000,000 7.750% Notes due 2014 and $950,000,000 8.625% Notes due 2019. The net proceeds of approximately $1,487 million (£744 million translated at the closing rate on June 30, 2008 of $2.00 to £1.00) (after deducting underwriting discounts and estimated transaction expenses) are assumed to be applied against the committed credit facility. It is estimated that, based on current market interest rates, the sale of the Notes will increase the blended financing rate on the debt funding by 330 basis points and will give rise to an incremental interest charge of £12 million and £25 million for the six months ended June 30, 2008 and for the year ended December 31, 2007 respectively, on the acquisition funding.

3.	Restatement of ChoicePoint’s historical financial information to IFRS and Reed Elsevier accounting policies

(a) ChoicePoint historical financial information

(i) ChoicePoint Unaudited Consolidated Income Statement — Six months ended June 30, 2008

The following unaudited consolidated income statement for the six months ended June 30, 2008 is derived from ChoicePoint’s unaudited consolidated income statement for the period then ended, included in our joint report on Form 6-K filed on January 13, 2009, adjusted to conform materially to Reed Elsevier’s accounting policies under IFRS.

NOTES TO THE REED ELSEVIER UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION — (Continued)

			ChoicePoint	ChoicePoint
			IFRS and	IFRS and
			Reed Elsevier	Reed Elsevier
	ChoicePoint		accounting	accounting
	US GAAP	Adjustments 3(b)	policies	policies 3(c)
	(in millions)

Revenue — continuing operations	$482	$—	$482	£245
Cost of sales	(250)	(6)	(256)	(130)

Gross profit	232	(6)	226	115
Selling & distribution expenses	(27)	—	(27)	(14)
Administration and other expenses	(110)	6	(104)	(53)

Operating profit — continuing operations	95	—	95	48
Finance costs	(14)	—	(14)	(7)

Profit before tax — continuing operations	81	—	81	41
Taxation	(34)	—	(34)	(17)

Net profit from continuing operations	$47	$—	$47	£24

ChoicePoint’s historical financial information is presented on a continuing operations basis and excludes profits from discontinued operations of $18 million (£9 million) under U.S. GAAP.

NOTES TO THE REED ELSEVIER UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION — (Continued)

(ii) ChoicePoint Unaudited Consolidated Income Statement — Year ended December 31, 2007

The following unaudited consolidated income statement for the year ended December 31, 2007 is derived from ChoicePoint’s audited consolidated income statement for the year then ended, included in our joint report on Form 6-K filed on January 13, 2009, adjusted to conform materially to Reed Elsevier’s accounting policies under IFRS.

			ChoicePoint	ChoicePoint
			IFRS and	IFRS and
			Reed Elsevier	Reed Elsevier
	ChoicePoint		accounting	accounting
	US GAAP	Adjustments3(b)	policies	policies3(c)
	(in millions)

Revenue — continuing operations	$901	$—	$901	£451
Cost of sales	(461)	(4)	(465)	(233)

Gross profit	440	(4)	436	218
Selling & distribution expenses	(52)	—	(52)	(26)
Administration and other expenses	(170)	3	(167)	(83)

Operating profit — continuing operations	218	(1)	217	109
Finance costs	(27)	—	(27)	(14)

Profit before tax — continuing operations	191	(1)	190	95
Taxation	(75)	—	(75)	(37)

Net profit from continuing operations	$116	$(1)	$115	£58

NOTES TO THE REED ELSEVIER UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION — (Continued)

(iii) ChoicePoint Unaudited Consolidated Balance Sheet — As of June 30, 2008

The following unaudited consolidated balance sheet as of June 30, 2008 is derived from ChoicePoint’s unaudited consolidated balance sheet at that date derived from our joint report on Form 6-K filed on January 13, 2009, adjusted to conform materially to Reed Elsevier’s accounting policies under IFRS.

			ChoicePoint	ChoicePoint
			IFRS and	IFRS and
			Reed Elsevier	Reed Elsevier
	ChoicePoint		accounting	accounting
	US GAAP	Adjustments3(b)	policies	policies3(c)
	(in millions)

Non-current assets
Goodwill	$582	$—	$582	£291
Intangible assets	124	—	124	62
Other investments	4	—	4	2
Property, plant and equipment	43	—	43	22
Deferred tax assets	13	—	13	7

	766	—	766	384
Current assets
Trade and other receivables	259	—	259	129
Cash and cash equivalents	175	—	175	88

	434	—	434	217
Assets held for sale	15	—	15	7

Total assets	$1,215	$—	$1,215	£608

Current liabilities
Trade and other payables	$222	$—	$222	£110
Derivative financial instruments	9	—	9	5
Taxation	21	—	21	11

	252	—	252	126
Non-current liabilities
Borrowings	485	—	485	243
Deferred tax liabilities	1	—	1	—
Net post-retirement obligations	20	—	20	10

	506	—	506	253
Liabilities associated with assets held for sale	12	—	12	6

Total liabilities	$770	$—	$770	£385

Net assets	$445	$—	$445	£223

Capital and reserves
Common stock	$9	$—	$9	£5
Paid-in capital	596	—	596	298
Treasury stock	(1,021)	—	(1,021)	(511)
Accumulated other comprehensive income	2	(2)	—	—
Retained earnings	832	2	834	417

Combined shareholders’ equity	418	—	418	209
Minority interests	27	—	27	14

Total equity	$445	$—	$445	£223

NOTES TO THE REED ELSEVIER UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION — (Continued)

(b) Adjustments to historical ChoicePoint financial statements

No material adjustments have been identified that would be required to present ChoicePoint’s historical financial information under IFRS. Reclassifications and adjustments have been made to ChoicePoint’s historical financial information to conform to Reed Elsevier’s accounting policies and presentation as described below.

The principal income statement adjustment relates to the reclassification of costs between Administration and other expenses and Cost of sales.

(c) Translation of ChoicePoint’s financial statements

ChoicePoint presented its financial statements in US dollars. The results of ChoicePoint, adjusted to conform materially to Reed Elsevier’s accounting policies under IFRS, have been translated into pounds sterling at the average rate of $2.00 to £1.00 for the year ended December 31, 2007 and at the average rate of $1.97 to £1.00 for the six months ended June 30, 2008. The ChoicePoint balance sheet as of June 30, 2008 in US dollars, adjusted to conform materially to Reed Elsevier’s accounting policies under IFRS, has been translated into pounds sterling at $2.00 to £1.00 being the closing rate as of June 30, 2008.

These translations should not be taken as assurances that the pounds sterling amounts currently represent US dollar amounts or could be converted in US dollars at the rate indicated or at any other rate, at any time.

4.	Convenience translations

For the convenience of the reader, pounds sterling amounts for the year ended December 31, 2007 and for the six months ended June 30, 2008 have been translated into US dollars using the noon buying rate on January 2, 2009 of $1.45 per £1.00. This compares with the average US $:£ exchange rate for the six months ended June 30, 2008 of $1.97 per £1.00, for the year ended December 31, 2007 of $2.00 per £1.00 and as of June 30, 2008 of $2.00 per £1.00 respectively applied in the translation of the financial statements for those periods. Revenues, profits and net assets denominated in US dollars have been consolidated in the pro forma financial information using these exchange rates, and consequently the rate used in the convenience translation of $1.45 per £1.00 effectively understates the actual US dollar amounts.

5.	Net borrowings

Pro forma net borrowings as of June 30, 2008, set out below, is defined as gross borrowings less related derivative financial instrument assets and cash and cash equivalents. Net borrowings is presented as it is a key metric used by management to assess Reed Elsevier’s financial position.

			Related
			Derivative
	Cash & Cash		Financial	Net
	Equivalents	Borrowings	Instruments	Borrowings
		(in millions)

Reed Elsevier	£503	£(3,293)	£211	£(2,579)
ChoicePoint	88	(243)	—	(155)

	591	(3,536)	211	(2,734)
Pro forma effective consideration	—	(2,017)	—	(2,017)
Repayment of ChoicePoint net borrowings	(88)	243	—	155

Pro forma net borrowings	£503	£(5,310)	£211	£(4,596)

NOTES TO THE REED ELSEVIER UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION — (Continued)

6.	Reconciliation of adjusted operating profit to operating profit

Adjusted operating profit is a non-GAAP measure included on the basis that it is a key financial measure used by management to evaluate performance and allocate resources to the business segments. Adjusted operating profit represents operating profit before amortisation of acquired intangible assets, exceptional restructuring and acquisition integration costs, and is grossed up to exclude the equity share of taxes in joint ventures. Reconciliation of adjusted operating profit to operating profit for the six months ended June 30, 2008 and for the year ended December 31, 2007 are set out below.

Six months ended June 30, 2008

			Reed
			Elsevier		Pro Forma		Pro Forma
			with RBI		Acquisition		After
	Reed Elsevier	RBI	Continuing	ChoicePoint	Adjustments		Acquisition
	(in millions)

Operating profit	£401	£47	£448	£48	£(2	)1(c)	£450
					6	1(d)
					(50	)1(d)
Adjustments:
Amortisation of acquired intangible assets	105	4	109	6	(6	)1(d)	159
					50	1(d)
Exceptional restructuring costs	39	7	46	—	—		46
Acquisition integration costs	6	4	10	—	—		10
Reclassification of tax in joint ventures	6	—	6	—	—		6

Adjusted operating profit	£557	£62	£619	£54	£(2)		£671

Year ended December 31, 2007
Operating profit	£797	£91	£888	£109	£(4	)1(c)	£907
					12	1(d)
					(98	)1(d)
Adjustments:
Amortisation of acquired intangible assets	194	27	221	12	(12	)1(d)	319
					98	1(d)
Acquisition integration costs	17	3	20	—	—		20
Reclassification of tax in joint ventures	8	—	8	—	—		8

Adjusted operating profit	£1,016	£121	£1,137	£121	£(4)		£1,254

NOTES TO THE REED ELSEVIER UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION — (Continued)

7. Reed Elsevier unaudited pro forma combined income statements

The following unaudited pro forma combined income statements for the six months ended June 30, 2007 and the years ended December 31, 2006 and 2005 have been derived from Reed Elsevier’s combined financial statements for the periods then ended included in our joint report on Form 6-K filed on November 26, 2008, adjusted to reclassify RBI as a continuing operation. Following the announcement on December 10, 2008 that discussions to sell RBI had been terminated, Reed Elsevier’s combined income statements for the six months ended June 30, 2007 and for the years ended December 31, 2006 and 2005 included in our joint report on Form 6-K filed on November 26, 2008, which presented RBI as a discontinued operation, have been re-presented with RBI reclassified as a continuing operation as set out below.

Six Months Ended June 30, 2007

			Reed Elsevier
			with RBI
	Reed Elsevier	RBI	Continuing
	(in millions)

Revenue — continuing operations	£1,790	£445	£2,235
Cost of sales	(686)	(125)	(811)

Gross profit	1,104	320	1,424
Selling & distribution expenses	(336)	(124)	(460)
Administration and other expenses	(408)	(155)	(563)

Operating profit before joint ventures	360	41	401
Share of results of joint ventures	11	—	11

Operating profit — continuing operations	371	41	412
Finance income	18	—	18
Finance costs	(88)	—	(88)

Net finance costs	(70)	—	(70)
Disposals and other non operating items	7	1	8

Profit before tax — continuing operations	308	42	350
Taxation	(76)	(12)	(88)

Net profit from continuing operations	£232	£30	£262

NOTES TO THE REED ELSEVIER UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION — (Continued)

Year Ended December 31, 2006

			Reed Elsevier
			with RBI
	Reed Elsevier	RBI	Continuing
	(in millions)

Revenue — continuing operations	£3,613	£896	£4,509
Cost of sales	(1,308)	(294)	(1,602)

Gross profit	2,305	602	2,907
Selling & distribution expenses	(681)	(244)	(925)
Administration and other expenses	(890)	(273)	(1,163)

Operating profit before joint ventures	734	85	819
Share of results of joint ventures	18	—	18

Operating profit — continuing operations	752	85	837
Finance income	21	—	21
Finance costs	(179)	—	(179)

Net finance costs	(158)	—	(158)
Disposals and other non operating items	24	(25)	(1)

Profit before tax — continuing operations	618	60	678
Taxation	(61)	(25)	(86)

Net profit from continuing operations	£557	£35	£592

NOTES TO THE REED ELSEVIER UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION — (Continued)

Year Ended December 31, 2005

			Reed Elsevier
			With RBI
	Reed Elsevier	RBI	Continuing
	(in millions)

Revenue — continuing operations	£3,373	£892	£4,265
Cost of sales	(1,224)	(297)	(1,521)

Gross profit	2,149	595	2,744
Selling & distribution expenses	(657)	(239)	(896)
Administration and other expenses	(831)	(281)	(1,112)

Operating profit before joint ventures	661	75	736
Share of results of joint ventures	16	—	16

Operating profit — continuing operations	677	75	752
Finance income	36	—	36
Finance costs	(176)	—	(176)

Net finance costs	(140)	—	(140)
Disposals and other non operating items	3	(1)	2

Profit before tax — continuing operations	540	74	614
Taxation	(194)	(25)	(219)

Net profit from continuing operations	£346	£49	£395

NOTES TO THE REED ELSEVIER UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION — (Continued)

Adjusted operating profit is a non-GAAP measure included on the basis that it is a key financial measure used by management to evaluate performance and allocate resources to the business segments. Adjusted operating profit represents operating profit before amortisation of acquired intangible assets, exceptional restructuring and acquisition integration costs, and is grossed up to exclude the equity share of taxes in joint ventures. Reconciliation of adjusted operating profit to operating profit for the six months ended June 30, 2007 and for the years ended December 31, 2006 and 2005 are included below.

Six Months Ended June 30, 2007
			Reed
			Elsevier with
	Reed		RBI
	Elsevier	RBI	Continuing
	(in millions)

Operating profit	£371	£41	£412

Adjustments:
Amortisation of acquired intangible assets	95	13	108
Acquisition integration costs	5	1	6
Reclassification of tax in joint ventures	4	—	4

Adjusted operating profit	£475	£55	£530

Year Ended December 31, 2006
			Reed
			Elsevier with
	Reed		RBI
	Elsevier	RBI	Continuing
	(in millions)

Operating profit	£752	£85	£837
Adjustments:
Amortisation of acquired intangible assets	186	25	211
Acquisition integration costs	21	2	23
Reclassification of tax in joint ventures	10	—	10

Adjusted operating profit	£969	£112	£1,081

Year Ended December 31, 2005
			Reed
			Elsevier with
	Reed		RBI
	Elsevier	RBI	Continuing
	(in millions)

Operating profit	£677	£75	£752
Adjustments:
Amortisation of acquired intangible assets	174	29	203
Acquisition integration costs	20	—	20
Reclassification of tax in joint ventures	6	—	6

Adjusted operating profit	£877	£104	£981

REED ELSEVIER PLC UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

The following unaudited pro forma consolidated income statements for the six months ended June 30, 2008 and for the year ended December 31, 2007 are derived from Reed Elsevier PLC’s consolidated income statements included in our joint report on Form 6-K filed on November 26, 2008 and ChoicePoint’s unaudited pro forma income statements for the periods then ended, adjusted to conform materially to IFRS and Reed Elsevier’s accounting policies, after giving pro forma effect to the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation, the reclassification of RBI as a continuing operation and the sale of the Notes as described in Notes 1 and 2 below. Following the announcement on December 10, 2008 that discussions to sell RBI had been terminated, Reed Elsevier PLC’s consolidated income statements for the six months ended June 30, 2008 and for the year ended December 31, 2007 included in our joint report on Form 6-K filed on November 26, 2008, which presented RBI as a discontinued operation, have been re-presented with RBI reclassified as a continuing operation as set out below. These adjustments have been determined as if the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation, the reclassification of RBI as a continuing operation and the sale of the Notes took place simultaneously on January 1, 2007, the first day of the first financial period presented in the unaudited pro forma financial information below.

Six Months Ended June 30, 2008

								Pro Forma
				Reed Elsevier PLC			Pro Forma	Sale of
				with RBI	Acquisition		After	Notes
	Reed Elsevier PLC	RBI		Continuing	Adjustments(1)		Acquisition	Adjustment(2)		Pro Forma	Pro Forma(3)
	(in millions, except per share amounts)

Effect of tax credit equalisation on distributed earnings	£(8)	£—		£(8)	£—		£(8)	£—		£(8)	$(12)
Share of results of joint ventures	169	—		169	(16)		153	(4)		149	216

Operating profit and profit before tax	161	—		161	(16)		145	(4)		141	204
Taxation	(6)	—		(6)	—		(6)	—		(6)	(8)

Profit attributable to ordinary shareholders	£155	£—		£155	£(16)		£139	£(4)		£135	$196

Basic earnings per share:
From continuing operations of the combined businesses	12.4p	1.2p		13.6p	(1.5p	)	12.1p	(0.4p	)	11.7p	17.0¢
From discontinued operations of the combined businesses	1.7p	(1.2p	)	0.5p	—		0.5p	—		0.5p	0.7¢

From total operations of the combined businesses	14.1p	—		14.1p	(1.5p	)	12.6p	(0.4p	)	12.2p	17.7¢

Diluted earnings per share:
From continuing operations of the combined businesses	12.3p	1.1p		13.4p	(1.4p	)	12.0p	(0.4p	)	11.6p	16.8¢
From discontinued operations of the combined businesses	1.7p	(1.1p	)	0.6p	—		0.6p	—		0.6p	0.9¢

From total operations of the combined businesses	14.0p	—		14.0p	(1.4p	)	12.6p	(0.4p	)	12.2p	17.7¢

Average number of shares during the period — basic	1,096.9	1,096.9		1,096.9	1,096.9		1,096.9	1,096.9		1,096.9	1,096.9

Average number of shares during the period — diluted	1,109.9	1,109.9		1,109.9	1,109.9		1,109.9	1,109.9		1,109.9	1,109.9

The notes to the unaudited pro forma consolidated financial information are an integral part of these statements.

Year ended December 31, 2007

								Pro Forma
				Reed Elsevier			Pro Forma	Sale of
	Reed Elsevier			PLC with	Acquisition		After	Notes
	PLC	RBI		RBI continuing	Adjustments (1)		Acquisition	Adjustment (2)		Pro Forma	Pro Forma (3)
	(in millions, except per share amounts)

Administrative expenses	£(1)	£—		£(1)	£—		£(1)	£—		£(1)	$(1)
Effect of tax credit equalisation on distributed earnings	(11)	—		(11)	—		(11)	—		(11)	(16)
Share of results of joint ventures	658	—		658	(30)		628	(8)		620	899

Operating profit	646	—		646	(30)		616	(8)		608	882
Finance charges	(3)	—		(3)	—		(3)	—		(3)	(5)

Profit before tax	643	—		643	(30)		613	(8)		605	877
Taxation	(19)	—		(19)	—		(19)	—		(19)	(27)

Profit attributable to ordinary shareholders	£624	£—		£624	£(30)		£594	£(8)		£586	$850

Basic earnings per share:
From continuing operations of the combined businesses	33.9p	2.7p		36.6p	(2.4p	)	34.2p	(0.6p	)	33.6p	48.7¢
From discontinued operations of the combined businesses	15.8p	(2.7p	)	13.1p	—		13.1p	—		13.1p	19.0¢

From total operations of the combined businesses	49.7p	—		49.7p	(2.4p	)	47.3p	(0.6p	)	46.7p	67.7¢

Diluted earnings per share:
From continuing operations of the combined businesses	33.5p	2.7p		36.2p	(2.3p	)	33.9p	(0.6p	)	33.3p	48.3¢
From discontinued operations of the combined businesses	15.6p	(2.7p	)	12.9p	—		12.9p	—		12.9p	18.7¢

From total operations of the combined businesses	49.1p	—		49.1p	(2.3p	)	46.8p	(0.6p	)	46.2p	67.0¢

Average number of shares during the period — basic	1,256.5	1,256.5		1,256.5	1,256.5		1,256.5	1,256.5		1,256.5	1,256.5

Average number of shares during the period — diluted	1,271.3	1,271.3		1,271.3	1,271.3		1,271.3	1,271.3		1,271.3	1,271.3

The notes to the unaudited pro forma combined financial information are an integral part of these statements.

REED ELSEVIER PLC UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

The following unaudited pro forma consolidated balance sheet as of June 30, 2008 is derived from Reed Elsevier PLC’s unaudited consolidated balance sheet included in our joint report on Form 6-K filed on November 26, 2008 and ChoicePoint’s unaudited pro forma consolidated balance sheet as of that date, adjusted to conform materially to Reed Elsevier’s accounting policies under IFRS, after giving pro forma effect to the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation and the sale of the Notes as described in Notes 1 and 2 below. These adjustments have been determined as if the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation and the sale of the Notes took place on June 30, 2008.

As of June 30, 2008

			Pro Forma	Pro Forma
		Acquisition	After	Sale of Notes
	Reed Elsevier PLC	Adjustments(1)	Acquisition	Adjustment(2)	Pro Forma	Pro Forma(3)
	(in millions)

Non-current assets
Investments in joint ventures	£501	£—	£501	£—	£501	$726

Total assets	501	—	501	—	501	726
Current liabilities
Payables	2	—	2	—	2	3
Taxation	14	—	14	—	14	20

Total liabilities	16	—	16	—	16	23

Net assets	£485	£—	£485	£—	£485	$703

Capital and reserves
Called up share capital	£164	£—	£164	£—	£164	$238
Share premium account	1,147	—	1,147	—	1,147	1,663
Shares held in treasury (including joint ventures)	(347)	—	(347)	—	(347)	(503)
Capital redemption reserve	4	—	4	—	4	6
Translation reserve	(7)	—	(7)	—	(7)	(10)
Other reserves	(476)	—	(476)	—	(476)	(691)

Total equity	£485	£—	£485	£—	£485	$703

The notes to the unaudited pro forma consolidated financial information are an integral part of these statements.

NOTES TO THE REED ELSEVIER PLC UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION

1.	Pro forma acquisition adjustments

The pro forma effect on Reed Elsevier from the acquisition of ChoicePoint, the on-sale to The Thomson-Reuters Corporation and the sale of the Notes is described in the Reed Elsevier Unaudited Pro Forma Combined Financial Information. Reed Elsevier PLC accounts for its shareholders’ 52.9% economic interest in Reed Elsevier under the equity method. The results of operations and the financial position of Reed Elsevier PLC have been adjusted to reflect its share of the pro forma acquisition adjustments disclosed in the Reed Elsevier Unaudited Pro Forma Combined Financial Information.

The Reed Elsevier Unaudited Pro Forma Combined Financial Information records the acquisition of the ChoicePoint business using the acquisition method of accounting under IFRS, in which the excess of the fair value of the consideration over the fair value of the net assets acquired is allocated to goodwill.

2.	Pro forma proceeds of the sale of the Notes

The pro forma effect of the sale of the Notes on Reed Elsevier is described in the Reed Elsevier Unaudited Pro Forma Combined Financial Information. The Reed Elsevier PLC Unaudited Pro Forma Consolidated Income Statement and Unaudited Pro Forma Consolidated Balance Sheet reflect its share of the pro forma effect of the sale of the Notes.

3.	Convenience translations

For the convenience of the reader, pounds sterling and pence amounts for the year ended December 31, 2007 and for the six months ended June 30, 2008 have been translated into US dollars using the noon buying rate on January 2, 2009 of $1.45 per £1.00. This compares with the average US $:£ exchange rate for the six months ended June 30, 2008 of $1.97 per £1.00, for the year ended December 31, 2007 of $2.00 per £1.00 and as of June 30, 2008 of $2.00 per £1.00 respectively applied in the translation of the financial statements for those periods. Revenues, profits and net assets denominated in US dollars have been consolidated in the pro forma financial information using these exchange rates, and consequently the rate used in the convenience translation of $1.45 per £1.00 effectively understates the actual US dollar amounts.

NOTES TO THE REED ELSEVIER PLC UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION — (Continued)

4.	Reed Elsevier PLC unaudited pro forma consolidated income statements

The following Reed Elsevier PLC unaudited pro forma consolidated income statements for the six months ended June 30, 2007 and the years ended December 31, 2006 and 2005 have been derived from Reed Elsevier PLC’s consolidated financial statements for the periods then ended included in our joint report on Form 6-K filed on November 26, 2008, adjusted to reclassify RBI as a continuing operation. Following the announcement on December 10, 2008 that discussions to sell RBI had been terminated, Reed Elsevier PLC’s consolidated income statements for the six months ended June 30, 2007 and for the years ended December 31, 2006 and 2005 included in our joint report on Form 6-K filed on November 26, 2008, which presented RBI as a discontinued operation, have been re-presented with RBI reclassified as a continuing operation as set out below.

Six Months Ended June 30, 2007

				Reed Elsevier
				PLC with
	Reed Elsevier			RBI
	PLC	RBI		Continuing
	(in millions, except per share amounts)

Effect of tax credit equalisation on distributed earnings	£(8)	£—		£(8)
Share of results of joint ventures	174	—		174

Operating profit	166	—		166
Finance charges	(1)	—		(1)

Profit before tax	165	—		165
Taxation	(8)	—		(8)

Profit attributable to ordinary shareholders	£157	£—		£157

Basic earnings per share:
From continuing operations of the combined businesses	9.1p	1.2p		10.3p
From discontinued operations of the combined businesses	3.4p	(1.2p	)	2.2p

From total operations of the combined businesses	12.5p	—		12.5p

Diluted earnings per share:
From continuing operations of the combined businesses	9.0p	1.2p		10.2p
From discontinued operations of the combined businesses	3.3p	(1.2p	)	2.1p

From total operations of the combined businesses	12.3p	—		12.3p

Average number of shares during the period — basic	1,257.7	1,257.7		1,257.7

Average number of shares during the period — diluted	1,273.8	1,273.8		1,273.8

NOTES TO THE REED ELSEVIER PLC UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION — (Continued)

Year Ended December 31, 2006

				Reed Elsevier
				PLC with
	Reed Elsevier			RBI
	PLC	RBI		Continuing
	(in millions, except per share amounts)

Administrative expenses	£(2)	£—		£(2)
Effect of tax credit equalisation on distributed earnings	(10)	—		(10)
Share of results of joint ventures	343	—		343

Operating profit	331	—		331
Finance charges	(3)	—		(3)

Profit before tax	328	—		328
Taxation	(8)	—		(8)

Profit attributable to ordinary shareholders	£320	£—		£320

Basic earnings per share:
From continuing operations of the combined businesses	22.7p	1.4p		24.1p
From discontinued operations of the combined businesses	2.9p	(1.4p	)	1.5p

From total operations of the combined businesses	25.6p	—		25.6p

Diluted earnings per share:
From continuing operations of the combined businesses	22.5p	1.3p		23.8p
From discontinued operations of the combined businesses	2.8p	(1.3p	)	1.5p

From total operations of the combined businesses	25.3p	—		25.3p

Average number of shares during the period — basic	1,251.9	1,251.9		1,251.9

Average number of shares during the period — diluted	1,266.4	1,266.4		1,266.4

NOTES TO THE REED ELSEVIER PLC UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION — (Continued)

Year Ended December 31, 2005

				Reed Elsevier
				PLC with
	Reed Elsevier			RBI
	PLC	RBI		Continuing
	(in millions, except per share amounts)

Administrative expenses	£(2)	£—		£(2)
Effect of tax credit equalisation on distributed earnings	(9)	—		(9)
Share of results of joint ventures	252	—		252

Operating profit	241	—		241
Finance income	1	—		1

Profit before tax	242	—		242
Taxation	(7)	—		(7)

Profit attributable to ordinary shareholders	£235	£—		£235

Basic earnings per share:
From continuing operations of the combined businesses	13.7p	2.0p		15.7p
From discontinued operations of the combined businesses	4.9p	(2.0p	)	2.9p

From total operations of the combined businesses	18.6p	—		18.6p

Diluted earnings per share:
From continuing operations of the combined businesses	13.5p	2.1p		15.6p
From discontinued operations of the combined businesses	4.9p	(2.1p	)	2.8p

From total operations of the combined businesses	18.4p	—		18.4p

Average number of shares during the period — basic	1,266.2	1,266.2		1,266.2

Average number of shares during the period — diluted	1,277.2	1,277.2		1,277.2

REED ELSEVIER NV UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

The following unaudited pro forma consolidated income statements for the six months ended June 30, 2008 and for the year ended December 31, 2007 are derived from Reed Elsevier NV’s consolidated income statements included in our joint report on Form 6-K filed on November 26, 2008 and ChoicePoint’s unaudited pro forma income statements for the periods then ended, adjusted to conform materially to IFRS and Reed Elsevier’s accounting polices, after giving pro forma effect to the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation, the reclassification of RBI as a continuing operation and the sale of the Notes as described in Notes 1 and 2 below. Following the announcement on December 10, 2008 that discussions to sell RBI had been terminated, Reed Elsevier NV’s consolidated income statements for the six months ended June 30, 2008 and for the year ended December 31, 2007 included in our joint report on Form 6-K filed on November 26, 2008, which presented RBI as a discontinued operation, have been re-presented with RBI reclassified as a continuing operation as set out below. These adjustments have been determined as if the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation, the reclassification of RBI as a continuing operation and the sale of the Notes took place simultaneously on January 1, 2007, the first day of the first financial period presented in the unaudited pro forma financial information below.

Six Months Ended June 30, 2008

			Reed Elsevier			Pro Forma
			NV with		Pro Forma	Sale of
	Reed Elsevier		RBI	Acquisition	After	Notes
	NV	RBI	Continuing	Adjustments(1)	Acquisition	Adjustment(2)	Pro Forma	Pro Forma(3)
	(in millions, except per share amounts)

Administrative expenses	€(1)	€—	€(1)	€—	€(1)	€—	€(1)	$(1)
Share of results of joint ventures	164	—	164	(20)	144	(5)	139	193

Operating profit	163	—	163	(20)	143	(5)	138	192
Finance income	38	—	38	—	38	—	38	53

Profit before tax	201	—	201	(20)	181	(5)	176	245
Taxation	(9)	—	(9)	—	(9)	—	(9)	(13)

Profit attributable to ordinary shareholders	€192	€—	€192	€(20)	€172	€(5)	€167	$232

Basic earnings per share:
From continuing operations of the combined businesses	€0.26	€0.02	€0.28	€(0.03)	€0.25	€(0.01)	€0.24	33.4¢
From discontinued operations of the combined businesses	€0.02	€(0.02)	—	—	—	—	—	—

From total operations of the combined businesses	€0.28	—	€0.28	€(0.03)	€0.25	€(0.01)	€0.24	33.4¢

Diluted earnings per share:
From continuing operations of the combined businesses	€0.26	€0.02	€0.28	€(0.03)	€0.25	€(0.01)	€0.24	33.4¢
From discontinued operations of the combined businesses	€0.02	€(0.02)	—	—	—	—	—	—

From total operations of the combined businesses	€0.28	—	€0.28	€(0.03)	€0.25	€(0.01)	€0.24	33.4¢

Average number of shares during the period — basic	674.2	674.2	674.2	674.2	674.2	674.2	674.2	674.2

Average number of shares during the period — diluted	681.2	681.2	681.2	681.2	681.2	681.2	681.2	681.2

The notes to the unaudited pro forma consolidated financial information are an integral part of these statements.

Year Ended December 31, 2007

			Reed			Pro Forma
	Reed		Elsevier		Pro Forma	Sale of
	Elsevier		NV with RBI	Acquisition	After	Notes
	NV	RBI	Continuing	Adjustments(1)	Acquisition	Adjustment(2)	Pro Forma	Pro Forma(3)
	(in millions, except per share amounts)

Administrative expenses	€(3)	€—	€(3)	€—	€(3)	€—	€(3)	$(4)
Share of results of joint ventures	803	—	803	(41)	762	(11)	751	1,044

Operating profit	800	—	800	(41)	759	(11)	748	1,040
Finance income	73	—	73	—	73	—	73	101

Profit before tax	873	—	873	(41)	832	(11)	821	1,141
Taxation	(18)	—	(18)	—	(18)	—	(18)	(25)

Profit attributable to ordinary shareholders	€855	€—	€855	€(41)	€814	€(11)	€803	$1,116

Basic earnings per share:
From continuing operations of the combined businesses	€0.78	€0.06	€0.84	€(0.05)	€0.79	€(0.01)	€0.78	$1.08
From discontinued operations of the combined businesses	€0.32	€(0.06)	€0.26	—	€0.26	—	€0.26	$0.37

From total operations of the combined businesses	€1.10	—	€1.10	€(0.05)	€1.05	€(0.01)	€1.04	$1.45

Diluted earnings per share:
From continuing operations of the combined businesses	€0.77	€0.06	€0.83	€(0.05)	€0.78	€(0.01)	€0.77	$1.07
From discontinued operations of the combined businesses	€0.32	€(0.06)	€0.26	—	€0.26	—	€0.26	$0.36

From total operations of the combined businesses	€1.09	—	€1.09	€(0.05)	€1.04	€(0.01)	€1.03	$1.43

Average number of shares during the period — basic	774.9	774.9	774.9	774.9	774.9	774.9	774.9	774.9

Average number of shares during the period — diluted	784.1	784.1	784.1	784.1	784.1	784.1	784.1	784.1

The notes to the unaudited pro forma consolidated financial information are an integral part of these statements.

REED ELSEVIER NV UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

The following unaudited pro forma consolidated balance sheet as of June 30, 2008 is derived from Reed Elsevier NV’s unaudited consolidated balance sheet included in our joint report on Form 6-K filed on November 26, 2008 and ChoicePoint’s unaudited pro forma consolidated balance sheet as of that date, adjusted to conform materially to Reed Elsevier’s accounting policies under IFRS, after giving pro forma effect to the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation and the sale of the Notes as described in Notes 1 and 2 below. These adjustments have been determined as if the acquisition of ChoicePoint, the on-sale to Thomson-Reuters Corporation and the sale of the Notes took place on June 30, 2008.

As of June 30, 2008

			Pro Forma	Pro Forma
		Acquisition	After	Sale of Notes
	Reed Elsevier NV	Adjustments(1)	Acquisition	Adjustment(2)	Pro Forma	Pro Forma(3)
	(in millions)

Non-current assets
Investments in joint ventures	€652	€—	€652	€—	€652	$906
Current assets
Amounts due from joint ventures — other	4	—	4	—	4	6
Cash and cash equivalents	1	—	1	—	1	1

	5	—	5	—	5	7

Total assets	657	—	657	—	657	913

Current liabilities
Payables	10	—	10	—	10	14
Taxation	70	—	70	—	70	97

Total liabilities	80	—	80	—	80	111

Net assets	€577	€—	€577	€—	€577	$802

Capital and reserves
Share capital issued	€49	€—	€49	€—	€49	$68
Paid-in surplus	1,711	—	1,711	—	1,711	2,378
Shares held in treasury (including joint ventures)	(503)	—	(503)	—	(503)	(699)
Translation reserve	(196)	—	(196)	—	(196)	(272)
Other reserves	(484)	—	(484)	—	(484)	(673)

Total equity	€577	€—	€577	€—	€577	$802

The notes to the unaudited pro forma consolidated financial information are an integral part of these statements.

NOTES TO THE REED ELSEVIER NV UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION

1.	Pro forma acquisition adjustments

The pro forma effect on Reed Elsevier from the acquisition of ChoicePoint, the on-sale to The Thomson-Reuters Corporation and the sale of the Notes is described in the Reed Elsevier Unaudited Pro Forma Combined Financial Information. Reed Elsevier NV accounts for its shareholders’ 50% economic interest in Reed Elsevier under the equity method. The results of operations and the financial position of Reed Elsevier NV have been adjusted to reflect its share of the pro forma acquisition adjustments disclosed in the Reed Elsevier Unaudited Pro Forma Combined Financial Information.

The Reed Elsevier Unaudited Pro Forma Combined Financial Information records the acquisition of the ChoicePoint business using the acquisition method of accounting under IFRS, in which the excess of the fair value of the consideration over the fair value of the net assets acquired is allocated to goodwill.

2.	Pro forma proceeds of the sale of the Notes

The pro forma effect of the sale of the Notes on Reed Elsevier is described in the Reed Elsevier Unaudited Pro Forma Combined Financial Information. The Reed Elsevier NV Unaudited Pro Forma Consolidated Income Statement and Unaudited Pro Forma Consolidated Balance Sheet reflect its share of the pro forma effect of the sale of the Notes.

3.	Convenience translations

For the convenience of the reader, euro amounts for the year ended December 31, 2007 and for the six months ended June 30, 2008 have been translated into US dollars using the noon buying rate on January 2, 2009 of $1.39 per €1.00. This compares with the average US $:€ exchange rate for the six months ended June 30, 2008 of $1.53 per €1.00, for the year ended December 31, 2007 of $1.37 per €1.00 and as of June 30, 2008 of $1.59 per €1.00 respectively applied in the translation of the financial statements for those periods. Revenues, profits and net assets denominated in US dollars have been consolidated in the pro forma financial information using these exchange rates, and consequently the rate used in the convenience translation of $1.39 per €1.00 effectively understates the actual US dollar amounts.

NOTES TO THE REED ELSEVIER NV UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION — (Continued)

4.  Reed Elsevier NV unaudited pro forma consolidated income statements

The following Reed Elsevier NV unaudited pro forma consolidated income statements for the six months ended June 30, 2007 and the years ended December 31, 2006 and 2005 have been derived from Reed Elsevier NV’s consolidated financial statements for the periods ended included in our joint report on Form 6-K filed on November 26, 2008, adjusted to reclassify RBI as a continuing operation. Following the announcement on December 10, 2008 that discussions to sell RBI had been terminated, Reed Elsevier NV’s consolidated income statements for the six months ended June 30, 2007 and for the years ended December 31, 2006 and 2005 included in our joint report on Form 6-K filed on November 26, 2008, which presented RBI as a discontinued operation, have been re-presented with RBI reclassified as a continuing operation as set out below.

Six Months Ended June 30, 2007

			Reed Elsevier NV
			with RBI
	Reed Elsevier NV	RBI	Continuing
	(in millions, except per share amounts)

Administrative expenses	€(1)	€—	€(1)
Share of results of joint ventures	211	—	211

Operating profit	210	—	210
Finance income	29	—	29

Profit before tax	239	—	239
Taxation	(7)	—	(7)

Profit attributable to ordinary shareholders	€232	€—	€232

Basic earnings per share:
From continuing operations of the combined businesses	€0.22	€0.03	€0.25
From discontinued operations of the combined businesses	€0.08	€(0.03)	€0.05

From total operations of the combined businesses	€0.30	—	€0.30

Diluted earnings per share:
From continuing operations of the combined businesses	€0.22	€0.03	€0.25
From discontinued operations of the combined businesses	€0.07	€(0.03)	€0.04

From total operations of the combined businesses	€0.29	—	€0.29

Average number of shares during the period — basic	776.7	776.7	776.7

Average number of shares during the period — diluted	787.1	787.1	787.1

NOTES TO THE REED ELSEVIER NV UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION — (Continued)

Year Ended December 31, 2006

			Reed Elsevier NV
			with RBI
	Reed Elsevier NV	RBI	Continuing
	(in millions, except per share amounts)

Administrative expenses	€(3)	€—	€(3)
Share of results of joint ventures	455	—	455

Operating profit	452	—	452
Finance income	7	—	7

Profit before tax	459	—	459
Taxation	(1)	—	(1)

Profit attributable to ordinary shareholders	€458	€—	€458

Basic earnings per share:
From continuing operations of the combined businesses	€0.53	€0.03	€0.56
From discontinued operations of the combined businesses	€0.06	€(0.03)	€0.03

From total operations of the combined businesses	€0.59	—	€0.59

Diluted earnings per share:
From continuing operations of the combined businesses	€0.53	€0.03	€0.56
From discontinued operations of the combined businesses	€0.06	€(0.03)	€0.03

From total operations of the combined businesses	€0.59	—	€0.59

Average number of shares during the period — basic	772.1	772.1	772.1

Average number of shares during the period — diluted	781.7	781.7	781.7

NOTES TO THE REED ELSEVIER NV UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION — (Continued)

Year Ended December 31, 2005

			Reed Elsevier NV
			with RBI
	Reed Elsevier NV	RBI	Continuing
	(in millions, except per share amounts)

Administrative expenses	€(3)	€—	€(3)
Share of results of joint ventures	339	—	339

Operating profit	336	—	336
Finance income	2	—	2

Profit before tax	338	—	338
Taxation	—	—	—

Profit attributable to ordinary shareholders	€338	€—	€338

Basic earnings per share:
From continuing operations of the combined businesses	€0.32	€0.05	€0.37
From discontinued operations of the combined businesses	€0.11	€(0.05)	€0.06

From total operations of the combined businesses	€0.43	—	€0.43

Diluted earnings per share:
From continuing operations of the combined businesses	€0.32	€0.04	€0.36
From discontinued operations of the combined businesses	€0.11	€(0.04)	€0.07

From total operations of the combined businesses	€0.43	—	€0.43

Average number of shares during the period — basic	783.1	783.1	783.1

Average number of shares during the period — diluted	789.9	789.9	789.9

PROSPECTUS

Reed Elsevier Capital Inc.
Debt Securities
Fully and Unconditionally Guaranteed Jointly and Severally by

Reed Elsevier PLC	Reed Elsevier NV

The Issuer:

•	Reed Elsevier Capital Inc.

The Guarantors:

•	Reed Elsevier PLC

•	Reed Elsevier NV

The Debt Securities and the Offering:

•	This prospectus may be used to offer and sell, in one or more offerings at various times, an indeterminate amount of debt securities of Reed Elsevier Capital Inc.

•	The debt securities may be offered as separate series, in amounts, prices and on terms to be determined at the time of the sale. When Reed Elsevier Capital Inc. offers debt securities it will provide you with a prospectus supplement describing the terms of the specific issue of debt securities.

•	Reed Elsevier Capital Inc. may sell debt securities to or through one or more underwriters for public offering and sale by them or may sell debt securities to investors directly or through agents.

•	You should read this prospectus and any prospectus supplement carefully before you invest.

The Guarantees:

•	The payment of principal, premium, if any, interest and additional amounts, if any, on the debt securities will be fully and unconditionally guaranteed jointly and severally by Reed Elsevier PLC and Reed Elsevier NV.

You should read this prospectus, including the section entitled “Risk Factors” on page 2, and the applicable prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

November 26, 2008

RISK FACTORS

We are subject to a number of risks potentially impacting our business, financial condition, results of operations and cash flows. You are urged to read and consider the risk factors described in any applicable prospectus supplement, as well as those described in our most recent joint annual report on Form 20-F (“Part I, Item 3: Key Information — Risk Factors”), which are incorporated by reference in this prospectus. See “Where You Can Find More Information” in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell an indeterminate amount of any combination of the debt securities described in this prospectus in one or more offerings.

We provide information to you about the debt securities in the following two documents:

•	this prospectus, which contains general information, some of which may not apply to your debt securities; and

•	the accompanying prospectus supplement, which describes the terms of your debt securities and may also add, update or change information contained in this prospectus.

If the terms of your debt securities vary between the accompanying prospectus supplement and this prospectus, you should rely on the different information in the prospectus supplement.

You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” to learn more about us and the debt securities we are offering.

In this prospectus:

•	“Reed Elsevier Capital” refers to Reed Elsevier Capital Inc.; and

•	“guarantors” refers to Reed Elsevier PLC and Reed Elsevier NV.

Reed Elsevier PLC and Reed Elsevier NV conduct their business through two jointly owned companies, Reed Elsevier Group plc and Elsevier Reed Finance BV. Reed Elsevier PLC and Reed Elsevier NV have retained their separate legal and national identities. Reed Elsevier is not a legal entity but a collective reference to the separate legal entities of Reed Elsevier PLC, Reed Elsevier NV, Reed Elsevier Group plc and Elsevier Reed Finance BV and their respective subsidiaries, associates and joint ventures. The businesses of all of the entities comprising Reed Elsevier are collectively referred to in this prospectus as “Reed Elsevier”, and the financial statements of the combined businesses are referred to as the “combined financial statements”. In this prospectus, references to “we”, “our”, or “us” are to all of the entities comprising Reed Elsevier.

In this prospectus, references to US dollars, $ and ¢ are to US currency; references to sterling, £, pence or p are to UK currency; references to euro and € are to the currency of the European Economic and Monetary Union.

ENFORCEABILITY OF CIVIL LIABILITIES

Reed Elsevier PLC is a public limited company incorporated in England and Reed Elsevier NV is a public limited company incorporated under the laws of The Netherlands. Some of the directors and executive officers of Reed Elsevier Capital and the guarantors are non-residents of the United States, and all or a substantial portion of the assets of the guarantors and these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon the guarantors or these non-resident persons or to enforce against any of them in

U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.

Reed Elsevier PLC has been advised by counsel that there is doubt as to the enforceability in England in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated upon the federal securities laws of the United States.

Reed Elsevier NV has been advised by counsel that in the absence of an applicable convention between the United States and The Netherlands, a judgment rendered by a U.S. court, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States, will not be enforced by the courts of The Netherlands. In order to obtain a judgment which is enforceable in The Netherlands, the claim must be relitigated before a competent Netherlands court. A judgment rendered by a U.S. court will, under current practice, be confirmed by a Netherlands court if it finds that:

•	the judgment results from proceedings compatible with Netherlands concepts of due process;

•	the judgment is final and conclusive; and

•	the judgment does not contravene the public policy of The Netherlands.

If the judgment is confirmed by a Netherlands court, that court will generally grant the same claim without re-litigation on the merits, provided that the court may mitigate the amount of damages awarded by a U.S. court. Each of Reed Elsevier PLC and Reed Elsevier NV has consented to service of process in the Borough of Manhattan, the City of New York, for claims based upon the indenture (as described below under the heading “Description of the Debt Securities and Guarantees”), the debt securities and the guarantees.

WHERE YOU CAN FIND MORE INFORMATION

Reed Elsevier PLC and Reed Elsevier NV are subject to the informational requirements of the Exchange Act and therefore file reports and other information with the SEC. You may obtain a copy of any filing Reed Elsevier PLC and Reed Elsevier NV have made with the SEC directly from the SEC. You may read and copy documents referred to in this prospectus that have been filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.

You can obtain more information about the SEC’s public reference rooms and their copy charges by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a Website maintained by SEC. The address of this site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus the information contained in those documents already filed with the SEC. This means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents;

•	information in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus; and

•	information that we file in the future with the SEC that we incorporate by reference in this prospectus will automatically update and supersede this prospectus.

We incorporate by reference the documents listed below filed with the SEC under the Exchange Act:

•	our joint annual report on Form 20-F for the fiscal year ended December 31, 2007, filed on March 20, 2008; and

•	our joint report on Form 6-K, dated November 26, 2008.

We also incorporate by reference each of the following documents that will be filed with the SEC after the date of this prospectus but before the time that all of the debt securities covered by this prospectus have been sold:

•	any joint annual report on Form 20-F filed by us pursuant to the Exchange Act; and

•	those portions of any joint report on Form 6-K filed by us pursuant to the Exchange Act that indicate on the cover page those portions that will be incorporated by reference in this prospectus.

You may request a copy of any filings referred to above (excluding exhibits unless those exhibits are specifically incorporated into the information that this prospectus incorporates), at no cost, by contacting us at the following address:

Reed Elsevier Capital Inc.
1105 North Market Street
Suite 501
Wilmington, DE 19801
(302) 427-9299

REED ELSEVIER

We are one of the world’s leading publishers and information providers. Our activities include science and medical and legal publishing and the organization of trade exhibitions. Our principal operations are in North America and Europe.

Reed Elsevier came into existence in January 1993 when Reed Elsevier PLC and Reed Elsevier NV contributed their businesses to two jointly owned companies, Reed Elsevier Group plc, a UK registered company which owns the publishing and information businesses, and Elsevier Reed Finance BV, a Dutch registered company which owns the financing activities. Reed Elsevier PLC and Reed Elsevier NV have retained their separate legal and national identities and are publicly held companies. Reed Elsevier PLC’s securities are listed in London and New York, and Reed Elsevier NV’s securities are listed in Amsterdam and New York. Reed Elsevier Capital is incorporated in the state of Delaware and is a wholly-owned indirect subsidiary of Reed Elsevier Group plc, which is jointly owned by Reed Elsevier PLC and Reed Elsevier NV.

Reed Elsevier PLC and Reed Elsevier NV each hold a 50% interest in Reed Elsevier Group plc. Reed Elsevier PLC holds a 39% interest in Elsevier Reed Finance BV, with Reed Elsevier NV holding a 61% interest. Reed Elsevier PLC additionally holds a 5.8% indirect equity interest in Reed Elsevier NV, reflecting the arrangements entered into between the two companies at the time of the merger, which determined the equalisation ratio whereby one Reed Elsevier NV ordinary share is, in broad terms, intended to confer equivalent economic interests to 1.538 Reed Elsevier PLC ordinary shares. The equalisation ratio is subject to change to reflect share splits and similar events that affect the number of outstanding ordinary shares of either Reed Elsevier PLC or Reed Elsevier NV.

Under the equalisation arrangements, Reed Elsevier PLC shareholders have a 52.9% economic interest in Reed Elsevier, and Reed Elsevier NV shareholders (other than Reed Elsevier PLC) have a 47.1% economic interest in Reed Elsevier. Holders of ordinary shares in Reed Elsevier PLC and Reed Elsevier NV enjoy substantially equivalent dividend and capital rights with respect to their ordinary shares.

The boards of both Reed Elsevier PLC and Reed Elsevier NV have agreed, except in exceptional circumstances, to recommend equivalent gross dividends (including, with respect to the dividend on Reed Elsevier PLC ordinary shares, the associated UK tax credit), based on the equalisation ratio. A Reed Elsevier PLC ordinary share pays dividends in sterling and is subject to UK tax law with respect to dividend and capital rights. A Reed Elsevier NV ordinary share pays dividends in euros and is subject to Dutch tax law with respect to dividend and capital rights.

The principal assets of Reed Elsevier PLC comprise its 50% interest in Reed Elsevier Group plc, its 39% interest in Elsevier Reed Finance BV, its indirect equity interest in Reed Elsevier NV and certain amounts receivable from subsidiaries of Reed Elsevier Group plc. The principal assets of Reed Elsevier NV comprise its 50% interest in Reed Elsevier Group plc, its 61% interest in Elsevier Reed Finance BV and certain amounts receivable from subsidiaries of Reed Elsevier Group plc and Elsevier Reed Finance BV. Reed Elsevier NV also owns shares, carrying special dividend rights, in certain of the Dutch subsidiaries of Reed Elsevier Group plc. These shares enable Reed Elsevier NV to receive dividends from companies within its tax jurisdiction, thereby mitigating Reed Elsevier’s potential tax costs.

The principal executive offices of Reed Elsevier PLC are located at 1-3 Strand, London WC2N 5JR, England. Tel: +44 20 7930 7077. The principal executive offices of Reed Elsevier NV are located at Radarweg 29, 1043 NX Amsterdam, the Netherlands. Tel: +31 20 485 2434. The principal executive office located in the US is at 125 Park Avenue, 23rd Floor, New York, New York, 10017. Tel +1 212 309 5498. Our internet address is www.reedelsevier.com. The information on our website is not incorporated by reference into this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES(1)
(unaudited)

The following table sets forth the ratio of earnings to fixed charges of Reed Elsevier for the periods indicated. You should read this table together with “Operating and Financial Review and Prospects — Operating Results — Reed Elsevier” and the combined financial statements of Reed Elsevier our joint report on Form 6-K dated November 26, 2008 incorporated by reference in this prospectus supplement.

	Six Months
	Ended
	June 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004

Reed Elsevier (continuing operations)
In accordance with IFRS(2)	4.5	4.2	4.4	4.0	4.0	3.8

(1)	For the purpose of computing these ratios of earnings to fixed charges, the term “earnings” means operating profit before tax from continuing operations before adjustment for minority interests, plus fixed charges, and the term “fixed charges” means interest on all indebtedness, including capital leases and amortization of debt expense, plus the estimated interest element of rental expense, plus preference dividends.

(2)	As permitted, following the transition to International Financial Reporting Standards (“IFRS”) on January 1, 2004, only four years of information are presented.

USE OF PROCEEDS

The net proceeds from the sale of the debt securities will be used for general corporate purposes, which may include acquisitions and repayment of indebtedness, or as otherwise described in any supplement to this prospectus.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES

The following description sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the debt securities so offered will be described in the prospectus supplement relating to those debt securities.

The debt securities and the guarantees will be issued under an indenture, dated as of May 9, 1995, among Reed Elsevier Capital, Reed Elsevier PLC and Reed Elsevier NV and JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank, N.A., as trustee, as supplemented to date. A copy of the indenture and any supplemental indentures are filed as exhibits to the registration statement of which this prospectus is a part.

The following are summaries of the material provisions of the debt securities, the guarantees and the indenture.

General

The indenture does not limit the amount of the debt securities that can be issued and provides that debt securities may be issued from time to time in one or more series. Any debt securities issued under the indenture are collectively referred to in this prospectus as debt securities. The particular terms of each series of debt securities offered by a prospectus supplement will be described in the prospectus supplement relating to that series.

Each debt security and all the related obligations of Reed Elsevier Capital will constitute direct, unconditional, unsubordinated and unsecured obligations of Reed Elsevier Capital, without any preference among themselves. The debt securities will rank at least equally with all other unsecured and unsubordinated obligations of Reed Elsevier Capital.

Please refer to the appropriate prospectus supplement for information relating to the following:

•	the designation, aggregate principal amount and authorized denominations of the series of debt securities;

•	the percentage or percentages of principal amount at which the debt securities of the series will be issued;

•	the original issue date or dates or periods during which the debt securities may be issued and the date or dates (or manner of determining that date or dates), on which, or the range of dates within which, the principal of (and premium, if any, on) the debt securities of the series is payable and the record dates, if any, for the determination of holders of debt securities of the series to whom principal (and premium, if any) is payable;

•	the rate or rates (or the manner of calculating that rate or rates, including any provisions for the increase or decrease of that rate or rates upon the occurrence of specific events) at which the debt securities of the series will bear interest, if any, or the discount, if any, at which any discounted securities may be issued, the date or dates from which that interest will accrue, the interest payment dates on which that interest will be payable (or manner of determining those dates) and the regular record date for the interest payable on any debt securities on any interest payment date;

•	the place or places where the principal of (and premium, if any, on) and interest, if any, on debt securities of the series will be payable and the place or places where any debt securities of the series may be surrendered for registration of transfer, any debt securities of the series may be surrendered for exchange, and notices and demands to or upon Reed Elsevier Capital or either guarantor, in respect of the debt securities of the series, may be served;

•	the period or periods within which or manner of determining them, the price or prices at which or manner of determining them, and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at the option of Reed Elsevier Capital or otherwise;

•	the obligation (which may be fixed or contingent upon events), if any, of Reed Elsevier Capital to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder, and the period or periods within which or manner of determining them, the price or prices at which or manner of determining them, and the terms and conditions upon which, debt securities of the series will be redeemed, purchased or repaid, in whole or in part, pursuant to that obligation;

•	the currency, currencies or currency units in which the debt securities will be denominated or in which payment of the principal of and premium and interest on any of the debt securities will be issued if other than US dollars and the particular provisions applicable thereto, in accordance with, in addition to or in lieu of the provisions in the indenture;

•	the denominations in which any debt securities of the series will be issuable, if other than the denomination of $1,000 and any integral multiples thereof;

•	if other than the entire principal amount, the portion of the principal amount of debt securities of the series which will be payable upon a declaration of acceleration of their stated maturity;

•	any additional events of default (as defined below under “— Events of Default”), or any additional covenants or agreements of Reed Elsevier Capital or either guarantor, with respect to the debt securities of the series, whether or not those events of default or covenants or agreements are consistent with the terms of the indenture;

•	if a person other than The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A. is to act as trustee for the debt securities of the series, and the name and location of the corporate trust office of that trustee;

•	if a person other than The Bank of New York Mellon as successor to JPMorgan Chase Bank, N.A. is to act as principal paying agent for the debt securities of the series and the name and location of the principal office of that principal paying agent and, if other than that principal paying agent, the identity of the registrar for the debt securities of the series;

•	if other than the terms of the indenture described below under “— Satisfaction and Discharge,” provisions for the satisfaction and discharge of the indenture with respect to the debt securities of the series;

•	the date as of which any global security representing outstanding debt securities of the series will be dated if other than the date of original issuance of the first debt security of the series to be issued;

•	if applicable, the fact that the terms of the indenture described under “— Payment of Additional Amounts” and “— Redemption — Optional Redemption for Tax Reasons” below will not apply with respect to the debt securities of the series;

•	whether the debt securities of the series will be issued in whole or in part in the form of a global security or securities and, in that case, the depositary for that global security or securities;

•	whether any legends will be stamped or imprinted on all or a portion of the debt securities of the series, and the terms and conditions upon which any of those legends may be removed;

•	the form of the debt securities of the series (including the terms and conditions of that series of debt securities);

•	if other than US dollars, provisions, if any, for the debt securities of the series to be denominated, and payments thereon to be made, in foreign currencies and specifying the manner and place of payment thereon and, if other than as provided in the indenture, the manner of determining the equivalent thereof in US dollars;

•	if other than coin or currency in which the debt securities of that series are denominated, the coin or currency in which payment of the principal of (and premium, if any) or interest, if any, on the debt securities of the series shall be payable, and the time and manner of determining the exchange rate between the currency or currency unit in which the debt securities are denominated or stated to be payable and the currency or currency unit in which the debt securities are to be so payable;

•	the designation of the currency determination agent, if any; and

•	any other terms of the series (which terms shall not be inconsistent with the provisions of the indenture). (Section 301).

All debt securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened for issuance of additional debt securities of that series. (Section 301).

Some of the debt securities may be issued as discounted securities (providing that upon their redemption or acceleration of their stated maturity an amount less than their stated principal amount will become due and payable) to be sold at a substantial discount below their stated principal amount. Any U.S. federal income tax consequences, U.K. tax consequences, Netherlands tax consequences and other special considerations applicable to any discounted securities will be described in the applicable prospectus supplement.

Unless otherwise indicated in the prospectus supplement relating to the debt securities of a series, the provisions of the indenture and the debt securities do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction, if any, involving Reed Elsevier Capital or either guarantor which might adversely affect the holders of the debt securities.

Denominations, Registration and Transfer

The debt securities of a series will only be issuable as registered securities. Debt securities of a series may be issuable in the form of one or more global securities, as described under “— Global Debt Securities” below. (Section 201). Unless otherwise provided in the prospectus supplement with respect to the debt securities of a series, debt securities will be issued only in denominations or integral multiples of $1,000. (Section 302).

Registered securities of any series will be exchangeable for other registered securities of any authorized denomination of a like series and of a like aggregate principal amount with like terms and conditions. (Section 305). Registered securities (other than a global security) may be presented for registration of transfer (with the form of transfer duly executed) at the office of the registrar or at the office of any transfer agent designated by Reed Elsevier Capital for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. (Section 305). That transfer or exchange will be effected after the registrar or transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. (Section 305). Reed Elsevier Capital has initially appointed the principal paying agent as the registrar under the indenture. (Section 305). If a prospectus supplement refers to any transfer agents (in addition to the registrar) initially designated by Reed Elsevier Capital with respect to any series of debt securities, Reed Elsevier Capital may at any time rescind the designation of that transfer agent or approve a change in the location through which that transfer agent acts, except that Reed Elsevier Capital will be required to maintain a transfer agent in each place of payment for each series. Reed Elsevier Capital may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption of the debt securities of a series in part, Reed Elsevier Capital will not be required to:

•	issue, register the transfer of, or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of debt securities of that series selected for redemption and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any debt security selected for redemption as a whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 305).

Global Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, the depositary identified in the prospectus supplement relating to that series. Unless and until a global security is exchanged in whole or in part for debt securities in definitive registered form, a global security representing all or a portion of the debt securities of a series may not be transferred except as a whole by the depositary for that series to its nominee or vice versa or by a nominee to another nominee of that depositary or in either case to a successor of that depositary or a nominee of that successor. (Section 305).

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that series. Reed Elsevier Capital anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary or its nominee will credit the accounts of persons held with it with the respective principal amounts of the debt securities represented by that global security. Those accounts will be designated by the underwriters or agents with respect to those debt securities or by Reed Elsevier Capital if those debt securities are offered and sold directly by Reed Elsevier Capital. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary or its nominee (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive form. Those limits and those laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary, or its nominee, is the registered owner of a global security, it will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in global securities will not be entitled to have debt securities of the series registered in their names, will not receive or be entitled to receive physical delivery of securities of that series in definitive form and will not be considered the owners or holders of those global securities under the indenture.

Any payments of principal, premium, interest and additional amounts, if any, on debt securities registered in the name of a depositary or its nominee will be made to it as the registered owner of the global security representing those debt securities. (Section 307). None of Reed Elsevier Capital, the guarantors, the trustee, any principal paying agent or the registrar for those debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security for those debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. (Section 308).

Reed Elsevier Capital and the guarantors expect that the depositary or its nominee, upon receipt of any payment of principal, premium or interest on a debt security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the debt securities of that series as shown on the records of that depositary or its nominee. (Section 307). Reed

Elsevier Capital and the guarantors also expect that payments by participants to owners of beneficial interests in that global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

Beneficial interests in global securities are exchangeable for debt securities in definitive registered form in denominations and integral multiples of $1,000 if:

•	the depositary notifies Reed Elsevier Capital that it is unwilling or unable to continue as the holder of the global securities or ceases to be a clearing agency registered under the Exchange Act or announces an intention permanently to cease business or in fact does cease business and a successor to the depositary registered as a clearing agency under the Exchange Act is not appointed by Reed Elsevier Capital within 90 days of this notification or announcement;

•	Reed Elsevier Capital in its discretion at any time determines that global securities should be exchanged (in whole, but not in part) for definitive securities; or

•	there occurs an event of default as described below under “— Events of Default.”

Any debt security that is exchangeable in the circumstances described above is exchangeable for definitive debt securities issuable in authorized denominations and registered in those names as the depositary will direct. (Section 305).

Guarantees

The guarantors have agreed unconditionally and irrevocably to jointly and severally guarantee the due and punctual payment of the principal of, premium (if any), interest and all other amounts in respect of the debt securities as and when they will become due and payable, whether at the stated maturity, upon redemption or when accelerated in accordance with the provisions of the debt securities and the indenture, and the punctual performance of all other obligations of Reed Elsevier Capital under the debt securities and the indenture. (Section 1301). The guarantees will be direct, unconditional, unsubordinated and (subject to the provisions of the guarantees and the indenture) unsecured, joint and several obligations of each of the guarantors, without preference among themselves, and will rank at least equally with all other unsecured and unsubordinated obligations of the guarantors, subject, in the case of insolvency, to laws of general applicability relating to or affecting creditors’ rights. (Section 1301).

The guarantees will provide that they may be enforced against either of the guarantors, in the event of a default in payment with respect to the debt securities issued by Reed Elsevier Capital, without making prior demand upon or seeking to enforce remedies against Reed Elsevier Capital, the other guarantor or other persons. The guarantees of the guarantors will be endorsed on each of the debt securities issued by Reed Elsevier Capital.

Payment of Additional Amounts

All payments of principal, premium (if any) and interest in respect of the debt securities or the guarantees will be made free and clear of, and without withholding or deduction for, any taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by or within a Relevant Taxing Jurisdiction (as defined below), unless that withholding or deduction is required by law.

The indenture provides that if withholding or deduction is required by law, then Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be, will pay to the holder of any debt security additional amounts as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest, if any, on that debt security after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of the jurisdiction under the laws of which Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be, is organized (or any political subdivision or taxing authority of or in that jurisdiction having power to tax), or any jurisdiction from or through which any amount is paid by Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be (or any political subdivision or taxing authority of or in that jurisdiction having power to tax) (each a “Relevant Taxing Jurisdiction”), will not be less than the amount provided for in any debt security to be then due and payable; provided, however, that Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be, will not be required to make any payment of additional amounts for or on account of:

•	any tax, assessment or other governmental charge which would not have been imposed but for:

•	the existence of any present or former connection between that holder (or between a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over that holder, if that holder is an estate, trust, partnership or corporation or any person other than the holder to which that debt security or any amount payable on that debt security is attributable for the purpose of that tax, assessment or charge) and a Relevant Taxing Jurisdiction, including without limitation, that holder (or fiduciary, settlor, beneficiary, member, shareholder or possessor or person other than the holder) being or having been a citizen or resident of a Relevant Taxing Jurisdiction or being or having been present or engaged in a trade or business in a Relevant Taxing Jurisdiction, or having or having had a permanent establishment in a Relevant Taxing Jurisdiction; or

•	the presentation of a debt security (where presentation is required) for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment was duly provided for, whichever occurred later except to the extent that the holder would have been entitled to additional amounts on presenting that debt security for payment on or before the thirtieth day;

•	any estate, inheritance, gift, sale, transfer or personal property tax, assessment or other governmental charge of a similar nature;

•	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by that holder or any other person mentioned in the first bullet above to comply with a request of Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be, addressed to that holder or that other person to provide information concerning the nationality, residence or identity of that holder or that other person, or to make any declaration or other similar claim or satisfy any reporting requirement, which is in either case required by a statute, treaty or regulation of the Relevant Taxing Jurisdiction, as a precondition to exemption from or reduction of that tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed by reason of that holder’s past or present status as a passive foreign investment company, a controlled foreign corporation or personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

•	any tax, assessment or other governmental charge imposed on interest received by:

•	a 10% shareholder (as defined in Section 871(h)(3)(B) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of Reed Elsevier Capital; or

•	a controlled foreign corporation related to Reed Elsevier Capital within the meaning of Section 864(d)(4) of the Code;

•	any tax, assessment or other governmental charge that is imposed on a payment to an individual resident of a member state of the European Union and is required to be made pursuant to European Council Directive 2003/48/EC or any other directive on the taxation of savings income implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law (whether of a member state of the European Union or a non-member state) implementing or complying with, or introduced to conform to, any such directive;

•	any debt security that is presented for payment by or on behalf of an individual resident of a member state of the European Union who would have been able to avoid any withholding or deduction by presenting the relevant debt security to another paying agent in a member state of the European Union; or

•	any combination of the seven above items,

nor will additional amounts be paid with respect to:

•	any tax, assessment or governmental charge that is payable other than by deduction or withholding from payments on the debt securities; or

•	any payment to any holder which is a fiduciary or a partnership or other than the sole beneficial owner of that debt security to the extent a beneficiary or settlor with respect to that fiduciary or a member of that partnership or the beneficial owner would not have been entitled to those additional amounts had it been the holder of that debt security. (Section 1008).

Redemption

General.  The debt securities of a series may provide for mandatory redemption by Reed Elsevier Capital or the guarantors or redemption at the election of Reed Elsevier Capital or the guarantors.

In the case of any redemption of any series of debt securities prior to the expiration of any restriction on such redemption provided in the terms of such debt securities or the indenture, Reed Elsevier Capital will furnish to the trustee of debt securities for such series an officers’ certificate evidencing compliance with such restriction. (Section 1102) Prior to the giving of any notice of any tax redemption of any series of debt securities, Reed Elsevier Capital will deliver to the trustee a written opinion of independent legal counsel of recognized standing in the appropriate jurisdiction who is reasonably acceptable to the trustee, Reed Elsevier Capital and the guarantors stating that Reed Elsevier Capital is entitled to effect the redemption, together with an officers’ certificate of Reed Elsevier Capital and each of the guarantors setting forth a statement of facts showing that the conditions precedent, if any, to the right to redeem have occurred. (Section 1108).

Unless otherwise provided in the applicable prospectus supplement, notice of a redemption will be given not less than 30 nor more than 60 days (or, in the case of partial redemptions, 45 days) prior to the date fixed for redemption, if any, in accordance with the provisions described under “— Notices” below and pursuant to the terms of the indenture. (Section 1104). Notice having been given, those debt securities will become due and payable on the redemption date and will be paid at the applicable redemption price at the place or places of payment and in the manner specified in those debt securities. (Section 1106).

Following the redemption date, if moneys for the redemption of the debt securities called for redemption have been made available, as provided in those debt securities, on the redemption date, those debt securities will cease bearing interest, and the only right of the holders of those debt securities will be to receive payment of the applicable redemption price specified in those debt securities. (Sections 1105 and 1106).

In the event of a partial redemption of debt securities of a series of like terms and conditions, the debt securities to be redeemed will be selected by the trustee pursuant to the provisions of the indenture. (Section 1103).

Reference is made to the applicable prospectus supplement relating to each series of debt securities which are discounted securities for the particular provisions relating to redemption of those discounted securities.

Optional Redemption for Tax Reasons.  All of the debt securities of any series may be redeemed, at the option of Reed Elsevier Capital, at 100% of the principal amount (or, in the case of discounted securities, that lesser amount as may be provided for) and premium, if any, together with accrued but unpaid interest, if any, to the redemption date if, as a result of any change in, or amendment to, the laws, regulations or rulings of a Relevant Taxing Jurisdiction, or any change in official position regarding application or interpretation of those laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the original issue date with respect to those debt securities or another date as may be specified in the applicable prospectus supplement, Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, as the case may be, would, on the occasion of the next payment of principal or interest in respect of the debt securities, be obligated, in making that payment, to pay additional amounts, as described under the heading “Payment of Additional Amounts” in this prospectus and that obligation cannot be avoided by Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, individually or together, as the case may be, taking reasonable measures available to them. (Section 1108).

All of the debt securities constituting any series may also be redeemed, at the option of Reed Elsevier Capital at the Special Redemption Price (as defined below), if, as a result of any change in, or amendment to, the U.S. Internal Revenue Code of 1986, as amended, or any of its regulations, rulings or official interpretations, which change or amendment is enacted or adopted and becomes effective on or after the original issue date with respect to those debt securities or another date as may be specified in the applicable prospectus supplement, the deductibility or timing of interest payments on the debt securities would be affected in any manner which is then adverse to Reed Elsevier Capital and that effect cannot be avoided by Reed Elsevier Capital, Reed Elsevier PLC or Reed Elsevier NV, individually or together, taking reasonable measures available to them. (Section 1108).

The “Special Redemption Price” will equal the principal amount of the debt security to be redeemed (or, in the case of discounted securities, that lesser amount as may be provided for with respect to those debt securities), plus accrued and unpaid interest to, but not including, the redemption date, plus the Redemption Premium.

The “Redemption Premium” at any time with respect to any debt security equals the amount (but not less than zero) obtained by subtracting:

•	the aggregate amount of the principal being redeemed on that redemption date with respect to that debt security (or, in the case of discounted securities, that lesser amount as may be provided for with respect to those debt securities) from:

•	the sum of the Present Values on the redemption date of:

•	the aggregate amount of principal being redeemed (assuming principal was paid at stated maturity); and

•	each amount of interest (other than accumulated interest payable on the next interest payment date) which would have been payable on the amount of that principal being redeemed (assuming principal was paid at stated maturity and interest payments pursuant to the terms of the debt securities were paid when due). (Section 1108).

“Present Value,” for any amount of principal or interest, will be computed on a semiannual basis at a discount rate equal to the Treasury Yield. The “Treasury Yield” will be determined by reference to the most recent Federal Reserve Statistical Release H.15 (519), Selected Interest Rates, or any successor publication (“H.15 (519)”) which has become available prior to the redemption date (or, if H.15 (519) is no longer published, any publicly available source of similar market data), and will be the most recent yield on actively traded U.S. Treasury securities adjusted to a constant maturity equal to, in the case of principal, the time (the “time to maturity”) between the redemption date and the date that the principal payment would otherwise have become due, and in the case of interest which would have been payable on the amount of that principal being redeemed, the then remaining weighted average life to maturity of those interest payments. (Section 1108). If the time to maturity or the weighted average life to maturity of those interest payments (so computed), as the case may be, is not equal to the constant maturity of a U.S. Treasury security for which a yield is given, the Treasury Yield will be obtained by a linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of U.S. Treasury securities for which those yields are given, except that if the weighted average life to maturity (so computed) is less than one year, the yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year will be used. (Section 1108).

Repurchase

Subject to applicable law (including U.S. federal securities law), Reed Elsevier Capital, either guarantor or any subsidiary of either guarantor (as defined below under “— Covenants of Reed Elsevier Capital and the Guarantors”) may at any time repurchase debt securities of any series in any manner and at any price. Debt securities of a series repurchased by Reed Elsevier Capital, either guarantor or any subsidiary of either guarantor may be held, resold or surrendered by that purchaser through Reed Elsevier Capital, to the trustee or any paying agent appointed by Reed Elsevier Capital with respect to those debt securities for cancellation.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of (and premium, if any, on) and interest, if any, on debt securities (other than a global security) will be made at the office of that paying agent or paying agents as Reed Elsevier Capital or the guarantors may designate from time to time, except that, at the option of Reed Elsevier Capital, payment of any interest may be made:

•	by check mailed or delivered to the address of the person entitled to that interest at the address that appears in the register for debt securities of any series; or

•	by wire transfer to an account maintained with a bank located in the United States by the person entitled to that interest as specified in that securities register.

Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name that debt security is registered at the close of business on the regular record date for that interest payment; provided, however, that interest, if any, payable at maturity will be payable to the person to whom the principal is payable.

Unless otherwise indicated in an applicable prospectus supplement, JPMorgan Chase Bank, N.A. will act as the paying agent for each series of debt securities.

Unless otherwise indicated in an applicable prospectus supplement, the principal office of the paying agent in The City of New York will be designated as the sole paying agency of Reed Elsevier Capital and the guarantors for payments with respect to debt securities. Any other paying agents outside the United States and any other paying agents in the United States initially designated by Reed Elsevier Capital or either guarantor, as the case may be, for the debt securities of a series will be named in the related prospectus supplement. Reed Elsevier Capital or either guarantor may at any time appoint additional paying agents, rescind the appointment of any paying agent or approve a change in the office through which any paying agent acts, except that Reed Elsevier Capital and each guarantor will be required to maintain a paying agent in each place of payment for a series.

All moneys paid by Reed Elsevier Capital or either guarantor to the trustee or any paying agent for the debt securities of any series, or then held by Reed Elsevier Capital or either guarantor, in trust for the payment of principal of (and premium, if any, on) and interest, if any, on any debt security or in respect of any other additional payments which remain unclaimed at the end of two years after that principal (and premium, if any), and interest, if any, or additional payments will have become due and payable will (subject to applicable laws) be repaid to Reed Elsevier Capital or either guarantor, as the case may be, on issuer request or guarantor request or (if then held by Reed Elsevier Capital or either guarantor) will be discharged from that trust; and the holder of that debt security will thereafter, as an unsecured general creditor, look only to Reed Elsevier Capital (or to each guarantor pursuant to its guarantees) for payment. (Section 1003).

Events of Default

An “event of default” with respect to each series of debt securities means any one of the following events:

•	Reed Elsevier Capital defaults in payment or prepayment of all or any part of the principal of any debt security or any prepayment charge or interest (which default, in the case of interest only, has continued for a period of 30 days or more) on the debt securities when they have become due and payable, whether at stated maturity, by acceleration, by notice of redemption or otherwise;

•	except as provided in the preceding paragraph, Reed Elsevier Capital or either guarantor fails to perform or observe any of its obligations under the indenture or the guarantees, as the case may be, (other than an obligation included in the indenture solely for the benefit of any series of debt securities other than that series) or the debt securities of that series and that failure continues for a period of more than 60 days after the date on which there has been given, by registered or certified mail, to Reed Elsevier Capital and each guarantor by the trustee or to Reed Elsevier Capital, each guarantor and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series a written notice specifying the default or breach and requiring it to be remedied;

•	the maturity of any Indebtedness (as defined below) of Reed Elsevier Capital or either guarantor in an aggregate principal amount of at least US$20,000,000 (or the equivalent in another currency) has been accelerated because of a default or any of that Indebtedness in an aggregate principal amount of at least US$20,000,000 (or the equivalent in another currency) has not been paid at final maturity (as extended by any applicable grace period) and, with respect to Reed Elsevier Capital in any case described in this paragraph, the obligations of Reed Elsevier Capital under that series of debt securities have not been assumed during the 90-day period following that acceleration or non-payment by another Component Company (as defined below) wholly owned by the guarantors;

•	Reed Elsevier Capital has:

•	applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property;

•	made a general assignment for the benefit of its creditors;

•	commenced a voluntary case under the U.S. federal Bankruptcy Code;

•	filed a petition seeking to take advantage of any other law providing for the relief of debtors;

•	acquiesced in writing to any petition filed against it in an involuntary case under the Bankruptcy Code;

•	admitted in writing its inability to pay its debts generally as those debts become due;

•	taken any action under the laws of its jurisdiction of incorporation analogous to any of the foregoing; or

•	taken any requisite corporate action for the purpose of effecting any of the foregoing;

•	a proceeding or case has been commenced, without the application or consent of Reed Elsevier Capital in any court of competent jurisdiction, seeking:

•	the liquidation, reorganization, dissolution, winding up, or composition or readjustment of Reed Elsevier Capital’s debts;

•	the appointment of a trustee, receiver, custodian, liquidator or the like in respect of Reed Elsevier Capital or in respect of all or any substantial part of its assets; or

•	similar relief, under any law providing for the relief of debtors;

and that proceeding or case has continued undismissed, or unstayed and in effect, for 90 days; or an order for relief has been entered in an involuntary case under the Bankruptcy Code against Reed Elsevier Capital and that order remains undismissed, or unstayed and in effect, for 90 days; or action under the laws of the jurisdiction of incorporation of Reed Elsevier Capital analogous to any of the foregoing has been taken with respect to Reed Elsevier Capital and has continued undismissed, or unstayed and in effect, for 90 days; and in any case described in this paragraph, the obligations of Reed Elsevier Capital under that series of debt securities have not been assumed during that 90-day period by another Component Company wholly owned by the guarantors;

•	either:

•	an order for the winding up of either of the guarantors is made and is not set aside within 90 days of the date of that order or pursuant to an appeal lodged within 90 days of the date of that order, except an order for the winding up of either of the guarantors in connection with a transaction not otherwise prohibited under “— Covenants of Reed Elsevier Capital and the Guarantors — Consolidation, Merger, Amalgamation, Sale, Lease or Conveyance of Assets” below;

•	an effective resolution is passed for the winding up of either of the guarantors, except a resolution passed for the winding up of either of the guarantors in connection with a transaction not otherwise prohibited under “— Covenants of Reed Elsevier Capital and the Guarantors — Consolidation, Merger, Amalgamation, Sale, Lease or Conveyance of Assets” below;

•	either of the guarantors ceases to pay its debts or ceases to carry on its business or a major part of its business, except any cessation by either of the guarantors in connection with a transaction not otherwise prohibited under “— Covenants of Reed Elsevier Capital and the Guarantors — Consolidation, Merger, Amalgamation, Sale, Lease or Conveyance of Assets” below;

•	an encumbrancer takes possession, or any administrative or other receiver or any manager is appointed, of the whole or any substantial part of the undertaking or assets of either of the guarantors;

•	a distress or execution is levied or enforced upon or sued out against all or any substantial part of the property of either of the guarantors, and, in each case, is not discharged within 90 days; or

•	Reed Elsevier PLC is deemed unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986, an English statute, or Reed Elsevier NV is unable to pay its debts within the meaning of Article 1 of The Netherlands Bankruptcy Code of September 30, 1893;

•	either:

•	the guarantees with respect to either of the guarantors cease to be in full force and effect for any reason whatsoever and new guarantees with respect to the guarantors of substantially the same scope as the guarantees have not come into effect or the debt securities have not been redeemed in full or funds have not been set aside for redemption; or

•	either of the guarantors contests or denies in writing the validity or enforceability of any of its obligations under the guarantees; or

•	any other event of default provided with respect to the debt securities of that series. (Section 501).

If an event of default with respect to any particular series of debt securities occurs and is continuing, the trustee for the debt securities of that series or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may exercise any right, power or remedy permitted by law and will have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal amount (or, in the case of discounted securities, that lesser amount as may be provided for with respect to those debt securities) of (including premium, if any, on) all the debt securities of that series to be due and payable immediately, by a notice in writing to Reed Elsevier Capital and each guarantor (and to the trustee if given by holders), and upon that declaration of acceleration that principal or that lesser amount, as the case may be, including premium, if any, together with any accrued interest and all other amounts owing will become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which have been expressly waived by Reed Elsevier Capital and each guarantor. (Section 502). However, at any time after that declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee for the debt securities of any series, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul that acceleration. (Section 502).

Holders of debt securities of any series may not enforce the indenture, the debt securities or the guarantees, except as described in the preceding paragraph; provided, that each holder of debt securities will have the right to institute suit for the enforcement of payment of the principal of (and premium, if any, on) and interest, if any, on those debt securities on their respective stated maturities as provided in the indenture. (Section 507). The trustee may require indemnity satisfactory to it before it enforces the indenture, the debt securities or the guarantees. (Section 514). Subject to certain limitations, holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the trustee in its exercise of any trust or power. (Section 512). Reed Elsevier Capital and each guarantor will furnish the trustee with an annual certificate of certain of its officers certifying, to the best of their knowledge, whether Reed Elsevier Capital or each guarantor is, or has been, in default and specifying the nature and status of that default. (Section 1004). The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities, give to the holders of the debt securities notice of any default, known to it, unless that default has been cured or waived; provided, that the trustee may withhold from holders of debt securities of any series notice of any continuing default (except a default in payment) if it determines in good faith that the withholding of that notice is in the interest of the holders. (Section 602).

Covenants of Reed Elsevier Capital and the Guarantors

Reed Elsevier Capital and each guarantor have also agreed that, so long as any of the debt securities are outstanding, it or they, as the case may be, will comply with the obligations set forth below.

Payment of Principal, Premium (if any) and Interest.  Reed Elsevier Capital will duly and punctually pay the principal of, premium, if any, interest, if any, and all other amounts due on the debt securities in accordance with their terms and the terms of the indenture. (Section 1001).

Ownership of Reed Elsevier Capital.  The guarantors will, either individually or together, at all times own, directly or indirectly, all of the voting stock of Reed Elsevier Capital. (Section 1006).

Consolidation, Merger, Amalgamation, Sale, Lease or Conveyance of Assets.  Neither Reed Elsevier Capital nor either of the guarantors will, directly or indirectly, consolidate, merge or amalgamate with, or sell, lease or otherwise dispose of substantially all its assets to any other person unless:

•	no event of default and no event which, after the giving of notice or lapse of time or both, would become an event of default, will exist immediately before and immediately after that transaction;

•	either:

•	Reed Elsevier Capital or either guarantor is the survivor of that transaction; or

•	if Reed Elsevier Capital or either guarantor is not the survivor, the survivor is:

•	in the case of a transaction involving Reed Elsevier Capital, a Component Company, all of whose voting stock is directly or indirectly owned by the guarantors and which is incorporated and existing under the laws of the United States or one of the States and that Component Company expressly assumes, by a supplemental indenture that is executed and delivered to the trustee, in form reasonably satisfactory to that trustee, Reed Elsevier Capital’s obligations under the debt securities, or

•	in the case of a transaction involving either of the guarantors, a corporation or other person which expressly assumes, by a supplemental indenture that is executed and delivered to the trustee for each series of debt securities, in form reasonably satisfactory to each of those trustees, with any amendments or revisions necessary to take account of the jurisdiction in which that corporation or other person is organized (if other than the United Kingdom, in the case of Reed Elsevier PLC, or The Netherlands, in the case of Reed Elsevier NV), the applicable guarantor’s obligations under the guarantees; and

•	Reed Elsevier Capital or either guarantor has delivered to the trustee a certificate signed by two duly authorized officers of Reed Elsevier Capital or either guarantor and an opinion of counsel stating that the consolidation, merger, amalgamation, sale, lease or conveyance and the supplemental indenture evidencing the assumption by a Component Company or corporation or other person comply with the indenture and that all conditions precedent provided for in the indenture relating to that transaction have been complied with. (Section 801).

Upon any consolidation, amalgamation or merger, or any conveyance, transfer or lease, the successor Component Company or person will succeed to, and be substituted for, and may exercise every right and power of, Reed Elsevier Capital or either guarantor under the indenture with the same effect as if that successor subsidiary or person has been named as Reed Elsevier Capital or either guarantor, and thereafter, except in the case of a lease, the predecessor obligor will be relieved of all obligations and covenants under the indenture, the debt securities or the related guarantees. (Section 802).

The guarantors may cause any Component Company, wholly owned by the guarantors, which is a corporation organized and existing under the laws of the United States or one of the States to be substituted for Reed Elsevier Capital, and to assume the obligations of Reed Elsevier Capital (or any corporation which has previously assumed the obligations of Reed Elsevier Capital) for the due and punctual payment of the principal of (and, premium, if any, on) and interest, if any, on the debt securities and the performance of every covenant of the indenture and the debt securities on the part of Reed Elsevier Capital to be performed or observed; provided, that:

•	that Component Company will expressly assume those obligations by a supplemental indenture, executed by that Component Company and delivered to the trustee for each series of debt securities, in form reasonably satisfactory to that trustee, and, if that Component Company assumes those obligations, each guarantor will, in that supplemental indenture, confirm that its guarantees as guarantor will apply to that Component Company’s obligations under the debt securities and the indenture, as so modified by that supplemental indenture; and

•	immediately after giving effect to that assumption of obligations, no event of default with respect to any series of debt securities and no event which, after notice or lapse of time or both, would become an event of default, with respect to any series of debt securities will have occurred and be continuing. (Section 803).

Upon that assumption of obligations, that Component Company will succeed to, and be substituted for, and may exercise every right and power of, Reed Elsevier Capital under the indenture with respect to the debt securities with the same effect as if that Component Company had been named as the “issuer” under the indenture, and the former issuer, or any successor corporation which will therefore have become Reed Elsevier Capital in the manner prescribed in the indenture, will be released from all liability as obligor upon the debt securities. (Section 803).

If the guarantors cause any Component Company all of whose voting stock is directly or indirectly owned by them to be substituted for Reed Elsevier Capital in accordance with the terms and conditions of the debt securities, that substitution may constitute a deemed sale or exchange of the debt securities for U.S. federal income tax purposes. As a result, the holder of a debt security may recognize taxable gain or loss and may be required to include in income different amounts during the remaining term of that debt security than would have been included absent that substitution. If that substitution occurs, holders should consult their tax advisors regarding the tax consequences.

Limitations on Liens.  The guarantors will not, nor will they permit any Restricted Company to, create or assume after the date specified for a series of debt securities in the applicable prospectus supplement any Lien securing Indebtedness other than:

•	Liens securing Indebtedness for which either of the guarantors or any Restricted Company is contractually obligated on that date;

•	Liens securing Indebtedness incurred in the ordinary course of business of either of the guarantors or any Restricted Company;

•	Liens securing Indebtedness incurred in connection with the financing of receivables of either of the guarantors or any Restricted Company;

•	Liens on Property acquired or leased after that date securing Indebtedness in amounts not exceeding the acquisition cost of that Property (provided that the Lien is created or assumed within 360 days after that acquisition or lease);

•	in the case of real estate owned on or acquired after that date which, on or after that date, is improved, Liens on that real estate and/or improvements securing Indebtedness in amounts not exceeding the cost of those improvements;

•	Liens on Property acquired after that date securing Indebtedness existing on that Property at the time of that acquisition (provided that the Lien has not been created or assumed in contemplation of that acquisition);

•	Liens securing Indebtedness of a corporation at the time it becomes a subsidiary of a Component Company (provided that the Lien has not been created or assumed in contemplation of that corporation becoming a subsidiary of a Component Company);

•	rights of set-off over deposits of either of the guarantors or any Restricted Company held by financial institutions;

•	Liens on Property of either of the guarantors or any Restricted Company in favor of any governmental authority of any jurisdiction securing the obligation of that guarantor or that Restricted Company pursuant to any contract or payment owed to that entity pursuant to applicable laws, regulations or statutes;

•	Liens securing industrial revenue, development or similar bonds issued by or for the benefit of either of the guarantors or any Restricted Company, provided that those industrial revenue, development or similar bonds are nonrecourse to either guarantor or that Restricted Company;

•	Liens in favor of either of the guarantors or of any other Component Company; and

•	extensions, renewals, refinancings or replacements of any Liens referred to above; provided, that the outstanding principal amount of the obligation secured thereby at any time is not increased above the outstanding principal amount at any previous time and so long as any extension, renewal, refinancing or replacement of any Liens is limited to the property originally encumbered. (Section 804).

Notwithstanding the provisions set forth above either of the guarantors or any Restricted Company may create or assume any Lien securing Indebtedness which would otherwise be subject to the foregoing restrictions provided that either:

•	after giving effect to the Liens, Indebtedness secured by those Liens (not including Indebtedness secured by Liens permitted above) then outstanding does not exceed 15 percent of Adjusted Total of Capital and Reserves (as defined below); or

•	at the time the Lien is created or assumed, the debt securities or the obligations of that guarantor which has created or assumed, or the obligations of both guarantors if the Lien is created or assumed by a Restricted Company, that Lien pursuant to its guarantees are equally and ratably secured with that Indebtedness for so long as that Indebtedness is secured. (Section 804).

Limitation on Sale and Leaseback Transactions.  The guarantors will not, and will not cause or permit any Restricted Company to, engage in any sale and leaseback transaction (other than a sale and leaseback transaction involving any property acquired after the date specified for a series of debt securities in the applicable prospectus supplement) unless:

•	either of the guarantors or any Restricted Company would be entitled (other than pursuant to the exceptions under “— Limitations on Liens” above) to secure Indebtedness equal to the amount realized upon the sale or transfer involved in that transaction without securing the debt securities or the guarantees; or

•	an amount equal to the fair value, as determined in good faith by the board of directors or the executive board of either guarantor or any Restricted Company, of the leased property is applied or definitively committed within 360 days of the effective date of the sale and leaseback transaction to:

•	the acquisition or construction of property other than current assets;

•	the repayment of the debt securities pursuant to their terms; or

•	the repayment of Indebtedness of either guarantor or any Restricted Company (other than Indebtedness owed to that guarantor or to any other Component Company and other than Indebtedness the payment of principal of or interest on which is contractually subordinated to the prior payment of principal of or interest on the debt securities). (Section 805).

For the purpose of these covenants and the events of default the following terms have the following respective meanings:

“Adjusted Total of Capital and Reserves” means:

•	the amount for the time being paid up on the issued share capital of Reed Elsevier PLC and Reed Elsevier NV; and

•	the amounts standing to the credit of the reserves of Reed Elsevier (being the elements of combined shareholders’ funds other than the paid up issued share capital of Reed Elsevier PLC and Reed Elsevier NV, including the balance standing to the credit of profit and loss account) as shown in the last audited combined financial statements of Reed Elsevier after making those adjustments as in the opinion of Reed Elsevier PLC’s and Reed Elsevier NV’s auditors may be appropriate, including adjustments to take account of any alterations to those reserves resulting from any distributions or any issues of share capital whether for cash or other consideration (including any transfers to share premium account) or any payments up by capitalization from reserves of share capital theretofore not paid up or any reductions of paid up share capital or share premium account which may have taken place since the date of those balance sheets, less any amounts included in the reserves and appearing on those audited combined financial statements as being reserved or set aside for future taxation assessable by reference to profits earned down to the date to which those balance sheets are made up.

“Component Company” means any one of Reed Elsevier PLC, Reed Elsevier NV, Reed Elsevier Group plc, Elsevier Reed Finance BV and their respective direct and indirect subsidiaries (or the successor to any of those companies).

“Indebtedness,” with respect to any person, means:

•	any obligation of that person for borrowed money;

•	any obligation incurred for all or any part of the purchase price of Property or for the cost of Property constructed or of improvements on the Property, other than accounts payable included in current liabilities and incurred in respect of Property purchased in the ordinary course of business;

•	any obligation under capitalized leases (as determined in accordance with U.K. GAAP) of that person; and

•	any direct or indirect guarantees of that person of any obligation of the type described in the preceding three paragraphs of any other person.

“Lien” means any security interest, mortgage, pledge, lien, charge, encumbrance, lessor’s interest under a capitalized lease or analogous instrument in, of or on any Property.

“person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision or any other entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, share capital.

“Restricted Company” means any Component Company, other than one of the guarantors, substantially all of the physical properties of which are located, or substantially all of the operations of which are conducted, within the United States, the United Kingdom or The Netherlands. “Restricted Company” does not include any Component Company which is principally engaged in leasing or financing installment receivables or which is principally engaged in financing the operations of one or more Component Companies (which includes only those Component Companies in which more than 50% of the capital stock having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time directly or indirectly owned by the guarantors).

“subsidiary,” with respect to any person, means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time directly or indirectly owned by that person. (Section 101).

Satisfaction and Discharge

Except as may otherwise be set forth in the prospectus supplement relating to the debt securities of any particular series, the indenture provides that Reed Elsevier Capital will be discharged from its obligations under the debt securities of that series (with certain exceptions) at any time prior to the stated maturity or redemption of those debt securities when:

•	Reed Elsevier Capital has irrevocably deposited with or to the order of the trustee for the debt securities of that series, in trust:

•	sufficient funds in the currency or currency unit in which debt securities of that series are payable to pay and discharge the entire indebtedness on all of the outstanding debt securities of that series for unpaid principal (and premium, if any) and interest, if any, to the stated maturity, or redemption date, as the case may be; or

•	that amount of Government Obligations (as defined below) as will, together with the predetermined and certain income to accrue on those Government Obligations (without consideration of any reinvestment), be sufficient to pay and discharge when due the principal (and premium, if any) and interest, if any, to the stated maturity or any redemption date, as the case may be; or

•	that amount equal to the amount referred to in the above two paragraphs in any combination of the currency or currency unit in which debt securities of that series are payable or Government Obligations;

•	Reed Elsevier Capital or any guarantor has paid or caused to be paid all other sums payable with respect to the debt securities of that series;

•	Reed Elsevier Capital has delivered to the trustee for the debt securities of that series an opinion of counsel to the effect that:

•	Reed Elsevier Capital has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

•	since the date of the indenture there has been a change in applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the beneficial owners of debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if that discharge had not occurred; and certain other conditions are met. (Section 401).

Upon a discharge, the holders of the debt securities of that series will no longer be entitled to the benefits of the terms and conditions of the indenture, the debt securities and the guarantees, if any, except for certain provisions, including registration of transfer and exchange of those debt securities and replacement of mutilated, destroyed, lost or stolen debt securities of that series, and will look for payment only to those deposited funds or obligations. (Section 401).

“Government Obligations” means securities which are:

•	direct obligations (or certificates representing an ownership interest in those obligations) of the government which issued the currency in which the debt securities of a particular series are payable (unless the currency in which the debt securities of a particular series is unavailable due to the imposition of exchange controls or other circumstances beyond Reed Elsevier Capital’s control, in which case the obligations shall be issued in US dollars) for which its full faith and credit are pledged; or

•	obligations of a person controlled or supervised by, and acting as an agency or instrumentality of, the government which issued the currency in which the debt securities of a particular series are payable (unless the currency in which the debt securities of a particular series is unavailable due to the imposition of exchange controls or other circumstances beyond Reed Elsevier Capital’s control, in which case the obligations shall be issued in US dollars), issued in that currency the payment of which is unconditionally guaranteed by that government as a full faith and credit obligation of that government and are not callable or redeemable at the option of Reed Elsevier Capital or either of the guarantors. (Section 101).

Supplemental Indentures

The indenture contains provisions permitting Reed Elsevier Capital, each guarantor and the trustee for the debt securities of any or all series:

•	without the consent of any holders of debt securities issued under the indenture, to enter into one or more supplemental indentures to, among other things, cure any ambiguity or inconsistency or to make any change that does not have a materially adverse effect on the rights of the holders of debt securities of any particular series; and

•	with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities then outstanding and affected by the supplemental indenture, to enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of those debt securities under the indenture.

However, no supplemental indenture may, without the consent of the holder of each outstanding debt security affected by the supplemental indenture:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount or the rate of interest, if any, or any premium or principal payable upon the redemption of that debt security, or change any obligation of Reed Elsevier Capital to pay additional amounts thereon or reduce the amount of the principal of a discounted security that would be due and payable upon a declaration of acceleration of the stated maturity, or change any place of payment where any debt security or any interest is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity or the date any such payment is otherwise due and payable (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in aggregate principal amount of outstanding debt securities of any particular series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults and their consequences provided for in the indenture;

•	change any obligation of Reed Elsevier Capital and each guarantor to maintain an office or agency in the places and for the purposes specified in the indenture;

•	modify certain of the provisions of the indenture pertaining to the waiver by holders of debt securities of past defaults, supplemental indentures with the consent of holders of debt securities and the waiver by holders of each debt security of certain covenants, except to increase any specified percentage in aggregate principal amount required for any actions by holders of debt securities or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected; or

•	change in any manner adverse to the interests of the holders of any outstanding debt securities the terms and conditions of the obligations of each guarantor in respect of the due and punctual payment of the principal (or, if the context so requires, lesser amount in the case of discounted securities) of (and premium, if any) and interest, if any, on or any additional amounts or any sinking fund payments provided in respect of that debt security. (Section 902).

Waivers

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series of debt securities issued under the indenture and affected thereby may, on behalf of the holders of those debt securities of that series, waive compliance by Reed Elsevier Capital or any guarantor with certain restrictive provisions of the indenture as pertain to the corporate existence of Reed Elsevier Capital and that guarantor, the maintenance of certain agencies by Reed Elsevier Capital and that guarantor or to the covenants described under “— Covenants of Reed Elsevier Capital and the Guarantors” above. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any particular series may, on behalf of the holders of all the debt securities of that series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of (and premium, if any, on) and interest, if any, on any debt security of that series or with respect to a covenant or a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected. (Section 513).

Further Issuances

Reed Elsevier Capital may from time to time, without notice to or the consent of the holders of the debt securities of a series, create and issue under the indenture further debt securities ranking equally with those debt securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of those further debt securities or except for the first payment of interest following the issue date of those further debt securities), and those further debt securities will be consolidated and form a single series with those debt securities and will have the same terms as to status, redemption or otherwise as those debt securities.

Notices

Notices to holders of debt securities of a series will be given by mail to the addresses of holders as they appear in the applicable security register for that series.

Title

Reed Elsevier Capital, any trustees and any agent of Reed Elsevier Capital or any trustees may treat the registered owner of any debt security as its absolute owner (whether or not that debt security is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Governing Law

The indenture, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Consent to Service

Reed Elsevier Capital and each of the guarantors has designated and appointed Henry Z. Horbaczewski, Reed Elsevier Inc., at 125 Park Avenue, 23rd floor, in the Borough of Manhattan, The City of New York, New York 10017 as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the debt securities, the guarantees or the indenture which may be instituted in any federal or New York State court located in the Borough of Manhattan, City and State of New York, and has submitted (for the purposes of any suit or proceeding) to the jurisdiction of any court in that area in which any suit or proceeding is instituted. Each of Reed Elsevier PLC and Reed Elsevier NV has agreed, to the fullest extent that it lawfully may do so, that final judgment in any suit, action or proceeding brought in a court will be conclusive and binding upon it and may be enforced in the courts of the United Kingdom and The Netherlands, as the case may be (or any other courts to the jurisdiction of which it is subject).

Notwithstanding the foregoing, any actions arising out of or relating to the debt securities, the guarantees or the indenture may be instituted by the trustees or the holder of any debt security of a series in any competent court in the United Kingdom, The Netherlands or other competent jurisdiction.

Concerning the Trustee

The indenture provides that, except during the continuance of an event of default, the trustee will have no obligations other than the performance of those duties as are specifically set forth in the indenture. If an event of default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the indenture as a prudent person would exercise under the circumstances in the conduct of that person’s own affairs. (Section 601).

TAXATION

United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences to you of the purchase, ownership and disposition of debt securities as of the date hereof. Except where noted, this summary deals only with debt securities that are held as capital assets and does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a regulated investment company;

•	a real estate investment trust;

•	a financial institution;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding debt securities as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

•	a person who is an investor in a partnership or other pass-through entity;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax; or

•	a U.S. Holder (as defined below) whose “functional currency” is not the US dollar.

In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are a Non-U.S. Holder (as defined below) subject to special treatment under the U.S. federal income tax laws (including if you are a “controlled foreign corporation,” “passive foreign investment company” or United States expatriate).

The discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion below assumes that all debt securities issued pursuant to this prospectus will be classified for U.S. federal income tax purposes as indebtedness of Reed Elsevier Capital and you should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below. We will summarize any special U.S. federal income tax considerations relevant to a particular issue of the debt securities in the applicable prospectus supplement.

If a partnership holds our debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our debt securities, you should consult your tax advisors.

If you are considering the purchase of the debt securities, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Consequences to U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of the debt securities.

Certain consequences to “Non-U.S. Holders” of the debt securities, which are beneficial owners of debt securities (other than partnerships) that are not U.S. Holders, are described under “— Consequences to Non-U.S. Holders” below.

“U.S. Holder” means a beneficial owner of a debt security that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Colombia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Payments of Interest.  Except as set forth below, interest on a debt security will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Original Issue Discount.  If you own debt securities issued with original issue discount (“OID”), you will be subject to special tax accounting rules, as described in greater detail below. You generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. Notice will be given in the applicable prospectus supplement when we determine that a particular debt security will be an original issue discount debt security.

A debt security with an issue price that is less than the “stated redemption price at maturity” (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

We will give you notice in the applicable prospectus supplement when we determine that a particular debt security will bear interest that is not qualified stated interest.

If you own a debt security issued with de minimis OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. Original issue discount debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of original issue discount debt securities with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

If you own original issue discount debt securities with a maturity upon issuance of more than one year, you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs. This method takes into account the compounding of interest. The accruals of OID on an original issue discount debt security will generally be less in the early years and more in the later years.

The amount of OID that you must include in income if you are the initial U.S. Holder of an original issue discount debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The accrual period for an original issue discount debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

•	the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period; over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments previously made on the debt security other than a payment of qualified stated interest. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held by persons of record other than corporations and other exempt holders.

Floating rate debt securities are subject to special OID rules. In the case of an original issue discount debt security that is a floating rate debt security, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if

•	the interest on a floating rate debt security is based on more than one interest index; or

•	the principal amount of the debt security is indexed in any manner.

You should refer to the discussion below under “Foreign Currency Debt Securities” for additional rules applicable to original issue discount debt securities that are denominated in or determined by reference to a specified currency other than the US dollar. The discussion above generally does not address debt securities providing for contingent payments that do not constitute qualified stated interest. You should carefully examine the applicable prospectus supplement regarding the U.S. federal income tax consequences of the holding and disposition of any debt securities providing for contingent payments that do not constitute qualified stated interest.

You may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the U.S. Internal Revenue Service (“IRS”). You should consult with your own tax advisors about this election.

Short-Term Debt Securities.  In the case of debt securities having a term of one year or less, all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount instead of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term debt security, unless you elect to compute this discount using tax basis instead of issue price. In general, individual and certain other cash method U.S. Holders of short-term debt securities are not required to include accrued discount in their income currently unless they elect to do so, but may be required to include stated interest in income as the income is received. U.S. Holders that report income for U.S. federal income tax purposes on the accrual method and certain other U.S. Holders are required to accrue discount on short-term debt securities (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a short-term debt security will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange or retirement. In addition, if you do not elect to currently include accrued discount in income you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term debt securities.

Market Discount.  If you purchase a debt security for an amount that is less than its stated redemption price at maturity, or, in the case of an original issue discount debt security, its adjusted issue price, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt security at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt security. You may elect, on a security-by-security basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisor before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

Acquisition Premium, Amortizable Bond Premium.  If you purchase an original issue discount debt security for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that debt security at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the debt security for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase a debt security (including an original issue discount debt security) for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security at a “premium” and, if it is an original issue discount debt security, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the debt security on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (1) you will exercise or not exercise options in a manner that maximizes your yield, and (2) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

Sale, Exchange and Retirement of Debt Securities.  Your tax basis in a debt security will, in general, be your cost for that debt security, increased by OID, market discount or any discount with respect to a short-term debt security that you previously included in income, and reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a debt security, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued qualified stated interest, which will be taxable as interest income to the extent not previously included in income) and the adjusted tax basis of the debt security. Except as otherwise described herein with respect to:

•	certain short-term debt securities;

•	market discount;

•	gain or loss attributable to changes in exchange rates as discussed below with respect to foreign currency debt securities; or

•	contingent payment debt instruments, which this summary generally does not discuss,

that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Foreign Currency Debt Securities

Payments of Interest.  If you receive interest payments made in a foreign currency and you use the cash basis method of accounting, you will be required to include in income the US dollar value of the amount received, determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received regardless of whether the payment is in fact converted into US dollars. You will not recognize exchange gain or loss with respect to the receipt of such payment.

If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the US dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the “spot rate” on:

•	the last day of the accrual period;

•	the last day of the taxable year if the accrual period straddles your taxable year; or

•	the date the interest payment is received if such date is within five days of the end of the accrual period.

Upon receipt of an interest payment on such debt security (including, upon the sale of such debt security, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize ordinary gain or loss in an amount equal to the difference between the US dollar value of such payment (determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received) and the US dollar value of the interest income you previously included in income with respect to such payment.

Original Issue Discount.  OID on a debt security that is also a foreign currency debt security will be determined for any accrual period in the applicable foreign currency and then translated into US dollars, in the same manner as interest income accrued by a holder on the accrual basis, as described above. You will recognize exchange gain or loss when OID is paid (including, upon the sale of such debt security, the receipt of proceeds which include amounts attributable to OID previously included in income) to the extent of the difference between the US dollar value of the accrued OID (determined in the same manner as for accrued interest) and the US dollar value of such payment (determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received). For these purposes, all receipts on a debt security will be viewed:

•	first, as the receipt of any stated interest payments called for under the terms of the debt security;

•	second, as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first; and

•	third, as the receipt of principal.

Market Discount and Bond Premium.  The amount of market discount on foreign currency debt securities includible in income will generally be determined by translating the market discount determined in the foreign currency into US dollars at the “spot rate” on the date the foreign currency debt security is retired or otherwise disposed of. If you have elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into US dollars on the basis of the average exchange rate in effect during such accrual period. You will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

Bond premium on a foreign currency debt security will be computed in the applicable foreign currency. If you have elected to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, exchange gain or loss, which is generally ordinary gain or loss, will be realized based on the difference between “spot rates” at such time and the time of acquisition of the foreign currency debt security.

If you elect not to amortize bond premium, you must translate the bond premium computed in the foreign currency into US dollars at the “spot rate” on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

Sale, Exchange or Retirement.  Your initial tax basis in a foreign currency debt security will generally be the US dollar value of the foreign currency amount paid for such foreign currency debt security determined at the time of your purchase. If, however, you are a cash method taxpayer and the foreign currency debt securities are traded on an established securities market, your initial tax basis in the foreign currency debt security will be determined by translating the foreign currency amount paid into US dollars on the settlement date of the purchase. An accrual method taxpayer may elect the same treatment with respect to foreign currency debt securities traded on an established securities market, provided that the election is applied consistently. If you purchased the foreign currency debt security with previously owned foreign currency, you will recognize exchange gain or loss at the time of the purchase attributable to the difference at the time of purchase, if any, between your tax basis in the foreign currency and the fair market value of the debt security in US dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

For purposes of determining the amount of any gain or loss you recognize on the sale, exchange, retirement or other disposition of a foreign currency debt security, the amount realized on such sale, exchange, retirement or other disposition will be the US dollar value of the amount realized in foreign currency (other than amounts attributable to accrued but unpaid qualified stated interest, which will be taxable as interest income to the extent not previously included in income), determined at the time of the sale, exchange, retirement or other disposition. If, however, you are a cash method taxpayer and the foreign currency debt securities are traded on an established securities market, the amount realized is determined by translating the foreign currency received into US dollars on the settlement date of the sale, exchange, retirement or other disposition. An accrual method taxpayer may elect the same treatment with respect to foreign currency debt securities traded on an established securities market, provided that the election is applied consistently.

You may also recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange, retirement or other disposition) of a foreign currency debt security. Such gain or loss will be treated as ordinary income or loss. The realization of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a foreign currency debt security.

Your tax basis in foreign currency received as interest on (or OID with respect to), or received on the sale, exchange, retirement or other disposition of, a foreign currency debt security will generally be the US dollar value thereof at the “spot rate” at the time you receive such foreign currency. As discussed above, however, if the foreign currency debt securities are traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the US dollar value of the foreign currency received upon a sale, exchange, retirement or other disposition of a foreign currency debt security by translating the foreign currency received at the “spot rate” on the settlement date of the sale, exchange, retirement or other disposition. In such case, your tax basis in the foreign currency received would be equal to the “spot rate” of exchange on the settlement date. Any gain or loss recognized by you on a sale, exchange or other disposition of foreign currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

Dual Currency Debt Securities.  If so specified in an applicable prospectus supplement relating to a foreign currency debt security, we may have the option to make all payments of principal and interest scheduled after the exercise of such option in a currency other than the specified currency. Applicable Treasury Regulations generally:

•	apply the principles contained in regulations governing contingent debt instruments to dual currency debt securities in the “predominant currency” of the dual currency debt securities; and

•	apply the rules discussed above with respect to foreign currency debt securities with OID for the translation of interest and principal into US dollars.

If you are considering the purchase of dual currency debt securities, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors regarding the U.S. federal income tax consequences of the holding and disposition of such debt securities.

Reportable Transactions.  Treasury Regulations issued under the Code meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury Regulations, certain transactions are required to be reported to the IRS, including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of a foreign currency debt security or foreign currency received in respect of a foreign currency debt security to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. If you are considering the purchase of foreign currency debt securities, you should consult with your own tax advisors to determine the tax return obligations, if any, with respect to an investment in the debt securities, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Consequences to Non-U.S. Holders

The following is a summary of certain U.S. federal income and estate tax consequences that will apply to you if you are a Non-U.S. Holder of debt securities.

U.S. Federal Withholding Tax.  The 30% U.S. federal withholding tax will not apply to any payment of interest, including OID, on debt securities under the “portfolio interest” rule, provided that:

•	interest paid on the debt securities is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of voting stock of Reed Elsevier Capital within the meaning of the Code and U.S. Treasury Regulations;

•	you are not a controlled foreign corporation that is related to Reed Elsevier Capital through stock ownership;

•	you are not a bank whose receipt of interest on the debt securities is described in section 881(c)(3)(A) of the Code;

•	the interest is not considered contingent interest under section 871(h)(4)(A) of the Code and the U.S. Treasury Regulations thereunder; and

•	either (1) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a U.S. person or (2) you hold your debt securities through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable Treasury Regulations.

Special certification rules apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest, including OID, made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty; or

•	IRS Form W-8ECI (or successor form) stating that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of debt securities.

U.S. Federal Income Tax.  If you are engaged in a trade or business in the United States and interest, including OID, on the debt securities is effectively connected with the conduct of that trade or business (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment), you will be subject to U.S. federal income tax on that interest, including OID, on a net income basis (although exempt from the 30% withholding tax, provided the certification requirements discussed above under “— U.S. Federal Withholding Tax” are satisfied) in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your effectively connected earnings and profits for the taxable year, subject to adjustments.

You will generally not be subject to U.S. federal income tax on any gain realized on the disposition of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax.  Your estate will not be subject to U.S. federal estate tax on debt securities beneficially owned by you at the time of your death, provided that any payment to you on the debt securities, including OID, would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest” rule described above under “— U.S. Federal Withholding Tax,” without regard to the statement requirement described in the sixth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders.  In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on debt securities and to the proceeds of sale of a debt security made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders.  Generally, we must report to the IRS and to you the amount of interest (including OID) on the debt securities paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the debt securities that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person, and we have received from you the statement described above in the sixth bullet point under “— Consequences to Non-U.S. Holders — U.S. Federal Withholding Tax.”

In addition, information reporting and backup withholding will not apply to the proceeds of the sale of a debt security made within the United States or conducted through certain U.S. related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

United Kingdom and Netherlands Tax Considerations

The following summaries are based on the current law and practice of the United Kingdom and The Netherlands, which are subject to changes that could prospectively or retrospectively or adversely affect the stated tax consequences. Prospective holders of debt securities who may be in any doubt as to their respective tax positions should consult their own professional advisors.

United Kingdom Tax Considerations

Although the position is not clear, we believe, based on a consideration of the reported cases, that any payments of interest made by Reed Elsevier PLC under its guarantee will not be subject to United Kingdom withholding tax. However, if there is a United Kingdom withholding tax liability, then, assuming each beneficial owner of a debt security is a person who satisfies the relevant conditions for exemption from United Kingdom tax under any applicable income tax treaty and provided Reed Elsevier PLC has received a direction to pay gross from the United Kingdom Centre for Non-Residents, all payments to be made by Reed Elsevier PLC under the guarantee may be made free and clear of and without deductions for or on account of any taxes, levies, imposts, duties, charges, assessments, fees or withholdings of any kind under the laws of the United Kingdom. No direction will be given by the United Kingdom Financial Centre for

Non-Residents unless relevant forms have been completed by the relevant holder of a debt security and certified by the appropriate tax office applicable to the holder. See “Description of the Debt Securities and Guarantees — Payment of Additional Amounts” above for a description of the circumstances under which Reed Elsevier PLC would be required to pay additional amounts.

Netherlands Tax Considerations

All payments by Reed Elsevier Capital or Reed Elsevier NV, as guarantor, as the case may be, of principal of and interest on the debt securities may be made free of withholding or deduction of, for or on account of any taxes of whatever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority of The Netherlands.

European Union Tax Considerations

On June 3, 2003, the European Council of Economics and Finance Ministers adopted a directive on the taxation of savings income under which member states will be required, if a number of important conditions are met and from July 1, 2005, to provide the tax authorities of other member states with details of payments of interest (or other similar income) paid by a person within its jurisdiction to an individual in another member state, except that, for a transitional period, Austria, Belgium and Luxembourg will instead impose (unless during that period they elect otherwise) a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries).

PLAN OF DISTRIBUTION

Reed Elsevier Capital may sell all or part of the debt securities from time to time on terms determined at the time those debt securities are offered for sale to or through underwriters or through selling agents, and also may sell those debt securities directly to other purchasers. The names of those underwriters or selling agents used in connection with the offer and sale of any series of debt securities will be set forth in the applicable prospectus supplement.

The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices. If underwriters are used in the sale of debt securities, debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Those debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase those debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of those debt securities if any of those debt securities are purchased.

In connection with the sale of debt securities, underwriters may receive compensation from Reed Elsevier Capital or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them from Reed Elsevier Capital and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any compensation received from Reed Elsevier Capital will be described in the prospectus supplement.

Underwriters, dealers, selling agents and other persons may be entitled, under agreements which may be entered into with Reed Elsevier Capital, to indemnification by Reed Elsevier Capital against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers, selling agents and other persons may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of debt securities will be a new issue of securities with no established trading market. In the event that debt securities of a series offered by this prospectus are not listed on a national securities exchange, certain broker-dealers may make a market in the debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the debt securities of any series or as to the liquidity of the trading market for the debt securities.

In order to facilitate the offering of the debt securities, any underwriters or agents involved in the offering of debt securities may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities or any other debt securities the prices of which may be used to determine payments on those debt securities. Specifically, the underwriters or agents may overallot in connection with the offering, creating a short position in debt securities for their own account. In addition, to cover overallotments or to stabilize the price of debt securities or other securities, the underwriters or agents may bid for, and purchase, debt securities or any other securities in the open market. Finally, in any offering of debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing any debt securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

LEGAL MATTERS

Certain legal matters relating to the debt securities and the guarantees will be passed upon for Reed Elsevier Capital, Reed Elsevier PLC and Reed Elsevier NV by Simpson Thacher & Bartlett LLP, New York, New York and for the underwriters, if any, by Cravath, Swaine & Moore LLP, New York, New York. Simpson Thacher & Bartlett LLP and Cravath, Swaine & Moore LLP will rely upon the opinions of Freshfields Bruckhaus Deringer LLP, English solicitors for Reed Elsevier PLC and Netherlands counsel to Reed Elsevier NV, as to applicable matters of English law and Netherlands law, respectively.

EXPERTS

Our combined financial statements and related financial statement schedule for the year ended December 31, 2007 filed on Form 6-K on November 26, 2008, incorporated by reference in this prospectus have been audited by Deloitte Accountants B.V., Amsterdam, The Netherlands, independent auditors, and Deloitte & Touche LLP, London, United Kingdom, independent registered public accounting firm, as stated in their joint report, which is incorporated by reference in this prospectus, and have been so incorporated in reliance on those firms’ joint report, given upon the authority of those respective firms as experts in accounting and auditing.

The consolidated financial statements of Reed Elsevier PLC for the year ended December 31, 2007 filed on Form 6-K on November 26, 2008, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, London, United Kingdom, independent registered public accounting firm, as stated in their report, which is incorporated by reference in this prospectus, and have been so incorporated in reliance on that firm’s report, given upon their authority as experts in accounting and auditing.

The financial statements of Reed Elsevier NV for the year ended December 31, 2007 filed on Form 6-K on November 26, 2008, incorporated by reference in this prospectus have been audited by Deloitte Accountants B.V., Amsterdam, The Netherlands, independent registered public accounting firm, as stated in their report, which is incorporated by reference in this prospectus, and have been so incorporated in reliance upon that firm’s report, given upon their authority as experts in accounting and auditing.

$550,000,000 7.750% Notes due 2014

$950,000,000 8.625% Notes due 2019

Reed Elsevier Capital Inc.

Fully and Unconditionally Guaranteed Jointly and Severally by
Reed Elsevier PLC and Reed Elsevier NV

PROSPECTUS SUPPLEMENT
January 13, 2009

Barclays Capital	Citi	HSBC	J.P.Morgan